                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No. 1)



Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/X/        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section240.14a-11(c) or
           Section240.14a-12

                PETCO ANIMAL SUPPLIES, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)


Payment of Filing Fee (Check the appropriate box):


/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                 AS FILED WITH THE COMMISSION ON AUGUST 7, 2000


                            PETCO ANIMAL SUPPLIES, INC.
                                9125 REHCO ROAD
                          SAN DIEGO, CALIFORNIA 92121

                                 (858) 453-7845

                            ------------------------

TO OUR STOCKHOLDERS:


    You are cordially invited to attend a special meeting of stockholders of
PETCO Animal Supplies, Inc. to be held at   :00 a.m., local time, on           ,
September   , 2000, at       located at             .


    At the special meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated May 17, 2000, providing for the merger of BD Recapitalization Corp. into PETCO. In the merger, each issued and outstanding share of PETCO common stock will be canceled and converted automatically into the right to receive $22.00 in cash, without interest or any other payment thereon, with the following exceptions: 86,105 shares of PETCO common stock will be retained by four members of PETCO's management and additional shares will be retained by these members of PETCO's management and other PETCO employees, whom we refer to collectively as the "continuing stockholders;" treasury shares and shares of PETCO common stock owned by BD Recapitalization Corp. or by any of PETCO's subsidiaries will be canceled; and shares held by dissenting stockholders will be subject to appraisal in accordance with Delaware law.

    Upon completion of the merger, after taking into account employee incentive options and warrants expected to be issued in connection with financing the merger, BD Recapitalization Holdings LLC and the continuing stockholders are expected to own 75% and 20%, respectively, of PETCO, on a fully diluted basis. BD Recapitalization Corp. is a newly formed Delaware corporation wholly owned by BD Recapitalization Holdings LLC, a newly formed Delaware limited liability company whose members are affiliates of Leonard Green & Partners, L.P. and Texas Pacific Group. The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting. Please read these materials, including the appendices, completely and carefully.

    A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE ADVISABLE, AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, PETCO STOCKHOLDERS, AND HAS RECOMMENDED TO THE BOARD OF DIRECTORS THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT BE APPROVED AND ADOPTED. THE SPECIAL COMMITTEE CONSISTS SOLELY OF DIRECTORS WHO ARE NOT OFFICERS OR EMPLOYEES OF PETCO, AND WHO HAVE NO FINANCIAL INTEREST IN THE PROPOSED MERGER DIFFERENT FROM PETCO STOCKHOLDERS GENERALLY. THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE ADVISABLE, AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, PETCO STOCKHOLDERS. THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    In reaching its decision, the special committee considered, among other things, a written opinion dated as of May 17, 2000, from Donaldson, Lufkin & Jenrette Securities Corporation, the special committee's financial advisor, to the effect that, as of May 17, 2000, based on and subject to the limitations, assumptions and qualifications stated in its opinion, the merger consideration to be received by the stockholders of PETCO, other than the continuing stockholders, is fair from a financial point of view.

    Completion of the merger is subject to a number of conditions, including obtaining the necessary financing and other necessary approvals and consents. Therefore, even if the PETCO stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement, we cannot assure you that the merger will be completed.

    We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, we request that you complete, date, sign and return the enclosed proxy card promptly in the enclosed pre-addressed postage-paid envelope. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

                                          Sincerely,

                                          Brian K. Devine
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER


San Diego, California
August   , 2000


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                 THIS PROXY STATEMENT IS DATED AUGUST   , 2000,
     AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT AUGUST   , 2000.

                          PETCO ANIMAL SUPPLIES, INC.
                                9125 REHCO ROAD
                          SAN DIEGO, CALIFORNIA 92121

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER   , 2000


                             ---------------------

TO OUR STOCKHOLDERS:


    Notice is hereby given that a special meeting of the stockholders of PETCO
Animal Supplies, Inc. will be held at   :00 a.m., local time, on             ,
September   , 2000, at             located at             , for the following
purposes:


    - To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 17, 2000, by and between PETCO and BD Recapitalization Corp., and the transactions contemplated by the merger agreement. Under the terms of the merger agreement, BD Recapitalization Corp., a newly formed Delaware corporation, will be merged into PETCO. In the merger, each issued and outstanding share of PETCO common stock will be canceled and converted automatically into the right to receive $22.00 in cash, without interest or any other payment thereon, with the following exceptions: 86,105 shares of PETCO common stock will be retained by Brian
      K. Devine and three other members of PETCO's management and additional shares will be retained by these members of PETCO's management and other PETCO employees, whom we refer to collectively as the "continuing stockholders;" treasury shares and shares of PETCO common stock owned by BD Recapitalization Corp. or by any of PETCO's subsidiaries will be canceled; and shares held by dissenting stockholders will be subject to appraisal in accordance with Delaware law.

    - To transact such other business as may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

    Upon completion of the merger, and after taking into account employee incentive options and warrants expected to be issued in connection with financing the merger, BD Recapitalization Holdings LLC, the sole stockholder of BD Recapitalization Corp., and the continuing stockholders are expected to own 75% and 20%, respectively, of PETCO, on a fully diluted basis.


    Only those persons who were holders of record of our common stock at the close of business on August 17, 2000 will be entitled to notice of, and to vote at, the special meeting and any adjournment(s) or postponement(s) of the special meeting. A list of these stockholders will be available for review at PETCO's principal executive office during normal business hours for a period of ten days before the special meeting.


    ACTING UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, CONSISTING SOLELY OF DIRECTORS WHO ARE NOT OFFICERS OR EMPLOYEES OF PETCO, AND WHO HAVE NO FINANCIAL INTEREST IN THE PROPOSED MERGER DIFFERENT FROM THE INTERESTS OF PETCO STOCKHOLDERS GENERALLY, THE BOARD OF DIRECTORS OF PETCO HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE ADVISABLE, AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, PETCO STOCKHOLDERS. THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    Stockholders of PETCO who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for such an appraisal before we take the vote on the merger agreement and they comply with Delaware law as explained in the accompanying proxy statement.

    YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK THAT YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

    FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    Your proxy is revocable and will not affect your right to vote in person if you decide to attend the special meeting. Simply attending the special meeting, however, will not revoke your proxy. For an explanation of the procedures for revoking your proxy, see the section of the proxy statement captioned "THE SPECIAL MEETING--Solicitation; Revocation and Use of Proxies." Returning your proxy card without indicating how you want to vote will have the same effect as a vote FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

    The merger is described in the accompanying proxy statement, which you are urged to read carefully. In addition, you may obtain information about PETCO from documents that PETCO has filed with the Commission, including the
Schedule 13E-3 transaction statement filed in connection with the merger. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          James M. Myers
                                          SECRETARY


San Diego, California
August   , 2000

                               SUMMARY TERM SHEET

    This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the appendices. In this proxy statement, the terms "PETCO," "we," "us" and "our" refer to PETCO Animal Supplies, Inc.

    - Stockholder vote--You are being asked to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, by which BD Recapitalization Corp. will be merged into PETCO. The merger agreement must be approved and adopted by the affirmative vote of a majority of the outstanding shares of PETCO common stock. See "THE SPECIAL MEETING."

    - Payment--In the merger, each share of PETCO common stock owned by PETCO's public stockholders will be converted into the right to receive $22.00 in cash, without interest or other payment thereon. You will not own any PETCO common stock after completion of the merger. See "THE MERGER AGREEMENT."


    - Parties--The parties to the merger agreement are PETCO and BD Recapitalization Corp. BD Recapitalization Corp. is a newly formed Delaware corporation that is wholly owned by BD Recapitalization Holdings LLC, a newly formed Delaware limited liability company whose members are affiliates of Leonard Green & Partners, L.P. and Texas Pacific Group. See "SUMMARY--The Companies."



    - Continuing stockholders--Brian K. Devine, Chairman, President and Chief Executive Officer of PETCO, three other members of PETCO's management and other PETCO employees have agreed to retain equity in PETCO after the merger. We refer to these members of PETCO's management as the "four executives" and all of these PETCO employees, including the four executives, as the "continuing stockholders." The continuing stockholders may have interests that are different from, or in addition to, your interests as a PETCO stockholder generally. See "SPECIAL FACTORS--Interests of PETCO Directors and Officers in the Merger."



    - Tax consequences--Generally, the merger will be taxable for U.S. Federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $22.00 and your adjusted tax basis for each share of PETCO common stock that you own. See "SPECIAL FACTORS--Material Federal Income Tax Consequences to Stockholders."


    - Conditions--The merger agreement and the transactions contemplated by the merger agreement are subject to PETCO stockholder approval as well as other conditions, including obtaining the necessary financing to complete the merger and obtaining necessary consents and approvals. See "THE MERGER AGREEMENT--Conditions to the Merger."


    - After the merger--Upon completion of the merger, and after taking into account employee incentive options and warrants expected to be issued in connection with financing the merger, BD Recapitalization Holdings LLC and the continuing stockholders are expected to own 75% and 20%, respectively, of PETCO, on a fully diluted basis. See "SPECIAL FACTORS--Interests of PETCO Directors and Officers in the Merger."

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including the attached appendices.

Q:   WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve and adopt a merger agreement that provides for BD Recapitalization Corp. to be merged into PETCO. BD Recapitalization Corp. is a newly formed
     Delaware corporation wholly owned by BD Recapitalization
     Holdings LLC, a newly formed Delaware limited liability company whose members are affiliates of Leonard Green &
     Partners, L.P. and Texas Pacific Group. If the merger agreement is approved and adopted, we will no longer be a publicly-held corporation and you will no longer own PETCO common stock.

Q:   WHAT WILL I RECEIVE FOR MY PETCO COMMON STOCK IF THE MERGER
     IS COMPLETED?

A: In the merger, each issued and outstanding share of PETCO common stock will be canceled and converted automatically into the right to receive $22.00 in cash, without interest or any other payment thereon, with the following exceptions:
     shares of PETCO common stock that will be retained by the continuing stockholders; treasury shares and shares of PETCO common stock owned by BD Recapitalization Corp. or by any of PETCO's subsidiaries, which will be canceled; and shares held by dissenting stockholders, which will be subject to appraisal in accordance with Delaware law.

Q:   WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN
     FAVOR OF THE MERGER AGREEMENT?

A: Acting upon the unanimous recommendation of a special committee of the Board of Directors consisting solely of directors who are not officers or employees of PETCO, and who have no financial interest in the proposed merger different from PETCO stockholders generally, the Board of Directors has unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, PETCO stockholders. The Board of Directors and the special committee unanimously recommend that you vote
     FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Q:   WHAT WILL HAPPEN TO PRESENT MEMBERS OF MANAGEMENT?

A: We expect all members of our current management to continue to serve as officers and employees of PETCO. Members of management will be entitled to receive $22.00 per share in cash for each of their shares of PETCO common stock, other than the shares that they retain as continuing stockholders.
     Like all other PETCO employees, the continuing stockholders will receive an amount equal to the difference, if any, between $22.00 per share and the per share exercise price for their outstanding options, other than the options they retain as continuing stockholders. The four executives have agreed to retain 86,105 shares of PETCO common stock. Upon completion of the merger, and after taking into account employee incentive options and warrants expected to be issued in connection with financing the merger, the continuing stockholders are expected to own 20% of PETCO, on a fully diluted basis.

Q.   IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN
     CONDITIONS?

A: Yes. Before completion of the transactions contemplated by the merger agreement, PETCO and BD Recapitalization Corp.
     must fulfill or waive several closing conditions. These conditions include, among others, obtaining all financing necessary to complete the transactions contemplated by the merger agreement, including the retirement of PETCO's existing indebtedness and the payment of all related fees and expenses, on terms acceptable to BD Recapitalization
     Corp. If these conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to approve and adopt the merger agreement.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. In addition to stockholder approvals, we must also obtain required government regulatory approvals and other necessary approvals and consents. If the conditions to the merger are satisfied or waived, we hope to complete the merger in the fall of 2000.

Q:   WILL I OWE ANY U.S. FEDERAL INCOME TAX AS A RESULT OF THE
     MERGER?

A: The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws.
     Generally, you will recognize gain or loss for these purposes equal to the difference between $22.00 per share and your tax basis for the shares of common stock that you owned immediately before the merger. For U.S. Federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held the shares of common stock as a capital asset. As a result of the structure of the merger, the continuing stockholders will not recognize gain or loss for U.S. Federal income tax purposes on the common stock that they retain.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF
     THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN
     SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL
     UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:   WHEN AND WHERE IS THE SPECIAL MEETING?

A:   The special meeting of PETCO stockholders will be held at
       :00 a.m., local time, on September   , 2000, at
                 located at                   .

Q:   WHO CAN VOTE ON THE MERGER AGREEMENT?

A: Holders of PETCO common stock at the close of business on August 17, 2000, the record date relating to the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:   WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER
     AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER
     AGREEMENT?

A: The merger agreement and the transactions contemplated by the merger agreement must be approved and adopted by the affirmative vote of at least a majority of the outstanding shares of PETCO common stock. The four executives have entered into a voting agreement with BD Recapitalization
     Corp., agreeing to vote their shares for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Q:   WHAT DO I NEED TO DO NOW?

A: After you have carefully reviewed this proxy statement, including the attached appendices, please mark your vote on your proxy card and sign and mail it in the enclosed return envelope as soon as possible. This will ensure that your shares will be represented at the special meeting. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. If you do not vote by either sending in your proxy card or voting in person at the special meeting, it will have the same effect as a vote
     AGAINST the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Q:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY
     BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide written instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.
     Without instructions, your shares will not be voted by your broker and the failure to vote will have the same effect as a vote AGAINST the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Q.   WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER?

A: If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law summarized on pages 41 through 44 and in Appendix C of this proxy statement. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your PETCO shares of common stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $22.00 per share to be paid in the merger.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY
     CARD?

A: Yes. You can change your vote at any time before the vote is taken at the special meeting. If you are the record holder of your shares, you can do this in one of the following three ways:

     - You can send a written notice dated later than your proxy card stating that you would like to revoke your current proxy.

     - You can complete and submit a new proxy card dated later than your original proxy card.

     If you choose either of the above two methods, you must submit your notice of revocation or your new proxy card to the Secretary of PETCO at 9125 Rehco Road, San Diego,
     California 92121. PETCO must receive the notice or new proxy card before the vote is taken at the special meeting.

     -  You can attend the special meeting and vote in person.

     Simply attending the special meeting and not voting, however, will not revoke your proxy. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will promptly send you written instructions for sending in your stock certificates in exchange for the $22.00 per share cash payment for your shares.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: The information provided above in "question and answer" format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the attached appendices.

     If you have more questions about the merger you should contact our proxy solicitor:

     D.F. King & Co., Inc.
     77 Water Street, 20th Floor
     New York, NY 10005

     Banks and brokers call: (212) 269-5550
     All others call toll-free: (800) 290-6429

                               TABLE OF CONTENTS


SUMMARY TERM SHEET..........................................    i

QUESTIONS AND ANSWERS ABOUT THE MERGER......................   ii

SUMMARY.....................................................    1
  The Companies.............................................    1
  The Merger................................................    2
  Our Recommendations to Stockholders; Fairness of the
    Merger..................................................    2
  Fairness Opinion..........................................    2
  Interests of PETCO Directors and Officers in the Merger...    2
  Financing for the Merger..................................    3
  Record Date; Voting Power.................................    3
  The Merger Agreement......................................    4
  Appraisal Rights..........................................    4
  Effects of the Merger.....................................    4
  Conditions to the Merger..................................    5
  Termination of the Merger Agreement.......................    5
  What Happens if PETCO Receives a Better Offer.............    6
  Payment of Fees Upon Termination Events...................    8
  Amending or Waiving Terms of the Merger Agreement.........    9
  Federal Regulatory Matters................................    9
  Litigation Related to the Merger..........................    9
  Price Range of Common Stock...............................    9

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   10

SELECTED CONSOLIDATED FINANCIAL DATA........................   11

THE SPECIAL MEETING.........................................   13
  Date; Time; Place and Record Date of the Special
    Meeting.................................................   13
  Purpose...................................................   13
  Voting Information........................................   13
  Solicitation; Revocation and Use of Proxies...............   14

SPECIAL FACTORS.............................................   15
  Background of the Merger..................................   15
  Recommendations of the Special Committee and Board of
    Directors; Fairness of the Merger.......................   19
  Forward-Looking Information...............................   23
  Opinion of Financial Advisor to the Special Committee.....   24
  Purpose and Structure of the Merger.......................   29
  Effects of the Merger.....................................   29
  Risk that the Merger will not be Completed................   30
  Interests of PETCO Directors and Officers in the Merger...   31
  Financing for the Merger..................................   36
  Litigation................................................   39
  Accounting Treatment of the Merger........................   40
  Federal Regulatory Matters................................   40
  Material Federal Income Tax Consequences to
    Stockholders............................................   40
  Dissenters' Rights of Appraisal...........................   41

THE MERGER AGREEMENT........................................   45
  The Merger................................................   45

  Effective Time of the Merger..............................   45
  Merger Consideration......................................   45
  Treatment of Options......................................   45
  Payment for Shares........................................   46
  Transfer of Shares........................................   47
  Officers, Directors and Governing Documents...............   47
  Representations and Warranties............................   47
  Conduct of Business Pending the Merger....................   48
  No Solicitation...........................................   49
  Access to Information.....................................   50
  Regulatory and Other Consents and Approvals...............   50
  PETCO Stockholders Meeting................................   51
  Lease Consents............................................   51
  Conditions to the Merger..................................   51
  Indemnification and Insurance.............................   52
  Termination of the Merger Agreement.......................   53
  Termination Fee...........................................   54

RIGHTS AGREEMENT............................................   54

FEES AND EXPENSES...........................................   55

PRICE RANGE OF COMMON STOCK.................................   56

DIVIDENDS...................................................   56

COMMON STOCK PURCHASE INFORMATION...........................   56

DIRECTORS AND EXECUTIVE OFFICERS OF PETCO...................   56

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND
  OTHERS....................................................   59

INFORMATION ABOUT GREEN AND TPG.............................   60

EXPERTS.....................................................   60

OTHER MATTERS...............................................   60

FUTURE STOCKHOLDER PROPOSALS................................   61

WHERE YOU CAN FIND MORE INFORMATION.........................   61


------------------------

Appendix A        Agreement and Plan of Merger, dated as of May 17, 2000, by and between PETCO Animal Supplies, Inc. and
                    BD Recapitalization Corp.

Appendix B        Opinion of Donaldson, Lufkin & Jenrette Securities
                    Corporation.

Appendix C        Section 262 of the Delaware General Corporation Law.

Annex A           Form of Proxy.

                                    SUMMARY


    This summary highlights selected information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached appendices, and the other documents to which we refer in this proxy statement. See "WHERE YOU CAN FIND MORE INFORMATION" on page 61.


THE COMPANIES

PETCO Animal Supplies, Inc.
9125 Rehco Road
San Diego, California 92121
Telephone: (858) 453-7845

    PETCO is a leading specialty retailer of premium pet food and supplies. As of April 29, 2000, PETCO operated 503 stores in 39 states and the District of Columbia. PETCO's strategy is to be the leading category-dominant national chain of community pet food and supply superstores by offering its customers a complete assortment of pet-related products at competitive prices, with superior levels of customer service at convenient locations.

    PETCO was organized as a Delaware corporation in 1991. PETCO's corporate headquarters are located at 9125 Rehco Road, San Diego, California 92121, and its phone number is (858) 453-7845. See "WHERE YOU CAN FIND MORE INFORMATION."

BD Recapitalization Corp.
11111 Santa Monica Boulevard
Los Angeles, California 90025
Telephone: (310) 954-0444


    BD Recapitalization Corp., a newly formed Delaware corporation, was formed solely for purposes of completing the merger. BD Recapitalization Corp. is wholly owned by BD Recapitalization Holdings LLC. BD Recapitalization Corp. has not carried on any activities to date other than those activities incident to its formation and as contemplated by the merger agreement.



BD Recapitalization Holdings LLC
301 Main Street, Suite 3330
Forth Worth, Texas 76102
Telephone (817) 871-4000



    BD Recapitalization Holdings LLC, a newly formed Delaware limited liability company, was formed solely to acquire majority ownership of PETCO. BD Recapitalization Holdings LLC's members are Green Equity Investors III, L.P., an affiliate of Leonard Green & Partners, L.P. and TPG-BD, LLC, an affiliate of Texas Pacific Group. Leonard Green & Partners, L.P., which we sometimes refer to as "Green," is a private merchant banking firm specializing in organizing, structuring and sponsoring going private transactions and recapitalizations of established public and private companies. Texas Pacific Group, which we sometimes refer to as "TPG," is a private firm that pursues public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. BD Recapitalization Holdings LLC has not carried on any activities to date other than those activities incident to its formation and as contemplated by the merger agreement. We sometimes refer to BD Recapitalization Corp., BD Recapitalization Holdings LLC, its members and certain persons that may be considered to control these entities identified in "INFORMATION ABOUT GREEN AND TPG" on page 60, collectively, as the "Holdings Parties."

THE MERGER


(See Page 45)


    In the merger, each issued and outstanding share of PETCO common stock will be canceled and converted automatically into the right to receive $22.00 in cash, without interest or any other payment thereon, with the following exceptions: shares of PETCO common stock that will be retained by the continuing stockholders; treasury shares and shares of PETCO common stock owned by BD Recapitalization Corp. or by any of PETCO's subsidiaries, which will be canceled; and shares held by dissenting stockholders, which will be subject to appraisal in accordance with Delaware law.

OUR RECOMMENDATIONS TO STOCKHOLDERS; FAIRNESS OF THE MERGER


(See Pages 19 through 23)



    A special committee of the Board of Directors has unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, PETCO stockholders, and has recommended to the Board of Directors that the merger agreement and the transactions contemplated by the merger agreement be approved and adopted. The special committee consists solely of directors who are not officers or employees of PETCO, and who have no financial interest in the proposed merger different from PETCO stockholders generally. The Board of Directors has unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, PETCO stockholders. The Board of Directors and the special committee unanimously recommend that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. For additional information regarding these recommendations, see "SPECIAL FACTORS--Background of the Merger" and "--Recommendations of the Special Committee and Board of Directors; Fairness of the Merger."



    The special committee's decision to recommend that the Board of Directors approve, and the Board of Directors' decision to approve, the merger agreement and the transactions contemplated by the merger agreement, was based upon a number of factors which are described in "SPECIAL FACTORS--Recommendations of the Special Committee and Board of Directors; Fairness of the Merger."


FAIRNESS OPINION


(See Pages 24 through 29)


    The special committee received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation on May 17, 2000, that, based upon and subject to the limitations, assumptions and qualifications set forth in their opinion, as of the date of their opinion, the $22.00 per share cash consideration to be received in the merger by PETCO stockholders, other than the continuing stockholders, was fair, from a financial point of view. The full text of this opinion dated May 17, 2000, is attached as Appendix B to this proxy statement. We urge you to read this entire opinion carefully.

INTERESTS OF PETCO DIRECTORS AND OFFICERS IN THE MERGER


(See pages 31 through 36)


    When considering the recommendation of PETCO's Board of Directors with respect to the merger, you should be aware that some of PETCO's directors and officers have interests that are different from, or in addition to, your interests as a PETCO stockholder. For example, the continuing stockholders will retain some of their shares of PETCO common stock and options to purchase PETCO common stock after completion of the merger. As a result, after the merger, and after taking into account employee incentive options and warrants expected to be issued in connection with financing the merger, the continuing stockholders are expected to own 20% of PETCO, on a fully diluted basis. In addition, it is expected that all officers of PETCO will continue to serve in their current capacities following the merger.

    Under the terms of the merger agreement, all outstanding stock options of PETCO granted to employees, consultants or directors of PETCO, with an exercise price less than $22.00 per share, except those retained by the continuing stockholders, will vest and be exchanged for an amount of cash equal to the difference between $22.00 per share and the option exercise price.


    For more information on the interests of PETCO officers and directors in the merger, which may be different from, or in addition to, your interests as a PETCO stockholder, see "SPECIAL FACTORS--Interests of PETCO Directors and Officers in the Merger."



    The Board of Directors formed the special committee, which was given exclusive authority to evaluate proposals from Green or other third parties, to negotiate the terms of any proposed transaction, to advise the Board of Directors as to whether or not to engage in the transaction proposed by Green or any other transaction and to retain its own financial advisor and its own legal counsel. For additional information regarding the special committee, see "SPECIAL FACTORS--Background of the Merger."


FINANCING FOR THE MERGER


(See Pages 36 through 39)


    BD Recapitalization Holdings LLC estimates that approximately $619 million will be required to complete the merger and pay the related fees and expenses. BD Recapitalization Holdings LLC expects this amount to be funded through new credit facilities with a syndicate of banks, private offerings of debt securities and equity financing. Green and TPG have received commitments, subject to various conditions, from financial institutions and some of their affiliates in an aggregate amount sufficient to fund these requirements.

RECORD DATE; VOTING POWER


(See Pages 13 and 14)



    At the special meeting to be held on September    , 2000, you will be
entitled to one vote for each share of PETCO common stock you hold of record as of August 17, 2000.


    The merger agreement must be approved and adopted by the affirmative vote of at least a majority of the outstanding shares of PETCO common stock. On the
record date, there were             shares of PETCO common stock entitled to
vote at the special meeting.


    We do not expect to ask you to vote on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holder of the proxies will have discretion to vote on these matters in accordance with their best judgment. Proxies voting against a specific proposal may not be used by the holder to vote for adjournment of the meeting for the purpose of giving the holder additional time to solicit votes in favor of that proposal.



    PETCO directors and executive officers have indicated that they intend to vote all of their PETCO common stock FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. Brian K. Devine, Bruce C. Hall, James M. Myers and William M. Woodard, whom we sometimes refer to as the "four executives," have entered into a voting agreement with BD Recapitalization Holdings LLC, agreeing to vote their shares of PETCO common stock in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. As of the record date for the special meeting, PETCO directors and executive officers held an aggregate of
      shares of PETCO common stock, representing approximately       % of the
total number of shares of common stock entitled to vote at the special meeting.

THE MERGER AGREEMENT


(See Pages 45 through 54)



    The merger agreement, including the significant conditions to the closing of the merger, is described on pages 45 through 54 and is attached as Appendix A to this proxy statement. We encourage you to read carefully the entire merger agreement, as it is the legal document that governs the merger.


APPRAISAL RIGHTS


(See Pages 41 through 44 and Appendix C)



    PETCO is a corporation organized under Delaware law. Under Delaware law, if you do not vote in favor of the merger and you follow all of the procedures for demanding appraisal rights described on pages 41 through 44 and in Appendix C, you will receive a cash payment for the "fair value" of your shares of common stock, as determined by the Delaware Court of Chancery, instead of the $22.00 cash payment to be received by the public stockholders in connection with the merger. The price determined by the Delaware Court of Chancery may be more than, the same as or less than the $22.00 in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights. Generally, in order to exercise appraisal rights, among other things:


    - You must NOT vote in favor of the merger agreement and the transactions contemplated by the merger agreement; and

    - You must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement and the transactions contemplated by the merger agreement.


    Merely voting against the merger agreement will not preserve your appraisal rights under Delaware law. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights. IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO READ AND CAREFULLY FOLLOW THE PROCEDURES ON PAGES 41 THROUGH 44 AND IN APPENDIX C. FAILURE TO TAKE ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.


EFFECTS OF THE MERGER


(See Pages 29 and 30)


    Upon completion of the merger, after taking into account employee incentive options and warrants expected to be issued in connection with financing the merger, BD Recapitalization Holdings LLC and the continuing stockholders are expected to own 75% and 20%, respectively, of PETCO, on a fully diluted basis. As a result, you will no longer be a stockholder of PETCO following the merger and PETCO's current stockholders, other than the continuing stockholders, will not participate in any future earnings or losses and growth or decline of PETCO. BD Recapitalization Holdings LLC, the continuing stockholders, and the holders of options and warrants will be the sole beneficiaries of the future earnings and growth of PETCO, if any.

    After the merger, PETCO will be a closely-held corporation. As a result, there will be no public market for PETCO common stock, and the common stock will cease to be quoted on The Nasdaq Stock Market. The registration of PETCO common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," will be terminated.

CONDITIONS TO THE MERGER


(See Pages 51 and 52)


    We will complete the merger only if a number of conditions are satisfied or waived, including, but not limited to, the following:

    - the merger agreement and the transactions contemplated by the merger agreement are approved by the PETCO stockholders at the special meeting;

    - we have obtained all necessary consents, permits and approvals;

    - the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated;

    - no law, injunction or order restrains or prohibits the completion of the merger;


    - the financing necessary to complete the merger and the transactions contemplated by the merger agreement, including the retirement of PETCO's existing indebtedness and the payment of all related fees and expenses, has been obtained on terms acceptable to BD Recapitalization Corp., but the terms of the financing commitments already obtained are deemed to be acceptable. See "SPECIAL FACTORS--Financing for the Merger" on page 36;


    - accounting practices or policies must not change after the date of the merger agreement in such a way that BD Recapitalization Corp. could conclude that the merger would not be recorded as a recapitalization for financial reporting purposes;

    - the representations and warranties made by the parties in the merger agreement must be true and correct in all material respects at the effective time of the merger; and

    - an independent advisor must provide a solvency opinion.

    If these conditions are not satisfied or waived, the merger will not be completed even if our stockholders vote to approve and adopt the merger agreement.

TERMINATION OF THE MERGER AGREEMENT


(See Pages 53 and 54)


    PETCO and BD Recapitalization Corp. may mutually agree to terminate the merger agreement at any time before the effective time of the merger. In addition, either party may terminate the merger agreement if, among other things:

    - the merger has not been completed on or before the earlier of:

       - November 1, 2000, or

       - the later of:

           - September 30, 2000, provided that such date shall be extended by one business day for each business day beyond 10 calendar weeks that pass between the date of the initial filing of this proxy statement with the Commission and the date the Commission advises PETCO that it has completed its review of the proxy statement such that PETCO may deliver definitive copies of the proxy statement to its stockholders or

           - the date that is 45 days after the Commission notifies PETCO that it has completed its review of the proxy statement such that PETCO may deliver definitive copies of the proxy statement to its stockholders;

    - the other party materially breached any of its representations, warranties, covenants or obligations under the merger agreement;

    - any court or other governmental entity has restrained, prohibited or enjoined the merger in a final and nonappealable order, decree or decision; or

    - our stockholders fail to approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special meeting.

    In addition, BD Recapitalization Corp. may terminate the merger agreement if, among other things:

    - PETCO's special committee or its Board of Directors withdraws or adversely modifies its approval or recommendation of the merger agreement or the merger;

    - PETCO's special committee or its Board of Directors recommends or approves a third party acquisition, as described in the bullet points under "THE MERGER AGREEMENT--No Solicitation," or, when required by applicable law, fails to take a position with respect to a third party acquisition;

    - a third party acquisition occurs or PETCO enters into an agreement to effect a third party acquisition;

    - PETCO, any of its affiliates, or any of their respective officers, directors, employees, representatives or agents, takes any of the prohibited actions described under "THE MERGER AGREEMENT--No Solicitation;" or

    - PETCO materially breaches any obligations described under "THE MERGER AGREEMENT--Access to Information" or "--PETCO Stockholders Meeting," materially fails to cooperate fully in obtaining the financing for the merger, materially fails to use its best reasonable efforts to cause the transactions contemplated by the merger agreement to be accounted for as a recapitalization and such accounting treatment to be accepted by PETCO's accountants and the Commission, or takes an action that would reasonably be likely to cause the merger not to be accounted for as a recapitalization.

    PETCO may also terminate the merger agreement before the completion of the merger by providing written notice to BD Recapitalization Corp. that it has simultaneously entered into a superior proposal as described under "THE MERGER AGREEMENT--No Solicitation."

    Termination of the merger agreement by either party may be before or after stockholder approval. Under circumstances stated in the merger agreement, PETCO will be required to pay BD Recapitalization Corp. fees and expenses associated with the merger as a result of the termination, as described under "THE MERGER AGREEMENT--Termination Fee."

WHAT HAPPENS IF PETCO RECEIVES A BETTER OFFER


(See Pages 49 and 50)


    The merger agreement provides that neither PETCO nor its affiliates will permit their officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide non-public information to any party or group, take any action designed to facilitate any inquiries or the making of any proposals, or enter into any agreement concerning any of the following transactions, each a "third party acquisition:"

    - the acquisition of PETCO by merger or otherwise;

    - the sale of a material portion of the assets of PETCO and its subsidiaries, taken as a whole;

    - the acquisition of 15% or more of our common stock or the issuance by PETCO of capital stock containing terms inconsistent with completion of the transactions contemplated by the merger agreement;

    - our adoption of a plan of liquidation, payment of an extraordinary dividend or repurchase of more than 15% of our common stock; or

    - our acquisition, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business such that our interest or investment in that business' annual revenues, net income or assets are equal to or greater than 15% of our annual revenues, net income or assets.

    However, the special committee or our Board of Directors may take and disclose to PETCO stockholders a position as required by Rules 14d-9 and 14e-2 with regard to any tender or exchange offer, but that disclosure must state that no action will be taken by the special committee or our Board of Directors which would violate the other restrictions described in this proxy statement under the heading "THE MERGER AGREEMENT--No Solicitation." In addition, if the special committee or our Board of Directors receives a written unsolicited expression of interest from a person relating to the submission by that person of a superior proposal, the special committee or our Board of Directors may supply to and receive non-public information from that person as, and to the extent that, the special committee or our Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel, that such action is required in order to comply with its fiduciary duties under applicable law and there is a reasonable prospect that the expression of interest will result in a superior proposal from that person. Supplying non-public information under these circumstances must be subject to a customary confidentiality agreement which expressly permits us to fulfill our obligations to disclose the expression of interest to BD Recapitalization Corp. After consultation with outside legal counsel, the special committee or the Board of Directors also may conduct discussions and negotiations as the special committee or the Board of Directors believes are necessary in light of its fiduciary duties concerning the unsolicited third party acquisition proposal.

    By "superior proposal," we mean a bona fide written unsolicited proposal by which a third party, among other things, proposes to directly or indirectly acquire more than 50% of our outstanding common stock or all or substantially all of our and our subsidiaries' assets, taken as a whole. The proposal must have funding that is at least as committed as the funding commitments provided to us in connection with the merger and provide for consideration consisting of cash and/or securities with a value higher than $22.00 per share in cash. In addition, the proposal must be on terms and conditions that the special committee or our Board of Directors, as applicable, by a majority disinterested vote determines in its good faith judgment after receipt of written advice of a financial advisor of nationally recognized reputation consistent with that determination and consultation with outside legal counsel:

    - is reasonably likely to be consummated in accordance with its terms;

    - that the required financing is reasonably likely to be obtained; and

    - would, if completed, provide a higher value to PETCO stockholders, excluding the continuing stockholders, from a financial point of view than the merger and any proposal submitted by BD Recapitalization Corp. in response to any superior proposal.

    We have agreed to notify BD Recapitalization Corp. promptly of any such proposals or inquiries and to keep BD Recapitalization Corp. informed as to the status of any such proposals or inquiries.

    In addition, neither the special committee nor our Board of Directors will withdraw or modify its approval or recommendation of the merger agreement or the merger or approve or recommend or cause or allow PETCO to enter into any agreement with respect to a third party acquisition, unless the special committee or our Board of Directors determines in good faith by a majority disinterested vote, after consultation with outside legal counsel, that its fiduciary duties require that action and that action relates to a superior proposal. Before withdrawing or modifying its approval or recommendation of the merger agreement or approving or recommending or entering into an agreement with respect to a superior proposal, however, our Board of Directors must provide BD Recapitalization Corp. with five business days to make a counter-offer that is at least as favorable to PETCO stockholders, other than the continuing stockholders, as the superior proposal. The special committee or the Board of Directors may only approve or recommend a superior proposal if, by a majority disinterested vote, it determines in its good faith judgment, after receipt of written advice of a financial advisor of nationally recognized reputation and consultation with outside legal counsel, that any alternative transaction proposed by BD Recapitalization Corp. is not at least as favorable to our stockholders, other than the continuing stockholders, as the superior proposal. Our Board of Directors or the special committee may only withdraw its recommendation if the merger agreement is first terminated and if we have paid BD Recapitalization Corp. an $11 million termination fee. See "THE MERGER AGREEMENT--Termination Fee."

    The special committee or our Board of Directors also may disclose the fact that it has received a proposal with respect to a third party acquisition and the terms of that acquisition proposal if the special committee or our Board of Directors determines, after consultation with outside legal counsel, that it is compelled to make such disclosure in order to comply with its fiduciary duties under applicable law or with Federal securities laws.

PAYMENT OF FEES UPON TERMINATION EVENTS


(See Page 54)


    We must pay BD Recapitalization Corp. a termination fee of $11 million if:


    - BD Recapitalization Corp. terminates the merger agreement upon the occurrence of one of the events described in the first three bullet points under the heading "THE MERGER AGREEMENT--Termination of the Merger Agreement--Termination by BD Recapitalization Corp." on page 53;


    - BD Recapitalization Corp. terminates the merger agreement upon the occurrence of one of the events described in the fifth bullet point under the heading "THE MERGER AGREEMENT--Termination of the Merger Agreement--Termination by BD Recapitalization Corp." on page 50 or PETCO or BD Recapitalization Corp. terminates the merger agreement because the requisite stockholder vote approving and adopting the merger agreement is not obtained at the special meeting and, in any of these circumstances, a third party acquisition has occurred or a third party has made, proposed or communicated its intent to make a proposal with respect to a third party acquisition after May 17, 2000 and before the termination of the merger agreement;


    - BD Recapitalization Corp. terminates the merger agreement upon the occurrence of one of the events described in the fourth bullet point under the heading "THE MERGER AGREEMENT--Termination of the Merger Agreement--Termination by BD Recapitalization Corp." on page 53 and within 18 months after the termination of the merger agreement a third party acquisition occurs or we or one of our subsidiaries have entered into a definitive agreement with respect to a third party acquisition; or



    - PETCO terminates the merger agreement upon the occurrence of the event described under the heading "THE MERGER AGREEMENT--Termination of the Merger Agreement--Termination by PETCO" on page 53.


    We must reimburse BD Recapitalization Corp. for out-of-pocket costs, fees and expenses reasonably incurred in connection with the merger of up to $3 million if the merger agreement is terminated by BD Recapitalization Corp. due to a material breach of any of PETCO's representations, warranties, covenants or obligations under the merger agreement.

AMENDING OR WAIVING TERMS OF THE MERGER AGREEMENT


(See Page 54)


    PETCO and BD Recapitalization Corp. may amend or waive any provision of the merger agreement by mutual consent before the effective time of the merger. However, following approval and adoption of the merger agreement by our stockholders, PETCO and BD Recapitalization Corp. cannot amend the merger agreement without approval of our stockholders if applicable law requires that our stockholders approve that amendment.

FEDERAL REGULATORY MATTERS


(See Page 40)



    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requires PETCO and the ultimate parent entities of BD Recapitalization Corp. to give information to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission. Subsequent to such submission, a waiting period must expire or be terminated before the merger can be completed. PETCO and the ultimate parent entities of BD Recapitalization Corp. made the required filings with the Department of Justice and the Federal Trade Commission on July 14, 2000. The waiting period is expected to end on August 13, 2000, unless the Antitrust Division or the Federal Trade Commission extends the waiting period with a request for additional information.


LITIGATION RELATED TO THE MERGER


(See Pages 39 and 40)


    As a result of the proposed merger, PETCO, its directors and one of its officers, and Green and TPG have been named as defendants in several substantially similar class action lawsuits filed in various jurisdictions during May 2000. The plaintiffs purport to represent a class of all persons whose stock will be converted into the right to receive $22.00 in cash per share in connection with the merger. While the allegations contained in each complaint are not identical, the complaints generally assert that the $22.00 per share price to be paid to stockholders in connection with the merger is inadequate and does not reflect the value of the assets and future prospects of PETCO. The complaints also generally allege that the director defendants engaged in self-dealing without regard to conflicts of interest and that they breached their fiduciary duties in approving the merger agreement. The complaints seek remedies including unspecified monetary damages, attorneys' fees and injunctive relief that would, if granted, prevent the completion of the merger.

PRICE RANGE OF COMMON STOCK


(See Page 56)


    PETCO common stock is quoted on The Nasdaq Stock Market. On May 17, 2000, the last trading day before PETCO's public announcement of the merger agreement, PETCO common stock closed at $14.94 per share.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements in this proxy statement that are not historical facts but rather reflect current expectations concerning future results and events. When used in this proxy statement, the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will," and similar expressions identify the "forward-looking statements." These forward-looking statements are subject to risks, uncertainties, and other factors, some of which are beyond PETCO's control, that could cause actual results to differ materially from those forecast or anticipated in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following:

    - the ability of PETCO to open and operate new superstores on a profitable basis and to increase sales in existing stores;

    - the ability of PETCO to integrate operations of acquired companies;

    - PETCO's reliance on key vendors and product lines and exclusive distribution arrangements;

    - PETCO's ability to compete;

    - the performance of recently opened and acquired superstores and future operating results;

    - the quarterly and seasonal fluctuations in PETCO's business; and

    - PETCO's dependence upon the efforts of its senior management.

    Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's view only as of the date of this proxy statement. All forward-looking statements included in this proxy statement and all subsequent forward-looking statements attributable to PETCO or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. PETCO undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial and operating data for each of the years in the five-year period ended January 29, 2000, and for the fiscal quarter ended April 29, 2000. The selected consolidated financial data presented below under the captions "Income Statement Data" for each of the years in the five-year period ended January 29, 2000 and "Balance Sheet Data" as of February 1, 1997, January 31, 1998, January 30, 1999 and January 29, 2000 are derived from the consolidated financial statements of PETCO and its subsidiaries, which financial statements have been audited by KPMG LLP, independent certified public accountants. The selected consolidated financial data presented below under the caption "Balance Sheet Data" as of February 3, 1996 is derived from the unaudited consolidated financial statements of PETCO and its subsidiaries as restated to reflect the poolings of interests during the years ended February 1, 1997 and January 31, 1998. The unaudited selected consolidated financial data presented below under the captions "Income Statement Data" and "Balance Sheet Data" as of and for the quarter ended April 29, 2000, are derived from the unaudited consolidated financial statements of PETCO incorporated by reference in this proxy statement from PETCO's quarterly report on Form 10-Q for the quarter ended April 29, 2000. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements as of January 29, 2000 and April 29, 2000, and for each of the years in the three-year period ended January 29, 2000 and for the quarter ended
April 29, 2000. PETCO's audited consolidated financial statements as of January 29, 2000 and January 30, 1999, and for each of the years in the three-year period ended January 29, 2000, and the report thereon, are incorporated by reference in this proxy statement from PETCO's Annual Report on Form 10-K, as amended, for the year ended January 29, 2000. No pro forma data giving effect to the merger is provided because PETCO does not believe such information is material to stockholders in evaluating the merger and the merger agreement because the merger consideration is all cash and if the merger is completed, PETCO's public stockholders will no longer have any equity interest in PETCO.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                 QUARTER ENDED                          FISCAL YEAR ENDED
                                                 --------------   --------------------------------------------------------------
                                                    APR. 29,       JAN. 29,     JAN. 30,     JAN. 31,     FEB. 1,      FEB. 3,
                                                      2000           2000         1999         1998         1997         1996
                                                 --------------   ----------   ----------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
INCOME STATEMENT DATA:

Net sales......................................    $ 265,166      $  990,289   $  839,622   $  749,789   $  600,637   $  443,585
Cost of sales and occupancy costs..............      191,900         720,711      624,818      553,566      446,315      337,873
                                                   ---------      ----------   ----------   ----------   ----------   ----------
  Gross profit.................................       73,266         269,578      214,804      196,223      154,322      105,712
Selling, general and administrative expenses...       61,719         220,800      187,938      173,667      132,745      101,760
Merger and business integration costs..........           --              --       22,963       38,693       37,208        9,196
                                                   ---------      ----------   ----------   ----------   ----------   ----------
  Operating income (loss)......................       11,547          48,778        3,903      (16,137)     (15,631)      (5,244)
Loss on disposal of stores.....................           --              --           --           --           --        3,500
Interest expense, net..........................        2,380           8,936        6,718        2,530          600           71
                                                   ---------      ----------   ----------   ----------   ----------   ----------
  Earnings (loss) before Internet operations
    and equity in loss of unconsolidated
    affiliates and income taxes................        9,167          39,842       (2,815)     (18,667)     (16,231)      (8,815)
Internet operations and equity in loss of
  unconsolidated affiliates....................        4,895          (1,254)          --           --           --           --
                                                   ---------      ----------   ----------   ----------   ----------   ----------
  Earnings (loss) before income taxes..........       14,062          38,588       (2,815)     (18,667)     (16,231)      (8,815)
Income taxes (benefit)(1)......................        7,681          16,831         (438)      (5,486)      (4,075)     (14,601)
                                                   ---------      ----------   ----------   ----------   ----------   ----------
Net earnings (loss)............................    $   6,381      $   21,757   $   (2,377)  $  (13,181)  $  (12,156)  $    5,786
                                                   =========      ==========   ==========   ==========   ==========   ==========
Operating earnings per common share,
  basic(2).....................................    $    0.26      $     1.14           --           --           --           --
Operating earnings per common share,
  diluted(2)...................................    $    0.26      $     1.13           --           --           --           --
Net earnings (loss) per common share, basic....    $    0.30      $     1.03   $    (0.11)  $    (0.64)  $    (0.63)  $     0.36
Net earnings (loss) per common share,
  diluted......................................    $    0.30      $     1.02   $    (0.11)  $    (0.64)  $    (0.63)  $     0.35
Weighted average common shares outstanding,
  basic........................................       21,107          21,094       21,073       20,646       19,426       16,147
Weighted average common share outstanding,
  diluted......................................       21,344          21,338       21,073       20,646       19,426       16,427

OPERATING DATA:

Total stores open end of period................          503             490          476          457          413          353
Aggregate gross square footage.................    6,380,209       6,075,030    5,637,708    5,299,535    4,435,019    3,169,472
Average net sales per store(3).................    $ 536,000      $2,042,000   $1,811,000   $1,696,000   $1,438,000   $1,183,000
Average net sales per gross square foot(4).....    $      43      $      168   $      157   $      158   $      162   $      168
Percentage increase in comparable store net
  sales........................................          8.5%           11.1%         6.4%        11.5%        16.1%        16.5%

BALANCE SHEET DATA:

Working capital................................    $  57,224      $   68,883   $   39,316   $   33,360   $   59,928   $   29,064
Total assets...................................      443,473         453,894      387,135      335,195      312,617      214,498
Long-term debt, excluding current portion......       87,225          89,050       65,375       26,625           --           --
Capital lease and other obligations, excluding
  current portion..............................       10,857          12,436       20,982       11,369       15,581       13,334

Total stockholders' equity.....................      212,271         205,890      183,841      186,057      196,499      130,040

------------------------------

(1) Includes $11.8 million benefit from previously unrecognized deferred tax assets in fiscal 1995.

(2) Operating earnings exclude Internet operations and equity in loss of unconsolidated affiliates and are net of related tax effects.

(3) Calculated using net sales divided by the number of stores open, weighted by the number of months stores are open during the period.

(4) Calculated using net sales divided by gross square footage of stores open, weighted by the number of months stores are open during the period.

                              THE SPECIAL MEETING

DATE; TIME; PLACE AND RECORD DATE OF THE SPECIAL MEETING


    The special meeting of stockholders of PETCO will be held on September   ,
2000,     :00 a.m., local time, at             located at             . The
accompanying proxy is being solicited by our Board of Directors and is to be voted at the special meeting or any adjournment(s) or postponement(s) thereof. The holders of record of our common stock as of the close of business on
August 17 are entitled to receive notice of, and to vote at, the special
meeting. On the record date, there were             shares of PETCO common stock
outstanding. No other voting securities of PETCO are outstanding.


PURPOSE

    At the special meeting, you are being asked to consider and vote upon the approval and adoption of the merger agreement, which provides for the merger of BD Recapitalization Corp. into PETCO. In the merger, each issued and outstanding share of PETCO common stock will be canceled and converted automatically into the right to receive $22.00 in cash, without interest or any other payment thereon, with the following exceptions: shares of PETCO common stock that will be retained by the continuing stockholders; treasury shares and shares of PETCO common stock owned by BD Recapitalization Corp. or by any of PETCO's subsidiaries, which will be canceled; and shares held by dissenting stockholders, which will be subject to appraisal in accordance with Delaware law.


    We do not expect to ask you to vote on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holder of the proxies will have discretion to vote on these matters in accordance with their best judgment. Proxies voting against a specific proposal may not be used by the holder to vote for adjournment of the meeting for the purpose of giving the holder additional time to solicit votes in favor of that proposal.


VOTING INFORMATION

    Each outstanding share of our common stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are counted for purposes of determining whether a quorum exists at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Accordingly, proxies that reflect abstentions and proxies that are not returned will have the same effect as a vote AGAINST approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.


    The four executives have agreed to vote their shares to approve and adopt the merger agreement and the transactions contemplated by the merger agreement under the terms of a voting agreement. As of May 17, 2000, the four executives held 103,510 shares, representing approximately 0.5% of our outstanding common stock. See "SPECIAL FACTORS--Interests of PETCO Directors and Officers in the Merger."


    Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters such as the merger proposal. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as votes AGAINST the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

SOLICITATION; REVOCATION AND USE OF PROXIES

    Proxies are being solicited by and on behalf of PETCO's Board of Directors. We will pay the costs of soliciting proxies from our stockholders as well as all mailing and Commission filing fees incurred in connection with this proxy statement. PETCO has engaged the services of D.F. King & Co., Inc., 77 Water Street, 20th Floor, New York, New York 10005, to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by PETCO, D. F. King agreed to provide consulting and analytic services and provide solicitation services with respect to banks, brokers, institutional investors and individual stockholders. PETCO has agreed to pay D.F. King a fee of $5,000 plus reasonable out-of-pocket expenses and to indemnify D. F. King against certain liabilities and expenses, including liabilities and expenses under the Federal securities laws. In addition to the solicitation of proxies by mail, some of our directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

    The grant of a proxy on the enclosed form does not preclude you from attending the special meeting and voting in person. You may revoke your proxy at any time before it is voted at the special meeting. If you are a record holder, you may revoke your proxy by:

    - delivering to the Secretary of PETCO, before the vote is taken at the special meeting, a written notice of revocation bearing a later date than the proxy;

    - duly executing a later dated proxy relating to the same shares of common stock and delivering it to the Secretary of PETCO before the vote is taken at the special meeting; or

    - attending the special meeting and voting in person.

    Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to the Secretary of PETCO at 9125 Rehco Road, San Diego, California 92121, or hand delivered to the Secretary of PETCO before the vote is taken at the special meeting. All valid proxies will be voted at the meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxy will be voted at the special meeting for approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.


    Stockholders who do not vote in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their common stock under Section 262 of the Delaware General Corporation Law. See "SPECIAL FACTORS--Dissenters' Rights of Appraisal."


    PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, WE WILL SEND YOU INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING YOUR EXISTING STOCK CERTIFICATES FOR THE $22.00 PER SHARE CASH PAYMENT.

                                SPECIAL FACTORS


BACKGROUND OF THE MERGER

    On July 14, 1999, Brian K. Devine, Chairman, President and Chief Executive Officer of PETCO, was introduced to John Danhakl of Leonard Green & Partners, L.P. at a lunch meeting. During this meeting, Mr. Danhakl said he was interested in learning more about PETCO.

    On August 6, 1999, Mr. Danhakl visited the PETCO National Support Center and met with Mr. Devine and James M. Myers, Senior Vice President and Chief Financial Officer of PETCO. Mr. Danhakl toured PETCO's facility and engaged in a general discussion regarding the fundamentals of the pet industry and PETCO's position in the industry.

    On August 11, 1999, Procter & Gamble announced the acquisition of The Iams Company, PETCO's largest supplier. The market value of PETCO common stock decreased approximately 25% following the announcement. PETCO believes that a key factor in the price decline was the market's expectation that Procter & Gamble would expand distribution of Iams products to mass merchandisers and others outside of the specialty pet channel.

    On August 31, 1999, Mr. Devine and Mr. Myers met with Mr. Danhakl for a lunch meeting. During this meeting, Mr. Danhakl stated Green's favorable impression of PETCO and the pet industry and indicated an interest in exploring a possible acquisition of a controlling interest in PETCO. Mr. Devine indicated he would pass along Green's stated interest to the Board of Directors at the next regularly scheduled Board of Directors meeting.

    On September 23, 1999, at a regularly scheduled Board of Directors meeting, the Board of Directors discussed strategic issues in an executive session at which Mr. Devine described to the Board of Directors his previous discussions with Mr. Danhakl. Following this discussion, the Board of Directors determined to continue discussions with Green and authorized Mr. Devine to share more detailed information regarding PETCO.

    Following execution of a confidentiality agreement, PETCO began providing Green with information regarding PETCO's business and financial condition. PETCO continued to provide financial and other due diligence information over the next several weeks based on subsequent requests by Green.

    On October 28, 1999, Mr. Devine and Mr. Myers had dinner with Mr. Danhakl. Mr. Danhakl expressed Green's interest in a possible transaction with PETCO and indicated he could see a price "in the high teens." Mr. Devine and Mr. Myers indicated that they believed that PETCO's Board of Directors would not be interested at that price but agreed that Green could share information it had received regarding PETCO with potential financing sources and continue its evaluation.

    On November 16, 1999, at the next regularly scheduled meeting of the Board of Directors, Mr. Devine updated the Board of Directors on his discussions with Green. The Board of Directors established a special committee of the Board of Directors which consisted solely of directors who are not officers or employees of PETCO, and who have no financial interest in the proposed merger different from PETCO stockholders generally. The special committee was given exclusive authority to:

    - evaluate any proposals from Green or any third party;

    - negotiate the terms of any proposed transaction if deemed advisable;

    - advise the Board of Directors whether or not to engage in any proposed transaction; and

    - retain its own financial advisor and its own legal counsel to assist in these functions.


    Andrew G. Galef was appointed chairman of the special committee. James F. McCann and Peter M. Starrett were also appointed to serve on the special committee. The Board of Directors determined that each member of the special committee would receive $75,000 for his service on the special committee, regardless of whether any proposed transaction was entered into or completed.


    On November 19, 1999, Mr. Danhakl called Mr. Galef and indicated that Green was prepared to make an offer of $19.50 in cash per share of PETCO stock.
Mr. Galef indicated he personally believed that the offer was too low and suggested that Green put any offer regarding PETCO in writing.

    On November 22, 1999, Mr. Danhakl sent a letter to PETCO's Board of Directors proposing an acquisition of PETCO in a transaction offering PETCO's public stockholders $20.00 in cash per share of PETCO stock. A condition to Green's proposal was that Mr. Devine and other members of PETCO's management retain an equity interest in and continue in the management of PETCO after completion of the merger. Green proposed to finance the transaction with a combination of bank debt, subordinated debt and equity. The required equity would be provided by an affiliate of Green, with the debt financing being provided by third party financing sources. The $20.00 offer price represented a 48% premium over the closing price of PETCO common stock on Friday, November 19, 1999. Mr. Galef contacted the other special committee members and, based on these discussions, responded to Mr. Danhakl by telling him that the $20.00 price was inadequate for the special committee to consider the offer further.

    On December 14, 1999, Mr. Danhakl sent another letter to PETCO's Board of Directors substantially similar to the prior letter but offering to acquire the stock of PETCO's public stockholders for $21.50 in cash per share of PETCO stock. Mr. Galef informed the other special committee members and, after deliberations, the special committee agreed to consider the latest offer more fully. On December 14, 1999, Mr. Galef informed Mr. Devine that he would be convening the special committee to discuss the Green offer.


    On December 15, 1999, the special committee met and discussed whether it was an opportune time to consider a sale of PETCO. The special committee was of the view that the market price of PETCO common stock did not fully reflect recent improvements in PETCO's operations. The special committee also considered the advisability of soliciting other offers for PETCO, taking into account strategic alternatives, DLJ's view that there did not seem to be any likely potential strategic buyers for PETCO at that time, and an analysis of the probability that another financial acquirer would be willing to pay a price higher than $21.50 per share in cash. The special committee noted that the only other recent inquiry concerning a transaction with PETCO was an informal verbal indication of interest at the beginning of 1999 and the fact that Green indicated that its offer would be withdrawn if PETCO publicly disclosed the offer. The special committee decided that conducting an auction of PETCO would not be in the best interests of PETCO stockholders.


    Donaldson, Lufkin & Jenrette Securities Corporation, which we refer to as "DLJ," and Gibson, Dunn & Crutcher LLP, which we refer to as "GD&C," attended this meeting at the invitation of Mr. Galef. The special committee discussed the retention of DLJ and GD&C for the purpose of advising the special committee in connection with the proposed transaction with Green. The special committee discussed the fact that DLJ had performed investment banking and other services for Green in the past and had been compensated for such services. The special committee also discussed GD&C's prior legal work for Green. Following these discussions, the special committee engaged DLJ to serve as its financial advisor and engaged GD&C as its legal counsel.


    On December 28, 1999, the special committee met with and heard presentations from GD&C and DLJ regarding the relevant considerations with respect to a possible transaction with Green, including discussions of the proposed acquisition price and financing. Discussions included a review of recent developments in PETCO's industry that the special committee believed had led to a relatively unfavorable valuation of PETCO common stock in the stock market, including significant competitive threats posed by the recent acquisition by Procter & Gamble of The Iams Company and by the Internet. Representatives of GD&C reviewed the special committee's fiduciary duties under Delaware law and other considerations regarding the proposed transaction. The special committee discussed alternatives to the proposed transaction, including the possibility of selecting a different purchaser or a combination with a third party in the same industry, and determined to proceed with the negotiation of a transaction with Green for the same reasons considered by the special committee at its December 15, 1999 meeting. The special committee authorized Mr. Galef to continue negotiations with Green concerning more committed financing for the transaction and to seek an increase in the offered price.


    On January 12, 2000, counsel for Green, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as "SASM&F," distributed a draft merger agreement for review by the special committee and GD&C. The draft merger agreement was reviewed by the special committee and GD&C as well as by PETCO's outside counsel, Latham & Watkins. Between January 12 and February 7, 2000, negotiations were held between GD&C and SASM&F regarding the merger agreement. During this time, Mr. Galef continued to discuss financing for the transaction with Green. Over the next several weeks, negotiations were also held between Munger, Tolles & Olson LLP, counsel for management, and SASM&F regarding management's retained equity in PETCO and employment matters related to a transaction with Green.

    On February 7, 2000, at the introduction of Mr. Danhkal, Mr. Devine and
Mr. Myers met with representatives of Texas Pacific Group and made a presentation regarding PETCO's business and financial condition. PETCO continued to provide financial and other due diligence information over the next several weeks based on subsequent requests by TPG.

    On February 7, 2000, the special committee advised Green that it did not wish to pursue further negotiations concerning the proposed transaction until satisfactory evidence of financing for the transaction was obtained.

    On March 7, 2000, the Board of Directors held a regularly scheduled meeting. The Board of Directors reviewed year-end financial performance and meetings of the Compensation Committee and the Audit Committee were held. Mr. Galef reported to the Board of Directors that the special committee had still not received satisfactory evidence of financing for the proposed transaction. In light of that development, the Board of Directors directed management to explore other strategic alternatives to increase stockholder value. Mr. Galef requested that an analysis of the advantages and disadvantages of considering a possible combination with PETCO's principal competitor be presented at the next Board of Directors meeting.

    On March 9, 2000, PETCO released its fourth quarter and year-end results, which exceeded published analyst expectations. A conference call was held with the investment community.

    On March 10, 2000, Banc of America Securities, PaineWebber Incorporated and Morgan Stanley Dean Witter, three analysts that issue reports regarding PETCO, released reports on PETCO. The reports highlighted risks related to PETCO's investment in Petopia.com and the anticipated mass rollout of Iams brand premium pet food. The market price of PETCO common stock decreased in spite of its year-end earnings release.

    During March and early April, representatives of PETCO continued to meet with several potential financing sources and equity partners designated by Green, including TPG.


    On April 12, 2000, the Board of Directors held a special telephonic meeting. The Board of Directors was fully updated by management on PETCO's recent financial performance. The Board of Directors reviewed alternative strategic options including an analysis of a possible combination with PETCO's principal competitor. Based on discussions among the members of the Board of Directors and DLJ, the Board of Directors determined that each of these alternatives appeared likely to generate lower financial value for PETCO's stockholders than a transaction with Green. The Board of Directors also considered the opportunity to bid on the acquisition of a pet supplies catalog company to introduce another channel of distribution to customers. The Board of Directors was updated on recent discussions between representatives of PETCO and Green regarding Green's new prospective equity partners and financing sources.


    On April 24, 2000, Mr. Danhakl sent a letter to PETCO's Board of Directors that was substantially similar to his December 14, 1999 letter offering to acquire the stock of PETCO's public stockholders for $21.50 per share, but with additional evidence of financing commitments.

    On May 10, 2000, Mr. Devine, Mr. Myers and Norman Dowling, PETCO's Vice President--Finance, met with representatives of Green and TPG and gave an update on recent financial performance, including anticipated first quarter 2000 results. PETCO management also provided the special committee with a complete update on PETCO's recent financial performance and its anticipated first quarter 2000 results. Later that day, Mr. Danhakl called Mr. Galef and indicated that he would like to present a new proposal to the special committee with financing commitments.

    On May 12, 2000, Mr. Galef informed the special committee and PETCO management that he had received a revised offer from Green with financing commitments from Wells Fargo Bank, N.A., Goldman Sachs Credit Partners, L.P. and Trust Company of the West. The special committee directed GD&C to resume negotiations with SASM&F regarding the merger agreement and related documents. DLJ was instructed to resume its financial review of PETCO.

    Latham & Watkins, GD&C and SASM&F, as counsel for Green and TPG, conducted numerous negotiations between May 12 and May 15, 2000 regarding the terms of the merger agreement. While substantial progress was made negotiating the documents during this period, disagreements regarding the purchase price, termination, termination fee and expense reimbursement provisions were not resolved. Negotiations also involved the conditions under which the Board of Directors or the special committee could negotiate with a party that submitted an alternative acquisition proposal after the signing of the proposed merger agreement.

    During this time, Green and TPG agreed to make equal equity investments in connection with any transaction with PETCO.

    Munger, Tolles & Olson LLP and SASM&F engaged in numerous negotiations between May 12 and May 15, 2000 regarding management's retained equity in PETCO and employment matters related to a transaction with Green and TPG. On May 16, 2000, Mr. Devine informed Mr. Galef that management had reached agreement with Green and TPG on all significant elements regarding their investment in and continued employment with PETCO.

    On May 16, 2000, Mr. Danhakl called Mr. Galef to attempt to finalize discussions regarding the purchase price, termination fee and expense reimbursement provisions in the merger agreement. Among other things, Mr. Danhakl increased the offered purchase price from $21.50 to $22.00.
Mr. Danhakl indicated that this was Green's and TPG's final proposal on these matters. Mr. Galef agreed to present this final proposal to the special committee at its meeting scheduled for the following day.

    On May 17, 2000, the special committee met via telephone conference and reviewed with GD&C the terms and conditions of the merger agreement and other documents in substantially final form, as compared with the draft previously reviewed by the special committee. At the May 17 meeting, DLJ made a presentation to the special committee and advised the special committee that, in its opinion, as of that date, based on and subject to the limitations, assumptions and qualifications that are set forth in its written opinion, the merger consideration of $22.00 per share in cash to be received by the stockholders of PETCO, other than the continuing stockholders, was fair from a financial point of view. A discussion with and questions to DLJ by the special committee followed DLJ's presentation. GD&C reviewed applicable fiduciary duty standards with the special committee members. The special committee then concluded that, in the circumstances then existing, the $22.00 per share cash offer was, for PETCO stockholders, preferable to continuing to hold shares in the public company, and represented the highest price Green and TPG were willing to pay. The special committee discussed the terms of the merger agreement and the interests of PETCO's management employees in the transaction. After considering the matters discussed, the special committee unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, PETCO's public stockholders, and recommended to the Board of Directors and to PETCO's public stockholders that the merger agreement and the transactions contemplated by the merger agreement be approved and adopted.

    Immediately following the May 17 meeting of the special committee, the entire Board of Directors met by telephone conference. DLJ discussed its presentation and responded to questions from members of the Board of Directors. GD&C summarized the terms of the merger agreement and other documents and Latham & Watkins advised the Board of Directors with respect to the fiduciary duties of the directors. The Board of Directors discussed the terms of the merger agreement and the interests of PETCO's management employees in the transaction. After considering the matters presented to the Board of Directors, the Board of Directors unanimously resolved that the terms of the merger are advisable, and are fair to, and in the best interests of, PETCO's public stockholders, and recommended to PETCO's public stockholders that the merger agreement and the transactions contemplated by the merger agreement be approved and adopted.

    Subsequent to the Board of Directors meeting, PETCO and BD Recapitalization Corp. entered into the merger agreement. PETCO issued a press release announcing the execution of the merger agreement.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE
  MERGER

    The special committee of the Board of Directors has unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, PETCO's public stockholders. The special committee unanimously recommended to the Board of Directors and PETCO stockholders that the merger agreement and the transactions contemplated by the merger agreement be approved and adopted. The special committee considered a number of factors, as more fully described above under "--Background of the Merger" and as described below under "Reasons for the Special Committee's Determination," in determining to recommend that the Board of Directors and PETCO stockholders approve the merger agreement and the transactions contemplated by the merger agreement. The Board of Directors, acting upon the recommendation of the special committee, unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, PETCO's public stockholders. The Board of Directors and the special committee unanimously recommend that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

    REASONS FOR THE SPECIAL COMMITTEE'S DETERMINATION. In reaching its recommendation, the special committee considered a number of factors, both positive and negative, including the following material factors:


    - Current market prices for our common stock, the fluctuation in historical trading prices of our common stock over the last several years and the fact that $22.00 per share in cash represents a 47% premium over the closing price per share on May 17, 2000 (the last day of trading before the public announcement of the merger agreement). The special committee noted that since mid-1998, PETCO common stock has largely traded below the merger consideration of $22.00 per share;



    - The special committee considered the going concern value of PETCO in the absence of a transaction, relying in part upon the financial analyses performed by DLJ which are summarized under "Summary of Financial Analyses Performed by DLJ." In addition, members of the special committee considered their own knowledge of PETCO's business plans and strategy and risks that could cause PETCO not to achieve planned results of operations. Such risks include the competitive threats mentioned above, the risk of loss of key management and operating personnel in the current competitive employment environment and the factors mentioned above which have adversely affected the market valuation of PETCO common stock. See "--Background of the Merger";


    - The presentation made by DLJ to the special committee on May 17, 2000, and DLJ's opinion that, as of May 17, 2000, based on and subject to the limitations, assumptions and qualifications set forth in DLJ's written opinion, the merger consideration of $22.00 per share in cash to be received by PETCO stockholders, other than the continuing stockholders, was fair from a financial point of view;

    - The current and prospective environment in which we operate, and in particular the competitive factors affecting the market for pet food and supplies;

    - The special committee's consideration of strategic alternatives;

    - The special committee's analysis of the probability that a strategic acquirer or another financial acquirer would be willing to pay a price higher than $22.00 per share in cash;

    - The business reputation, financial resources and high rate of success of Green and TPG in structuring and completing transactions similar to the merger and the belief that Green and TPG have the ability to complete the merger in a timely manner;

    - The financing commitments received with respect to the transaction;

    - The manner in which the strategic transaction process was conducted and the fact that the special committee was delegated exclusive authority for conducting all aspects of the strategic transaction process. These responsibilities included, among other things, the review and analysis of Green's proposals, the engagement of its own legal and financial advisors, the negotiations with Green and the ultimate determination with respect to the recommendation to the Board of Directors and PETCO stockholders of the merger and the definitive merger agreement. The terms of the merger agreement were determined through extensive arm's length negotiations between the special committee and its advisors, on the one hand, and Green and its advisors, on the other. See "--Background of the Merger" for additional information regarding the negotiations;

    - The terms of the merger agreement, which do not preclude the Board of Directors or the special committee, in the exercise of its fiduciary duties to stockholders, from considering competing acquisition proposals. See "THE MERGER AGREEMENT--No Solicitation," "--Termination of the Merger Agreement" and "--Termination Fee" for additional information regarding the Board of Directors' or the special committee's ability to consider competing proposals. The merger agreement permits the Board of Directors or the special committee, under circumstances stated in the merger agreement, to furnish information to and participate in negotiations with persons making bona fide unsolicited written offers. The merger agreement further permits the Board of Directors to terminate the merger agreement and accept a financially superior proposal under conditions set forth in the merger agreement, subject to payment of an $11 million termination fee to BD Recapitalization Corp. The $11 million termination fee represents approximately $0.50 per share of PETCO common stock, or approximately 2.26% of the maximum aggregate value of the merger transaction;

    - The interests of the continuing stockholders may be different than other stockholders. See "--Interests of PETCO Directors and Officers in the Merger." The composition of the special committee, consisting solely of directors who are not officers or employees of PETCO, and who have no financial interest in the proposed merger different from PETCO stockholders generally, permitted it to represent effectively the interests of PETCO stockholders;

    - The ability of stockholders who may not support the merger to obtain "fair value" for their shares if they properly perfect and exercise their appraisal rights under the Delaware General Corporation Law. Delaware General Corporation Law provides stockholders with the opportunity to exercise appraisal rights and to seek a determination of the Delaware Court of Chancery as to the fair value of their shares of common stock. See "--Dissenters' Rights of Appraisal" for information on how to exercise your appraisal rights;

    - If the merger agreement and the transactions contemplated by the merger agreement are approved and adopted, PETCO stockholders will not participate in any future growth of PETCO. Because of the risks and uncertainties associated with PETCO's future prospects, including significant competitive threats posed by the recent acquisition by Procter & Gamble of The Iams Company and by the Internet, and in light of the market price of its common stock, the special committee concluded that the merger was preferable to maintaining the publicly held status of PETCO with a speculative return to its stockholders;

    - The fact that the per share price to be received in the merger is payable in cash, eliminating any uncertainties in valuing the merger consideration to be received by PETCO stockholders, but subjecting most stockholders to taxation on any gain; and

    - The fact that adoption and approval of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of a majority of the outstanding shares of PETCO entitled to vote thereon.


    The members of the special committee also determined that the merger is procedurally fair because, among other things:



    - the special committee, consisting solely of directors who are not officers or employees of PETCO, and who have no financial interest in the proposed merger different from PETCO stockholders generally, was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger;



    - none of the members of the special committee are continuing stockholders;



    - the special committee retained and received advice from independent legal counsel and financial advisors in negotiating and evaluating the terms of the merger agreement;



    - the $22.00 per share cash consideration and the other terms and conditions of the merger agreement resulted from arm's-length bargaining between the special committee and its representatives, on the one hand, and Green and its representatives, on the other hand; and



    - the affirmative vote of a majority of the outstanding PETCO shares entitled to vote thereon is required under Delaware law to approve and adopt the merger agreement and, under Delaware law, PETCO stockholders have the right to dissent from the merger and demand an appraisal of the value of their shares.



    The foregoing discussion addresses the material information and factors considered by the special committee in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the special committee did not find it practicable to, and did not specifically make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching its determination. The determination to approve the merger agreement and the transactions contemplated by the merger agreement was made after consideration of all the factors as a whole. The special committee was of the opinion that neither net book value nor liquidation value were useful indicators of PETCO's value as a going concern and gave no weight to either net book value or liquidation value in reaching its recommendation.


    REASONS FOR THE BOARD OF DIRECTOR'S DETERMINATION. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Board of Directors relied on the special committee's recommendation and the factors examined by the special committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the Board of Directors did not find it practicable to, and did not quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position as being based on the totality of the information presented and considered by it. In connection with its consideration of the determination by the special committee, as part of its determination with respect to the merger, the Board of Directors adopted the conclusion, and the analysis underlying such conclusion, of the special committee, based upon its view as to the reasonableness of that analysis.


    FAIRNESS OF THE MERGER TO UNAFFILIATED STOCKHOLDERS. The Board of Directors believes that the merger is substantively and procedurally fair to and in the best interests of PETCO's unaffiliated stockholders for all of the reasons set forth above. In addition, with respect to procedural fairness, the Board of Directors formed the special committee consisting of three directors of PETCO, none of whom are officers or employees of PETCO or have an interest in the proposed merger different from that of PETCO's unaffiliated stockholders generally. The consideration of $22.00 in cash per share was the highest price obtained following arm's length negotiations between the special committee and representatives of Green and TPG.



    In reaching these conclusions, the Board of Directors considered it significant that:


    - no member of the special committee has an interest in the proposed merger different from that of PETCO's unaffiliated stockholders generally;


    - the special committee retained its own financial and legal advisors, that have extensive experience with transactions similar to the merger which assisted the special committee in the negotiations with Green and TPG; and



    - DLJ had been retained to advise the special committee as to the fairness, from a financial point of view, of the proposal received from Green or any third party, and that DLJ had reached the conclusions expressed in its written opinion dated May 17, 2000.



    The Board of Directors believes that the merger is procedurally fair to PETCO's unaffiliated stockholders for all of the reasons and factors described above, even though the merger agreement does not require that a majority of PETCO's unaffiliated stockholders vote in favor of approval and adoption of the merger agreement in order to complete the merger, and even though no unaffiliated representative was retained to act solely on behalf of the unaffiliated stockholders.



    POSITION OF THE HOLDINGS PARTIES AS TO THE FAIRNESS OF THE MERGER. Under a potential interpretation of the Exchange Act rules governing "going private" transactions, one or both of BD Recapitalization Corp. and BD Recapitalization Holdings LLC may be deemed to be affiliates of PETCO. The Holdings Parties are making the statements included in this sub-section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Holdings Parties hereby expressly disclaim any fiduciary relationship or obligation to the Company's stockholders. The Holdings Parties' position as to the fairness of the merger is not a recommendation to any stockholder as to how such stockholder should vote on the merger.



    The Holdings Parties believe that the merger is substantively and procedurally fair to PETCO's unaffiliated stockholders. However, none of the Holdings Parties has undertaken any formal evaluation of the fairness of the merger to PETCO's unaffiliated stockholders. Moreover, the Holdings Parties did not participate in the deliberations of the special committee or receive advice from the special committee's financial advisor. The Holdings Parties have considered the same factors examined by the special committee described above. Based on these factors, considered together, the Holdings Parties believe that the merger is substantively and procedurally fair to PETCO's unaffiliated stockholders. The Holdings Parties believe that the merger is procedurally fair to PETCO's unaffiliated stockholders for all of the reasons and factors described above, even though the merger agreement does not require that a majority of PETCO's unaffiliated stockholders vote in favor of approval and adoption of the merger agreement in order to complete the merger, and even though no unaffiliated representative was retained to act solely on behalf of the unaffiliated stockholders.



    POSITION OF THE FOUR EXECUTIVES AS TO THE FAIRNESS OF THE MERGER. Under a potential interpretation of the Exchange Act rules governing "going private" transactions, one or more of the four executives may be deemed to be affiliates of PETCO. The four executives are making the statements included in this sub-section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although the four executives may have interests in the merger that are different from, or in addition to, your interests as a PETCO stockholder, each of the four executives, in his capacity as an officer of PETCO, believes that the merger is substantively and procedurally fair to PETCO's unaffiliated stockholders, in each case, based only on the limited facts and information available to him.



    The four executives did not participate in the deliberations of the special committee, however the four executives have considered the same factors examined by the special committee described above. In addition, Brian K. Devine, as chairman of the Board of Directors, participated in the consideration of the merger transaction by the Board of Directors as discussed above under "--Reasons for the Board of Director's Determination." Based on these factors, considered together, the four executives believe that the merger is substantively and procedurally fair to PETCO's unaffiliated stockholders. The four executives believe that the merger is procedurally fair to PETCO's unaffiliated stockholders for all of the reasons and factors described above, even though the merger agreement does not require that a majority of PETCO's unaffiliated stockholders vote in favor of approval and adoption of the merger agreement in order to complete the merger, and even though no unaffiliated representative was retained to act solely on behalf of the unaffiliated stockholders.



    The four executives believe these analyses and factors provide a reasonable basis upon which to form their belief that the merger is fair to PETCO's unaffiliated stockholders. This belief should not, however, be construed as a recommendation to PETCO's public stockholders by the four executives to vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.


FORWARD-LOOKING INFORMATION

    We do not, as a matter of course, make public forecasts or projections as to future financial results. However, in connection with the possible sale of PETCO, our management prepared and provided to Green, TPG, the special committee and DLJ projections for the fiscal years ended January 2001 through January 2005.

    We did not prepare the projections below with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Our independent accountants have not performed any procedures with respect to the projections and assume no responsibility for them. Neither PETCO, PETCO's Board of Directors, the special committee nor any of PETCO's, the Board of Directors' or the special committee's advisors, agents or representatives assumes any responsibility for the accuracy of any of these projections and each believes that, because projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond our control, it cannot assure you that any of these projections will be realized.

    The projections are based upon a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. You should understand that many important factors, in addition to those discussed elsewhere in this proxy statement, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other market conditions in which we operate, cyclical and seasonal fluctuations in our operating results and matters affecting business generally. See "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS." The projections incorporate the assumptions described above and assume that we do not acquire any new businesses over the five-year period ending January 2005, although PETCO has in the past made, and may in the future make, acquisitions from time to time if such acquisitions are in its best interests.

                     UNAUDITED PROJECTED INCOME STATEMENTS
                             (DOLLARS IN THOUSANDS)
                           FISCAL YEAR ENDING JANUARY

                                        2001         2002         2003         2004         2005
                                     ----------   ----------   ----------   ----------   ----------
Net sales..........................  $1,166,058   $1,319,179   $1,513,208   $1,675,641   $1,830,611
Gross profit.......................     522,488      589,672      673,923      745,943      814,666
Income from operations.............      64,751       70,430       79,630       92,055      100,710
EBITDA(1)..........................     109,472      120,903      138,610      156,511      172,324

------------------------

(1) EBITDA means earnings before interest, taxes, depreciation, amortization, Internet operations and equity in loss of unconsolidated affiliates.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    The special committee asked DLJ, in its role as financial advisor to the special committee, to render an opinion as to the fairness from a financial point of view to the stockholders of PETCO, other than the continuing stockholders, of the consideration to be received by such stockholders pursuant to the terms of the merger agreement. DLJ delivered to the special committee its written opinion, dated May 17, 2000, to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the holders of PETCO common stock, other than the continuing stockholders, pursuant to the merger agreement, was fair to such stockholders from a financial point of view. The full text of DLJ's opinion is attached as Appendix B to this proxy statement.

    DLJ expressed no opinion as to the price at which PETCO common stock would actually trade at any time. DLJ's opinion did not address the relative merits of the merger and other alternatives to the merger, nor did it address the decision of the Board of Directors to proceed with the merger. DLJ's opinion did not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger.

    The consideration to be received by the holders of PETCO common stock was determined in arm's length negotiations between the special committee, Green and TPG. DLJ advised the special committee in connection with these negotiations.

    The special committee selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the stockholders of PETCO or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion. DLJ was not requested to solicit, nor did DLJ solicit, the interest of any other party in acquiring PETCO.

    In arriving at its opinion, DLJ:

    - reviewed the draft dated May 15, 2000 of the merger agreement and assumed the final form of the merger agreement would not vary in any respect material to DLJ's analysis;

    - reviewed financial and other information that was publicly available or furnished to it by PETCO, including information provided during discussions with PETCO's senior management. Included in the information provided during discussions with PETCO's senior management were certain financial projections for the period beginning January 30, 2000 and ending January 2005, prepared by the management of PETCO;

    - compared certain financial and securities data of PETCO with various other companies whose securities are traded in public markets;

    - reviewed the historical stock prices and trading volumes of PETCO common stock;

    - reviewed prices and premiums paid in certain other business combinations; and

    - conducted other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by PETCO or its representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ, DLJ relied on representations that the projections were reasonably prepared and reflected the best currently available estimates and judgments of the management of PETCO as to the future operating and financial performance of PETCO. DLJ did not assume responsibility for making any independent evaluation of the assets or liabilities, or for making any independent verification of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of counsel to PETCO.

    DLJ's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect the conclusions reached in its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

SUMMARY OF FINANCIAL ANALYSES PERFORMED BY DLJ

    The following is a summary of the financial analyses presented by DLJ to the special committee on May 17, 2000 in connection with the preparation of DLJ's opinion. No company or transaction used in the analyses described below is directly comparable to PETCO or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

    COMMON STOCK TRADING HISTORY. DLJ examined the historical closing prices of PETCO common stock from May 12, 1999 to May 12, 2000. During this time period, PETCO common stock reached a high of $18.44 per share and a low of $9.31 per share.

    COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. DLJ analyzed the market values and trading multiples of selected publicly traded retail companies that DLJ believed were reasonably comparable to PETCO. These comparable companies consisted of:

    - Barnes & Noble, Inc.

    - Borders Group, Inc.

    - CSK Auto Corp.

    - Discount Auto Parts, Inc.

    - Guitar Center, Inc.

    - Linens 'n Things, Inc.

    - Michaels Stores, Inc.

    - Musicland Stores Corp.

    - OfficeMax, Inc.

    - Pep Boys-Manny, Moe & Jack

    - PETsMART, Inc.

    - Sunglass Hut International, Inc.

    - The Bombay Company, Inc.

    - Trans World Entertainment Corp.

    - United Stationers, Inc.

    - West Marine, Inc.

    In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (1) LTM EBITDA and projected fiscal year 2000 EBITDA and (2) LTM EBIT. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. LTM means the last twelve-month period for which financial data for the company at issue has been reported. EBITDA means earnings before interest expense, taxes, depreciation and amortization. EBIT means earnings before interest expense and taxes. DLJ also calculated the trading price of each company's stock as a multiple of its respective LTM EPS and projected EPS for fiscal years 2000 and 2001. EPS means earnings per share, or net income per fully-diluted share. All historical data was derived from publicly available sources and all projected data was obtained from Wall Street research reports and First Call earnings estimates where available. DLJ's analysis of the comparable companies yielded the following multiple ranges:

                                                          LTM      FY 2000      LTM        LTM      FY 2000    FY 2001
                                                         EBITDA     EBITDA      EBIT       EPS        EPS        EPS
                                                        --------   --------   --------   --------   --------   --------
Average(1)............................................     5.8x      5.0x        8.9x      13.4x      11.2x       9.0x
Median................................................     5.8       5.0         8.3       13.2       11.5        8.9
High..................................................    11.1       9.1        14.6       24.4       28.9       16.2
Low...................................................     2.4       2.1         3.1        4.3        4.4        3.9

------------------------

(1) Average excludes high and low values.

    Based on an analysis of this data and PETCO's historical and projected results for comparable periods, DLJ estimated a value per share of PETCO common stock ranging from $16.00 to $18.00.

    DLJ also analyzed the trading multiples of PETCO's closest comparable, PETsMART, Inc. Based on an analysis of this data and PETCO's historical and projected results for comparable periods, DLJ estimated a value per share of PETCO, based on the trading multiples of PETsMART, Inc.'s common stock, ranging from $7.00 to $13.50.

    PRECEDENT MERGER AND ACQUISITION TRANSACTION ANALYSIS. DLJ reviewed selected acquisitions involving target companies in the retail industry that DLJ believed were reasonably comparable to the merger. These transactions consisted of:

    - The acquisition of Garden Ridge Corp. by Three Cities Funds

    - The acquisition of Babbages, Etc. LLC by Barnes & Noble, Inc.

    - The acquisition of White Cap Industries by Leonard Green & Partners, L.P.

    - The acquisition of Trak Auto Corporation by Halart LLC

    - The acquisition of Camelot Music Holdings by Trans World Entertainment Corporation

    - The acquisition of Chief Auto Parts by AutoZone

    - The acquisition of Advance Auto Parts by Freeman Spogli & Company

    - The acquisition of Tuesday Morning Corp. by Madison Dearborn Partners

    - The acquisition of Hi-Lo Automotive Inc. by O'Reilly Automotive Inc.

    - The acquisition of General Host Corp. by Cypress Group LLC

    - The acquisition of Seaman Furniture Company by an investor group

    - The acquisition of Leslie's Poolmart by Leonard Green & Partners, L.P.

    - The acquisition of CSK Auto, Inc. by Investcorp

    - The acquisition of Rhodes, Inc. by Helig-Myers Company

    - The acquisition of Orchard Supply Hardware Stores by Sears, Roebuck & Co.

    In examining these acquisitions, DLJ calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of (1) LTM sales, (2) LTM EBITDA, (3) LTM EBIT and (4) the implied equity value of these transactions as a multiple of LTM net income. DLJ's analysis of these comparable acquisitions yielded the following multiple ranges:

                                                                LTM        LTM        LTM       LTM NET
                                                               SALES      EBITDA      EBIT      INCOME
                                                              --------   --------   --------   ---------
Mean(2).....................................................    0.6x       9.0x       13.5x      20.6x
Median......................................................    0.6        9.3        12.5       19.9

------------------------

(2) Mean excludes high and low values.

    Based on an analysis of this data and PETCO's historical and projected operating results, DLJ estimated a value per share of PETCO common stock ranging from $18.50 to $27.00.

    PREMIUMS PAID ANALYSIS. DLJ determined the premium over the common stock trading prices for one day, one week and 30 days prior to the announcement date for (1) precedent comparable merger and acquisition transactions involving U.S. public companies in the retail industry and (2) all-cash merger and acquisition transactions of U.S. public companies ranging from $400 million to $800 million in size announced between May 12, 1997 and May 12, 2000. Premiums for these transactions were obtained from Securities Data Company. For precedent comparable transactions, the median premiums for the selected transactions over the common stock trading prices for one day, one week and 30 days prior to the announcement date were 22.7%, 25.8% and 26.1%, respectively. Applying the above premiums to the closing price of PETCO common stock on comparable days, DLJ estimated a value per share of PETCO common stock ranging from $14.50 to $17.50. For all-cash transactions ranging from $400 million to $800 million in value, the median premiums for the selected transactions over the common stock trading prices for one day, one week and one month prior to the announcement date were 24.4%, 34.7% and 38.2%, respectively. Applying the above premiums to the closing price of

PETCO common stock on comparable days, DLJ estimated a value per share of PETCO common stock ranging from $16.00 to $18.00.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a DCF analysis of the projected cash flows of PETCO for the fiscal years ending January 2001 through January 2005, using the projections and assumptions provided by the management of PETCO. DCF means discounted cash flow. The DCFs for PETCO were estimated using discount rates ranging from 16.0% to 18.0%, based on estimates related to the weighted average costs of capital of PETCO, and terminal multiples of estimated EBITDA for PETCO's fiscal year ending January 2005 ranging from 5.5x to 6.5x. Based on this analysis, DLJ estimated a value per share of PETCO common stock ranging from $21.00 to $25.00.

    LEVERAGED BUYOUT ANALYSIS. DLJ analyzed possible leveraged buyout purchase prices, utilizing management's projections as discussed above. DLJ reviewed the potential equity returns to other equity sponsors from purchase prices up to $26.00. The returns to equity sponsors were estimated using an initial debt capacity of PETCO of 5.0x LTM EBITDA and terminal multiples of estimated EBITDA for PETCO's fiscal year ending January 2005 ranging from 5.5x to 7.5x. Based on this analysis, DLJ estimated a value per share of PETCO common stock ranging from $17.00 to $24.00.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the special committee on May 17, 2000 in connection with the preparation of DLJ's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to PETCO that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

    ENGAGEMENT LETTER. Under the terms of an engagement agreement dated December 27, 1999, PETCO has agreed to pay a fee to DLJ that is customary in transactions of this nature. No portion of DLJ's fee was contingent upon the successful completion of the merger or upon the contents of its written opinion. In addition, PETCO agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. Federal securities laws. DLJ and the special committee negotiated the terms of the fee arrangement.

    OTHER RELATIONSHIPS. In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of PETCO for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in PETCO's securities. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Furthermore, DLJ has performed investment banking and other services for Leonard Green & Partners, L.P. and Texas Pacific Group, who are each indirect beneficial owners of BD Recapitalization Corp., in the past and has been compensated for such services.

PURPOSE AND STRUCTURE OF THE MERGER


    The purpose of the merger is to provide PETCO stockholders cash for their shares, to permit BD Recapitalization Holdings LLC to acquire majority ownership of PETCO, to increase the percentage of PETCO stock owned by the continuing stockholders, and to terminate the status of PETCO as a company with publicly traded equity. The transaction has been structured as a cash merger in order to provide the public stockholders of PETCO with cash for all of their shares and to provide a prompt and orderly transfer of ownership of PETCO with reduced transaction costs.


EFFECTS OF THE MERGER


    After the effective time of the merger, current PETCO stockholders, other than the continuing stockholders, will cease to have ownership interests in PETCO or rights as PETCO stockholders. Therefore, the current stockholders of PETCO, other than the continuing stockholders, will not participate in any future earnings or losses and growth or decline of PETCO. Upon completion of the merger, after taking into account employee incentive options and warrants expected to be issued in connection with financing the merger, BD Recapitalization Holdings LLC and the continuing stockholders are expected to own 75% and 20%, respectively, of PETCO, on a fully diluted basis. Although their equity investment in PETCO involves substantial risk resulting from the limited liquidity of the investment, the high debt to equity ratio and consequential substantial fixed charges that will apply to PETCO following the merger, if PETCO is able to grow earnings and cash flow sufficient to retire its debt, BD Recapitalization Holdings LLC, the continuing stockholders, and the holders of options and warrants will be the sole beneficiaries of the future earnings and growth of PETCO, if any.


    As a result of the merger, PETCO will be a privately-held corporation and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on The Nasdaq Stock Market and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders meetings, no longer applicable to PETCO. After the effective time of the merger, PETCO will no longer be required to file periodic reports with the Commission.

    At the effective time of the merger, the directors of BD Recapitalization Corp. will become the directors of PETCO, and the current officers of PETCO will remain the officers of PETCO. At the effective time of the merger, PETCO's certificate of incorporation will be amended to be the same as the certificate of incorporation of BD Recapitalization Corp. immediately before the effective time of the merger. At the effective time of the merger, the bylaws of PETCO will be amended to be the same as the bylaws of BD Recapitalization Corp., as in effect immediately before the effective time of the merger.


    It is expected that following completion of the merger, the operations of PETCO will be conducted substantially as they are currently being conducted. Neither PETCO, the Holdings Parties nor any of the continuing stockholders has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving PETCO's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. However, PETCO, the Holdings Parties and the continuing stockholders will continue to evaluate PETCO's business and operations after the merger, and may develop new plans and proposals that PETCO, the Holdings Parties or the continuing stockholders consider to be in the best interests of PETCO and its stockholders.


    Immediately before the effective time of the merger, all outstanding PETCO stock options will become vested under the terms of the merger agreement. All PETCO options with an exercise price of less than $22.00 per share, with the exception of the options to be retained by the continuing stockholders, will be canceled, but the option holder will receive a cash payment equal to the excess of $22.00 per share for the shares subject to the options over the aggregate exercise price of the options. All other outstanding PETCO stock options, with the exception of options retained by the continuing stockholders, if any, will be canceled without any payment or other considerations.

RISK THAT THE MERGER WILL NOT BE COMPLETED

    Completion of the merger is subject to various conditions, including, but not limited to, the following:

    - approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by the holders of a majority of the outstanding shares of PETCO common stock;

    - securing required third party consents to the merger;


    - securing the financing necessary to complete the merger and the transactions contemplated by the merger agreement, including the retirement of PETCO's existing indebtedness and the payment of all related fees and expenses on terms acceptable to BD Recapitalization Corp., but the terms of the financing commitments already obtained are deemed to be acceptable. See "--Financing for the Merger" on Page 36;


    - PETCO must have obtained the minimum lease consents as described under "THE MERGER AGREEMENT--Lease Consents," and all third party consents, approvals, authorizations and permits required by the merger agreement;

    - expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

    - performance in all material respects of the parties' obligations contained in the merger agreement at or before the effective time of the merger;

    - obtaining an independent advisor's solvency opinion;

    - the representations and warranties made by the parties in the merger agreement must be true and correct in all material respects at the effective time of the merger;

    - no changes in accounting practices or policies after May 17, 2000 that cause BD Recapitalization Corp. to conclude, after consulting with its accountants, that the merger would not be recorded as a recapitalization for financial reporting purposes; and

    - the existence of any pending action or proceeding by any governmental authority, or by any other person or entity before any court or governmental authority, that has a reasonable likelihood of materially restraining, delaying or prohibiting the completion of the merger or seeking material damages or materially affecting the ability of BD Recapitalization Corp. to control the operations of PETCO after the merger.

    As a result of the various conditions to the completion of the merger, we cannot assure you that the merger will be completed even if the requisite stockholder approval is obtained.

    It is expected that if PETCO stockholders do not approve and adopt the merger agreement and the transactions contemplated by the merger agreement, or if the merger is not completed for any other reason, the current management of PETCO, under the direction of the Board of Directors, will continue to manage PETCO as an on-going business.

INTERESTS OF PETCO DIRECTORS AND OFFICERS IN THE MERGER

    In considering the recommendations of the Board of Directors, you should be aware that members of PETCO's management and the Board of Directors have interests in the transaction that are or may be different from, or in addition to, your interests as a PETCO stockholder. The Board of Directors appointed the special committee, consisting solely of directors who are not officers or employees of PETCO, and who have no financial interest in the proposed merger different from PETCO stockholders generally, to consider and negotiate the merger agreement and to evaluate whether the merger is in the best interests of PETCO stockholders. The special committee was aware of these differing interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, and in recommending to the Board of Directors and to PETCO stockholders that the merger agreement and the transactions contemplated by the merger agreement be approved and adopted.


    The Board of Directors determined that each member of the special committee would receive $75,000 for his service on the special committee, regardless of whether any proposed transaction was entered into or completed.


    EXECUTIVE OFFICERS. Under the terms of the merger agreement, upon completion of the merger, the current PETCO officers will continue to be officers of PETCO, and to serve in their current offices, until their successors are duly elected or appointed. The current executive officers of PETCO are Brian K. Devine (Chairman, President and Chief Executive Officer), Bruce C. Hall (Executive Vice President, Operations), Janet D. Mitchell (Senior Vice President, Human Resources and Administration), James M. Myers (Senior Vice President and Chief Financial Officer) and William M. Woodard (Senior Vice President, Business Development).

    CONTINUING STOCKHOLDERS. The continuing stockholders will retain PETCO common stock and options to purchase common stock after completion of the merger. The opportunity to retain an equity interest in PETCO following completion of the merger may have presented the continuing stockholders with interests in connection with the merger that are different from, or in addition to, your interests as a PETCO stockholder. The four executives have agreed to retain 86,105 shares of PETCO common stock and may retain additional shares of common stock and options to purchase common stock after the merger. Upon completion of the merger, after taking into account employee stock options and warrants expected to be issued in connection with financing the merger, the continuing stockholders are expected to own 20% of PETCO, on a fully diluted basis. Like all other PETCO stockholders, the continuing stockholders will be entitled to receive $22.00 per share in cash for each of their shares of PETCO common stock, other than the shares that they retain as continuing stockholders. Like all other PETCO employees, the continuing stockholders will receive an amount equal to the difference, if any, between $22.00 per share and the per share exercise price for their outstanding options, other than the options they retain as continuing stockholders. At the effective time of the merger, the exercise price of the retained options will be adjusted to $4.40 per share and the number of shares subject to these options will be adjusted such that the aggregate spread amount for all these options, after such adjustments, will be equal to 80% of the aggregate spread amount for all these options immediately before the adjustments. See "THE MERGER AGREEMENT--Treatment of Options."

    As a result of the structure of the merger, the continuing stockholders will not recognize gain or loss for U.S. Federal income tax purposes on the common stock that they retain.

    POST-MERGER OWNERSHIP OF PETCO COMMON STOCK. We expect the continuing stockholders to hold the indicated number and percent of shares of PETCO common stock outstanding immediately after completion of the merger, on a fully diluted basis:

                                                                 SHARES OF
NAME OF INDIVIDUAL OR GROUP                                   COMMON STOCK(1)
---------------------------                                   ---------------
Brian K. Devine.............................................    87,976 (9.1%)
Bruce C. Hall...............................................    17,595 (1.8%)
James M. Myers..............................................    17,595 (1.8%)
William M. Woodard..........................................     8,798 (0.9%)
Janet D. Mitchell...........................................     8,798 (0.9%)
Other Continuing Stockholders as a Group....................    24,249 (2.5%)
Employee Incentive Options to be Granted to New or Promoted
  Employees.................................................    28,907 (3.0%)
                                                               -------------
Total.......................................................    193,918 (20%)
                                                               =============

------------------------

(1) The percentages are computed based upon the total number of shares of our common stock, options and warrants that will be outstanding or reserved for issuance after completion of the merger.

    BUSINESS RELATIONSHIP. Richard J. Lynch, Jr., a member of PETCO's Board of Directors, formerly had a business relationship with a company affiliated with Leonard Green & Partners, L.P. Mr. Lynch was not a member of the special committee. See "--Recommendations of the Special Committee and Board of Directors; Fairness of the Merger," "--Background of the Merger" and "PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP."

    RETENTION AGREEMENTS. PETCO has retention agreements with its officers other than Mr. Devine, which provide for, among other things, a severance payment to the employee upon termination of employment in connection with, or within one year of, the occurrence of a change of control of PETCO. Completion of the merger will constitute a change of control under the retention agreements. In the event that their employment is terminated after the merger under the circumstances set forth in the retention agreements, each officer will be entitled to receive continued base salary and benefits for a period of up to twelve months following termination. In addition, the retention agreements provide that the officers will receive, upon termination, an amount equal to the bonus that they would have received if such employee had been employed during the twelve months following termination and, in the event of a change in control, all of the officers' rights to exercise options held by the officer at the time of the change in control will vest and become immediately exercisable. All officers are expected to continue their employment with PETCO.

    EMPLOYMENT AGREEMENTS. PETCO currently has an employment agreement with Mr. Devine. Following the completion of the merger, PETCO and Mr. Devine, Mr. Hall and Mr. Myers will enter into new employment agreements, the terms of which have been agreed upon by BD Recapitalization Holdings LLC and each of Messrs. Devine, Hall and Myers.

    BRIAN K. DEVINE. Mr. Devine's current employment agreement provides for an indefinite term at a salary of not less than $400,000 per year plus a bonus determined by the Board of Directors. Mr. Devine's current salary, as established by the Board of Directors, is $550,000 per year. Mr. Devine may terminate his current employment agreement upon 90 days' notice. Under the terms of his current employment agreement, if Mr. Devine is terminated by PETCO other than for cause he will be entitled to severance pay of one year's salary, a prorated bonus based upon a predetermined formula, and the continuation of certain benefits. The employment agreement also permits Mr. Devine to receive
2.99 times his average compensation for the preceding five years in the event he is terminated within one year following a change in control of PETCO that is not approved by the Board of Directors, and 2.00 times his average compensation for the preceding five years in the event he is terminated within one year following a change in control approved by the Board of Directors. The merger will be a Board approved change of control under Mr. Devine's current employment agreement.

    Mr. Devine's new employment agreement with PETCO will provide for Mr. Devine to serve as PETCO's Chairman of the Board of Directors, President and Chief Executive Officer for a term of three years, which term will be continually extended until PETCO gives Mr. Devine notice. The employment agreement will also provide for Mr. Devine to receive the following:

    - an annual base salary of not less than $550,000, subject to annual increase; and

    - participation in a bonus plan at least as favorable as his current bonus plan.

    Mr. Devine's new employment agreement will provide for customary employment benefits, including, among others, group life, medical, disability and other benefits provided to executives of PETCO. In addition, Mr. Devine will be entitled to various perquisites that will not exceed $100,000 per year. The new employment agreement will additionally entitle Mr. Devine to keep his office equipment and his company car for nominal consideration upon completion of his employment term.

    Mr. Devine's new employment agreement will include customary termination provisions. Depending upon the circumstances of his termination, including termination following a subsequent change of control, Mr. Devine will be entitled to:

    - his base salary for a period of either 18 or 36 months;

    - an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or three times his average annual bonus for the three years immediately preceding his termination;

    - participation in PETCO's Supplemental Executive Retirement Program;

    - the immediate vesting of, or lapse of restrictions upon, all equity interests in PETCO held by Mr. Devine at the time of termination;

    - the immediate lapse of PETCO's call option granted under the terms of the stockholders agreement described below under "--Stockholders Agreement," if any, on all equity interests held by Mr. Devine at the time of termination; and

    - additional tax gross-up payments in the amount of any excise tax imposed upon Mr. Devine.

    Mr. Devine's new employment agreement will include clauses that restrict Mr. Devine from:

    - directly or indirectly engaging in the business of selling, retailing, producing, distributing or marketing pet food, pet supplies, or other pet-related products in the United States of America during his employment with PETCO;

    - disclosing confidential information of PETCO during his employment with PETCO and at all times thereafter; and

    - soliciting or diverting away customers and employees of PETCO, subject to certain pre-defined exceptions for employees, during his employment with PETCO and for a period of one year following the termination of the new employment agreement.

    PETCO will indemnify and defend Mr. Devine for all claims, expenses and judgments incurred by him in connection with any legal actions to which he is a party because he is or was an officer or director of PETCO. This clause will survive for six years following termination of the employment period, and is to provide equivalent indemnification as that provided to all directors and officers of PETCO as a group.

    BRUCE C. HALL. Mr. Hall's new employment agreement with PETCO will provide for Mr. Hall to serve as PETCO's Executive Vice President, Operations for a term of three years, which term will be continually extended until PETCO gives
Mr. Hall notice. The provisions of Mr. Hall's employment agreement will be substantially the same as those of Mr. Devine outlined above, including the indemnification provisions, with the following exceptions:

    - Mr. Hall's annual base salary will be no less than $300,000, subject to annual increase;

    - Mr. Hall will be entitled to various perquisites that will not exceed $25,000 per year; and

    - Mr. Hall will not be entitled to participation in PETCO's Supplemental Executive Retirement Program upon termination.

    Mr. Hall's new employment agreement will include customary termination provisions which will be substantially the same as those of Mr. Devine outlined above, with the following exceptions: depending upon the circumstances of his termination, including termination following a subsequent change of control, Mr. Hall will be entitled to:

    - his base salary for a period of either 9 or 18 months; and

    - an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

    JAMES M. MYERS. Mr. Myers' new employment agreement with PETCO will provide for Mr. Myers to serve as PETCO's Senior Vice President and Chief Financial Officer for a term of three years, which term will be continually extended until PETCO gives Mr. Myers notice. The provisions of Mr. Myer's employment agreement will be substantially the same as those of Mr. Devine outlined above, including the indemnification provisions, with the following exceptions:

    - Mr. Myers' annual base salary will be no less than $250,000, subject to annual increase;

    - Mr. Myers will be entitled to various perquisites that will not exceed $25,000 per year; and

    - Mr. Myers will not be entitled to participation in PETCO's Supplemental Executive Retirement Program upon termination.

    Mr. Myers' new employment agreement will include customary termination provisions which will be substantially the same as those of Mr. Devine outlined above, with the following exceptions: depending upon the circumstances of his termination, including termination following a subsequent change of control, Mr. Myers will be entitled to:

    - his base salary for a period of either 9 or 18 months; and

    - an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.


    VOTING AGREEMENT. In connection with the merger agreement, Messrs. Devine, Hall, Myers, and Woodard, holders of approximately 0.5% of the outstanding shares of our common stock, have entered into a voting agreement dated May 17, 2000, with BD Recapitalization Holdings LLC. In this proxy statement we sometimes refer to Messrs. Devine, Hall, Myers and Woodard as the "four executives." Under the terms of the voting agreement, the four executives have agreed, among other things:


    - to vote their shares to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, and in favor of any other matter necessary to complete the transactions contemplated by the merger agreement;

    - to vote against any other competing acquisition proposal;

    - not to sell, transfer, pledge, grant options with respect to, or otherwise dispose of any shares of common stock of PETCO; and

    - to refrain from directly or indirectly soliciting, initiating, or otherwise facilitating any third party acquisition inquiries.


    The voting agreement will terminate upon the earlier of the effective time of the merger or the close of business immediately after the date on which the merger agreement is terminated in accordance with its terms.



    STOCKHOLDERS AGREEMENT. The four executives and BD Recapitalization Holdings LLC have agreed to enter into a stockholders agreement at or before the effective time of the merger. The other continuing stockholders will also enter into the stockholders agreement. The holder of the warrants to be issued in connection with financing the merger will also enter into the stockholders agreement in connection with the issuance by PETCO of the warrants. At the effective time of the merger, PETCO will also enter into the stockholders agreement. The stockholders agreement restricts the ability of the parties thereto to freely transfer the securities held by such parties, and establishes a right of first refusal in favor of BD Recapitalization Holdings LLC in the event the continuing stockholders seek to transfer any of their securities to a third party.


    The stockholders agreement grants the continuing stockholders rights to purchase a proportionate amount of any shares of PETCO common stock or securities convertible into common stock that are issued after the merger. Under the terms of the stockholders agreement if BD Recapitalization Holdings LLC desires to sell any of its securities to a third party, under some circumstances it may compel the other stockholders to do the same. Also, the continuing stockholders have rights to participate in some types of sales by BD Recapitalization Holdings LLC of its securities to a third party. Furthermore, the stockholders may require PETCO to register shares of their common stock under the Securities Act of 1933, as amended, in the circumstances set forth in the stockholders agreement. The stockholders agreement also grants the continuing stockholders the right to nominate two directors to the Board of Directors of PETCO. BD Recapitalization Holdings LLC has agreed to vote its shares of PETCO common stock in favor of the nominees designated by the continuing stockholders. BD Recapitalization Holdings LLC will have the right to nominate the remaining members of PETCO's Board of Directors, which will constitute a majority of the members of the Board of Directors.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that PETCO will indemnify and hold harmless each present and former director and officer of PETCO for a period of six years for acts and omissions occurring before the effective time of the merger. The merger agreement further provides that for a period of six years after the effective time of the merger, PETCO will maintain officers' and directors' liability insurance covering the persons who, on the date of the merger agreement, were covered by PETCO's officers' and directors' liability insurance policies with respect to acts and omissions occurring before the effective time of the merger, subject to limitations on the maximum premium that PETCO must pay for this insurance. The persons benefiting from the insurance provisions include all of PETCO's current directors and executive officers. See "THE MERGER AGREEMENT--Indemnification and Insurance."

    COMMON STOCK.  As of the record date, PETCO's directors and executive
officers held an aggregate of       shares of common stock. Except for the PETCO
common stock that will be retained by the continuing stockholders, all PETCO common stock owned by PETCO's directors and executive officers will be converted into the right to receive $22.00 per share in cash if the merger is completed.

    TREATMENT OF STOCK OPTIONS.  As of the record date, PETCO's directors and
executive officers held options to purchase an aggregate of       shares of
common stock. In connection with the merger,
options with an exercise price equal to or greater than $22.00 per share will be canceled at the effective time of the merger without any payment or other consideration. All other vested options, other than the options to be retained by the continuing stockholders, whether or not vested, will be canceled and the option holder will receive a cash payment from PETCO equal to the excess of the $22.00 per share for the shares subject to the options had they been exercised over the aggregate exercise price of the options. The aggregate amount to be paid to PETCO's directors and officers for their outstanding stock options not
retained will be approximately $        .

FINANCING FOR THE MERGER

    BD Recapitalization Holdings LLC estimates that approximately $619 million will be required to complete the merger and pay the related fees and expenses. Completion of the merger is subject to, among other things, sufficient financing being obtained to pay the full merger consideration and all other necessary payments in connection with the merger. BD Recapitalization Holdings LLC expects this amount to be funded through PETCO's new credit facilities with a syndicate of banks, private offerings of debt securities and equity financing. Green Equity Investors III, L.P. and TPG Partners III, L.P. have received commitments from financial institutions in an amount, when combined with their own commitments, sufficient to fund these amounts. The expected sources and uses of funds in connection with the merger and related transactions are as follows:

                           SOURCES AND USES OF FUNDS
                             (DOLLARS IN MILLIONS)
                         (ALL FIGURES ARE APPROXIMATE)

             SOURCES OF FUNDS                                         USES OF FUNDS
             ----------------                                         -------------
Senior credit facilities(1)......   $306.1             Merger consideration.............   $486.9
Senior Subordinated Notes........    125.0             Retirement of debt...............    102.4
Equity contribution..............    185.0             Fees & expenses..................     30.0
                                                                                           ------
Retained equity..................      3.2             Total............................   $619.3
                                    ------                                                 ======
Total............................   $619.3
                                    ======

------------------------

(1) This includes $6.1 million drawn under the revolving credit facility. Total revolving loan availability will be approximately $100 million.

    EQUITY CONTRIBUTIONS. Subject to the terms and conditions of the merger agreement, including obtaining the necessary debt financing, Green Equity Investors III, L.P. and TPG Partners III, L.P. each have committed to purchase, directly or indirectly, through one or more of their affiliates, $92,500,000 of BD Recapitalization Corp.'s common stock and preferred stock. BD Recapitalization Holdings LLC expects the proceeds of these equity commitments to be used as follows:

                    SOURCES AND USES OF EQUITY CONTRIBUTIONS
                             (DOLLARS IN MILLIONS)
                         (ALL FIGURES ARE APPROXIMATE)

      SOURCES OF EQUITY CONTRIBUTIONS                         USES OF EQUITY CONTRIBUTIONS
      -------------------------------                         ----------------------------
Green Equity Investors III,         $ 92.5             Series A senior preferred           $ 95.0
  L.P............................                      stock............................
TPG Partners III, L.P............     92.5             Series B senior preferred             74.0
                                                       stock............................
                                    ------
Total............................   $185.0             Common stock.....................     16.0
                                    ======                                                 ------
                                                       Total............................   $185.0
                                                                                           ======

    Under the terms of the merger agreement, BD Recapitalization Corp.'s outstanding common and preferred stock will be converted into common and preferred stock of PETCO at the effective time. It is expected that the preferred stock will be divided into Series A senior preferred stock and Series B senior preferred stock. It is expected that the Series A senior preferred stock will be entitled to a dividend of 14% per year, payable quarterly. Dividends will be payable as determined by PETCO's Board of Directors, in cash, or, if not paid, will accumulate and dividends will compound and accrue on such accumulation. It is expected that the Series A senior preferred stock will rank senior to all other classes of PETCO's capital stock. We expect that PETCO will be required to redeem the shares of Series A senior preferred stock in whole after 12 years at the liquidation preference, together with accumulated but unpaid dividends. We expect that the terms of the Series A senior preferred stock will allow PETCO to redeem shares of the Series A senior preferred stock before the mandatory redemption date at specified redemption prices. We expect that the Series A senior preferred stock will also allow PETCO to exchange shares of the Series A senior preferred stock for debt securities under some circumstances. We expect that the holders of the Series A senior preferred stock will have no voting rights, except (1) as required by state and other applicable law and (2) a requirement that a majority of the outstanding shares of Series A senior preferred stock, voting as a separate class, approve the issuance of any equity securities ranking senior to the Series A senior preferred stock with respect to dividends or upon a liquidation, and to approve any adverse amendment to PETCO's certificate of incorporation.

    It is expected that the Series B senior preferred stock will be entitled to a dividend of 12% per year, payable quarterly. Dividends will be payable as determined by PETCO's Board of Directors, in cash, or, if not paid, will accumulate and dividends will compound and accrue on such accumulation. It is expected that the Series B senior preferred stock will rank senior to all classes of PETCO's capital stock other than the Series A senior preferred stock and will rank junior to the Series A senior preferred stock. We expect that PETCO will be required to redeem the shares of Series B senior preferred stock in whole after 12 years at the liquidation preference, together with accumulated but unpaid dividends. We expect that the terms of the Series B senior preferred stock will allow PETCO to redeem shares of the Series B senior preferred stock before the mandatory redemption date at specified redemption prices. We expect that the holders of the Series B senior preferred stock will have no voting rights, except (1) as required by state and other applicable law and (2) a requirement that a majority of the outstanding shares of Series B senior preferred stock, voting as a separate class, approve the issuance of any equity securities ranking senior to the Series B senior preferred stock with respect to dividends or upon a liquidation, and to approve any adverse amendment to PETCO's certificate of incorporation.

    RETAINED EQUITY. The four executives will retain 86,105 shares of PETCO common stock. In addition, these members of PETCO's management and some other PETCO employees will be able to retain additional shares and options to purchase shares of PETCO common stock. The number of these additional retained shares and retained options is limited such that the sum of (1) the $22.00 per share that would have been payable for the retained shares in excess of the 86,105 retained shares and (2) the aggregate difference between the $22.00 per share that would have been payable with respect to the shares subject to the retained options and the exercise prices of the options, will be less than or equal to $1,735,927. The retained shares will not be converted, exchanged or canceled in connection with the merger and will remain outstanding. The retained options will not be converted, exchanged or canceled in connection with the merger and will remain outstanding. At the effective time of the merger, the exercise price of these options will be adjusted to $4.40 per share and the number of shares subject to these options will be adjusted such that the aggregate spread amount for all these options, after such adjustments, will be equal to 80% of the aggregate spread amount for all these options immediately before the adjustments.

    SENIOR SUBORDINATED NOTES. Trust Company of the West, on behalf of one or more of its affiliates, has committed to purchase $125.0 million of PETCO's Senior Subordinated Notes in an offering exempt from registration under the Securities Act of 1933, as amended, subject to terms and significant conditions described below. The Senior Subordinated Notes will mature ten years from the date of the closing of the merger. Interest on the Senior Subordinated Notes will accrue at a rate of 13% per annum and will be payable semi-annually in cash. PETCO may redeem the Senior Subordinated Notes at its option at any time after five years from the completion of the merger, in whole or in part, based upon an agreed upon schedule of prices. At any time before the third anniversary of the completion of the merger, up to 35% of the aggregate principal amount of the Senior Subordinated Notes may be prepaid from the proceeds of an initial public offering of common stock of PETCO at a price of 113% of the principal amount of the Senior Subordinated Notes repaid, plus accrued interest.

    The sale of the Senior Subordinated Notes will be subject to the following significant conditions:

    - satisfactory negotiation and execution of definitive agreements relating to the issuance of the Senior Subordinated Notes;

    - completion of the merger;

    - no material adverse change in the business, operations, prospects or financial condition of PETCO; and

    - receipt of all governmental approvals required by the merger agreement.

    In connection with the issuance of the Senior Subordinated Notes, PETCO will issue to Trust Company of the West, on behalf of one or more of its affiliates, warrants to purchase equity of PETCO representing 5% of the fully-diluted equity (including dilution for management stock options) for a nominal price. The warrants will have customary tag-along, drag-along, anti-dilution, demand registration, pre-emptive and piggy-back rights with respect to the underlying equity.

    SENIOR CREDIT FACILITIES. Goldman Sachs Credit Partners, L.P. and Wells Fargo Bank, N.A. have committed to make loans to PETCO and to act as exclusive advisors and arrangers under credit facilities consisting of a $100 million senior revolving credit facility, a $100 million Term A senior term loan facility and a $200 million Term B senior term loan facility, upon the terms and conditions set forth in the commitment letter.

    We expect that, subject to successful syndication, the revolving credit facility and the Term A facility will bear interest, at PETCO's option, at either a base rate customary for financings of this type, plus 2.25% per annum, or at a reserve adjusted Eurodollar rate customary for financings of this type, plus 3.25% per annum. We expect that, subject to successful syndication, the Term B facility will bear interest, at PETCO's option, of either the base rate plus 3.00% per annum, or at the reserve adjusted Eurodollar rate, plus 4.00% per annum.


    The revolving credit facility and the Term A facility will mature on the sixth anniversary of the completion of the merger and the Term B facility will mature on the eighth anniversary of the completion of the merger. The Term A facility will amortize in scheduled quarterly installments, the Term B facility will have nominal amortization prior to the sixth anniversary of the completion of the merger and there will be no reduction in the revolving credit facility prior to maturity. The senior credit facilities will be subject to mandatory prepayment under agreed upon terms. Amounts repaid on the revolving credit facility before maturity may be reborrowed. Amounts repaid on the Term A facility and the Term B facility may not be reborrowed.

    The revolving credit facility will be used partially to fund the merger and to finance the working capital and general corporate needs of PETCO and its subsidiaries. The Term A facility and the Term B facility will be used for the following purposes:

    - to finance the merger;

    - to repay outstanding indebtedness of PETCO and its subsidiaries; and

    - to pay fees and expenses associated with the merger.

    Funding of the these credit facilities will be subject to the following significant conditions and other customary closing conditions:

    - since January 29, 2000, no material adverse change in or affecting the business, financial condition, results of operations or prospects of PETCO and its subsidiaries, except as disclosed in the merger agreement;

    - no material disruptions or adverse change in the financial or capital markets generally, or in the market for loan syndications in particular;

    - assignment of a credit rating to the credit facilities by two nationally recognized rating agencies;

    - satisfactory negotiation, execution and delivery of appropriate loan documents relating to the credit facilities;

    - receipt of at least $185 million of equity contributions described above and the retention of at least $3.3 million of PETCO common stock or options by the continuing stockholders as described above;

    - receipt by PETCO of $125.0 million from the private placement of the Senior Subordinated Notes;

    - pro forma EBITDA of PETCO of not less than $97.0 million, for the twelve-month period ending as of the most recently ended fiscal quarter before the completion of the merger;

    - discharge by PETCO of substantially all pre-existing indebtedness;

    - grant by PETCO to the administrative agent under the credit facilities of a first priority security interest in assets described in the loan documents;

    - satisfactory organization documents and employment contracts with key employees;

    - all necessary governmental and third party approvals and consents; and

    - no existing or threatened litigation or proceedings that materially impairs the merger and any transactions contemplated by the merger agreement.

LITIGATION

    PETCO and certain of its officers have been named as defendants in several virtually identical class action lawsuits filed in the United States District Court for the Southern District of California between August and November, 1998. These cases have been consolidated and are being administered as one case under a consolidated amended complaint. The plaintiffs purport to represent a class of all persons who purchased PETCO common stock between January 30, 1997 and July 10, 1998. The amended complaint alleges that the defendants violated various Federal securities laws and published materially misleading financial results which had the effect of artificially increasing the price of PETCO common stock. The amended complaint seeks unspecified monetary damages. The defendants have filed a motion to dismiss the amended complaint. These matters have been tendered to PETCO's insurance carrier. While PETCO believes the allegations contained in these lawsuits are without merit, the claims have not progressed sufficiently for PETCO to estimate a range of possible exposure, if any. PETCO and its officers intend to defend themselves vigorously.

    As a result of the proposed merger, PETCO, its directors and one of its officers, and Green and TPG have been named as defendants in several substantially similar class action lawsuits filed in various jurisdictions during May 2000. The plaintiffs purport to represent a class of all persons whose stock will be purchased in connection with the merger. While the allegations contained in each complaint are not identical, the complaints generally assert that the $22.00 per share price to be paid to stockholders in connection with the merger is inadequate and does not reflect the value of the assets and future prospects of PETCO. The complaints also generally allege that the director defendants engaged in self-dealing without regard to conflicts of interest and that they breached their fiduciary duties in approving the merger agreement. The complaints seek remedies including unspecified monetary damages, attorneys' fees and injunctive relief that would, if granted, prevent the completion of the merger. PETCO believes the allegations contained in these lawsuits are without merit. While PETCO, its officers and directors intend to defend themselves vigorously, there can be no assurance given as to the outcome of the various lawsuits that have been filed.

ACCOUNTING TREATMENT OF THE MERGER

    We intend to treat the merger as a recapitalization for accounting purposes, as we will not meet the requirements for a new accounting basis as a result of the interests of the continuing stockholders. A recapitalization is a transaction structured to transfer the controlling interest of an operating entity to a new investor, with some owners also retaining an ownership interest. A recapitalization results in no change in the accounting basis of the assets or liabilities presented in the stand-alone financial statements of the operating entity. The consideration paid for the shares is accounted for as a reduction in equity.

FEDERAL REGULATORY MATTERS


    The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder require that PETCO and the ultimate parent entities of BD Recapitalization Corp. file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. In compliance with the HSR Act the necessary forms were filed on July 14, 2000 with the Department of Justice and the Federal Trade Commission. The waiting period is expected to end on August 13, 2000, unless the Antitrust Division or the Federal Trade Commission extends the waiting period with a request for additional information. The Department of Justice and the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under the antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger. Completion of the merger is conditioned on the expiration or early termination of the applicable waiting period under the HSR Act.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS

    The following is a summary of the material U.S. Federal income tax consequences of the merger to holders of common stock (including holders exercising appraisal rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to a particular holder of common stock or to holders who are subject to special treatment under U.S. Federal income tax law (including, for example, banks, insurance companies, tax-exempt investors, S corporations, dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, and holders who acquired common stock through the exercise of employee stock options or other compensation arrangements). Moreover, this summary does not deal with the consequences to employees of PETCO to the extent that they retain any of their common stock. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    The receipt of cash by holders of common stock in the merger or upon exercise of dissenters' appraisal rights will be a taxable transaction for U.S. Federal income tax purposes. A holder of common stock generally will recognize gain or loss in an amount equal to the difference between the merger consideration received by such holder and such holder's adjusted tax basis in the common stock. That gain or loss generally will be capital gain or loss if the common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss generally will be long-term capital gain or loss if the common stock has been held by the holder for more than one year. If the common stock has been held by the holder for less than one year, any gain or loss will generally be taxed as a short-term capital gain or loss.

DISSENTERS' RIGHTS OF APPRAISAL

    Under Section 262 of the Delaware General Corporation Law, which we refer to as the "DGCL," any holder of common stock who does not wish to accept $22.00 per share in cash for the holder's shares of common stock may dissent from the merger and elect to have the fair value of the holder's shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262.

    The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

    Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix C to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, PETCO believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel.

    Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

    - as more fully described below, the holder must deliver to PETCO a written demand for appraisal of the holder's shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs PETCO of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

    - the holder must not vote the holder's shares of common stock in favor of the merger agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

    - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the merger will lose any right to appraisal in respect of those shares.

    Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

    Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

    A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attn.: James M. Myers, Secretary.

    Within ten days after the effective time of the merger, PETCO must send a notice as to the effectiveness of the merger to each former stockholder of PETCO who has made a written demand for appraisal in accordance with Section 262 and who has not voted to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either PETCO or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all dissenting stockholders. PETCO is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that PETCO will file such a petition or that PETCO will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as PETCO has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

    Under the merger agreement, PETCO has agreed to give BD Recapitalization Corp. prompt written notice of any demands for appraisal received by PETCO. BD Recapitalization Corp. has the right to participate in and approve all negotiations and proceedings with respect to demands for appraisal under the DGCL. PETCO will not, except with the prior written consent of BD Recapitalization Corp., make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

    Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from PETCO, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. PETCO must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under
Section 262, whichever is later.

    A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to PETCO, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

    After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER
SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $22.00 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."
Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

    Any stockholder may withdraw its demand for appraisal and accept $22.00 per share by delivering to PETCO a written withdrawal of the stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of PETCO and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If PETCO does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same or less than $22.00 per share.

    FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN
SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS.

                              THE MERGER AGREEMENT

    The description of the merger agreement contained in this proxy statement describes the material terms of the merger agreement. The actual legal terms of the merger agreement may be found in Appendix A to this proxy statement and are incorporated herein by reference. Stockholders are urged to read the entire merger agreement.

THE MERGER

    The merger agreement provides that, subject to conditions summarized below, BD Recapitalization Corp., a Delaware corporation, will merge into PETCO. Following completion of the merger, BD Recapitalization Corp. will cease to exist as a separate entity, and PETCO will continue as the surviving corporation.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law or at such later time as is specified in the certificate of merger. We refer to this time as the "effective time." The filing is expected to occur as soon as practicable after approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by our stockholders at the special meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "--Conditions to the Merger."

MERGER CONSIDERATION

    In the merger, each share of common stock outstanding immediately before the effective time of the merger will be canceled and automatically converted into the right to receive $22.00 in cash, without interest or any other payment thereon, with the following exceptions:

    - shares that will be retained by the continuing stockholders;

    - treasury shares and shares of PETCO common stock owned by BD Recapitalization Corp. or by any of PETCO's subsidiaries, if any, that will be canceled without any payment thereon; and

    - shares held by dissenting stockholders that will be subject to appraisal in accordance with Delaware law.

See "--Payment for Shares."

    At the effective time of the merger, each share of BD Recapitalization Corp. common stock, Series A senior preferred stock and Series B senior preferred stock issued and outstanding immediately before the effective time of the merger will be converted into one newly issued, fully paid and non-assessable share of common stock, Series A senior preferred stock or Series B senior preferred stock, respectively, of PETCO.

TREATMENT OF OPTIONS

    The merger agreement provides that immediately before the effective time of the merger, all outstanding options to purchase PETCO common stock granted to employees, consultants or directors of PETCO will become vested. The merger agreement further provides that immediately before the effective time of the merger, each outstanding option to purchase PETCO common stock granted to employees, consultants or directors of PETCO with an exercise price of less than $22.00 per share, with the exception of options retained by the continuing stockholders, if any, will be canceled and the option holders will receive a cash payment from PETCO equal to the excess of $22.00 per share subject to the option over the exercise price of the option. All other PETCO options, with the exception of options retained by the continuing stockholders, if any, will be canceled without any payment or consideration to the option holder.

    The merger agreement limits the number of retained options so that the sum of (1) $22.00 per share multiplied by the number of retained shares in excess of the 86,105 shares retained by the four executives and (2) the aggregate difference between $22.00 per retained option and the exercise price of each retained option, will be less than or equal to $1,735,927. At the effective time of the merger, the exercise price of the retained options will be adjusted to $4.40 per share and the number of shares subject to the retained options will be adjusted so that the aggregate spread amount for all retained options, after the adjustments, will be equal to 80% of the aggregate spread amount for all retained options immediately before the adjustments.

    As of May 17, 2000, there were options outstanding to purchase an aggregate of 2,524,681 shares of our common stock at a weighted average exercise price of $12.34 per share. This aggregate number of options includes unvested and vested options that will be retained by the continuing stockholders.

PAYMENT FOR SHARES

    At the effective time of the merger, PETCO will deposit, or cause to be deposited with the disbursing agent designated by PETCO, all amounts necessary for the disbursing agent to pay the merger consideration. As soon as reasonably practicable after the effective time of the merger, PETCO will cause the disbursing agent to mail to each person who was, at the effective time, a holder of record of shares, a letter of transmittal and instructions to effect the surrender of the share certificates which, immediately before the effective time, represented the record holder's shares in exchange for payment of $22.00 per share. YOU SHOULD NOT FORWARD SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD. YOU SHOULD SURRENDER CERTIFICATES REPRESENTING SHARES OF COMMON STOCK ONLY AFTER RECEIVING INSTRUCTIONS FROM THE DISBURSING AGENT.

    The holder will be entitled to receive $22.00 per share, after giving effect to any required tax withholdings, only upon surrender to the disbursing agent of the share certificates, together with the letter of transmittal duly completed in accordance with the instructions. The disbursing agent will pay the $22.00 per share attributable to any certificates representing shares outstanding before the effective time which have been lost or destroyed, but only after the person claiming the certificate to be lost or stolen provides an affidavit of that fact and, if required by PETCO, posts an appropriate indemnification bond. The disbursing agent will not pay any interest or other payment upon the surrender of any certificate. The disbursing agent will not make payments to any person who is not the registered holder of the certificate surrendered unless the certificate is properly endorsed and otherwise in proper form for transfer. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the disbursing agent that such tax has been paid or is not payable. Six months following the effective time, we may cause the disbursing agent to deliver to us any funds, including any interest or earnings received with respect to those funds, which the disbursing agent has not disbursed. Thereafter, holders of certificates representing shares outstanding before the effective time will be entitled to look only to us for payment of $22.00 per share represented by the certificates. Any amounts remaining unclaimed by holders of common stock six years after the effective time will become our property, to the extent permitted by applicable law. Neither the disbursing agent nor any party to the merger agreement will be liable to any holder of certificates formerly representing shares for any amount paid to a public official pursuant to any applicable unclaimed property laws.

TRANSFER OF SHARES

    At or after the effective time, our transfer agent will not record on the stock transfer books transfers of any shares that were entitled to receive the $22.00 per share.

OFFICERS, DIRECTORS AND GOVERNING DOCUMENTS

    From and after the effective time of the merger, the directors of BD Recapitalization Corp. will become the directors of PETCO, and the current officers of PETCO will remain the officers of PETCO until successors are duly elected or appointed and qualified. At the effective time of the merger, PETCO's certificate of incorporation will be amended to be the same as the certificate of incorporation of BD Recapitalization Corp. immediately before the effective time of the merger. At the effective time of the merger, the bylaws of PETCO will be amended to be the same as the bylaws of BD Recapitalization Corp., as in effect immediately before the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties made by PETCO to BD Recapitalization Corp., subject to identified exceptions, including representations and warranties relating to:

    - the due incorporation, valid existence, good standing, and necessary corporate powers of PETCO and its subsidiaries;

    - the authorization, execution, delivery and enforceability of the merger agreement;

    - the absence of any conflicts between the merger agreement and PETCO's certificate of incorporation or bylaws, required consents or approvals, or violations of instruments or law;

    - the absence of consents, approvals, orders or authorizations of governmental authorities, except those specified in the merger agreement, in order to complete the merger;

    - the capitalization of PETCO;

    - the adequacy and accuracy of filings made by PETCO with the Commission;

    - the accuracy of information concerning PETCO in the offering documents in connection with the financing, the Schedule 13E-3 and in this proxy statement;

    - the absence of material adverse changes to PETCO since January 29, 2000;

    - the absence of any material action, suit, investigation or proceeding actually pending or threatened against PETCO or its subsidiaries;

    - the adequacy of filings with the IRS by PETCO, its subsidiaries and its affiliated entities;

    - benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

    - the compliance of PETCO and its subsidiaries with laws relating to pollution and the protection of human health or the environment;

    - the existing suppliers of PETCO and its subsidiaries;

    - material contracts of PETCO and its subsidiaries;

    - real property owned or leased by PETCO or its subsidiaries;

    - the receipt of an opinion from DLJ, that the $22.00 per share to be received by PETCO stockholders in the merger, other than the continuing stockholders, was fair from a financial point of view as of the date of the opinion, based on and subject to the limitations, assumptions and qualifications set forth in the opinion; and

    - the exemption of the merger from anti-takeover laws and regulations.

    The merger agreement contains various representations and warranties made by BD Recapitalization Corp. to PETCO, subject to identified exceptions, including representations and warranties relating to:

    - the due incorporation, valid existence, good standing and necessary corporate powers of BD Recapitalization Corp.;

    - the authorization, execution, delivery and enforceability of the merger agreement;

    - the absence of consents, approvals, orders or authorizations of governmental authorities, except those specified in the merger agreement, in order to complete the merger;

    - the absence of any conflict between the merger agreement and its certificate of incorporation or bylaws, any applicable law or other contracts or documents;

    - the accuracy of information supplied for inclusion in this proxy statement; and

    - the financing required to complete the merger.

    None of the representations and warranties in the merger agreement will survive after the completion of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

    In the merger agreement, we agreed, before completion of the merger, to conduct business only in the ordinary and usual course of business and consistent with past practice and to use our best efforts to maintain our business organization, governmental permits and relationships with employees, customers, suppliers and others with whom we do business. In addition, we agreed not to take, and to prevent our subsidiaries from taking, any of the following actions without the prior consent of BD Recapitalization Corp.:

    - amend our certificate of incorporation or bylaws;

    - enter into transactions such as acquisitions, borrowings outside of the ordinary course, pledges or encumbrances, or make capital expenditures not in the ordinary course of business;

    - enter into any new lease or sublease, except in connection with the opening of new stores in the ordinary course of business and consistent with past practices;

    - alter any existing lease, except in the ordinary course of business and consistent with past practices;

    - sell, contribute, assign or create any right, title or interest in our real property;

    - take any action that would make any PETCO representation or warranty untrue;

    - split, reclassify or combine our shares or make dividends, distributions or repurchases of shares;

    - adopt or amend employee benefit plans, bonuses or similar matters or increase compensation, except with respect to non-officers in specific instances;

    - pay any material liabilities or obligations other than in the ordinary course of business and consistent with past practices;

    - make changes in accounting methods or tax elections.

    - authorize or issue additional stock or other securities;

    - adopt a plan of liquidation, dissolution or merger, other than the merger described in this proxy statement, or alter the structure of PETCO or our subsidiaries; or

    - permit any material permits or intellectual property to lapse.

NO SOLICITATION

    The merger agreement provides that neither PETCO nor its affiliates will permit their officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide non-public information to any party or group, take any action designed to facilitate any inquiries or the making of any proposals, or enter into any agreement concerning any of the following third party acquisitions:

    - the acquisition of PETCO by merger or otherwise;

    - the acquisition of a material portion of the assets of PETCO and our subsidiaries, taken as a whole;

    - the acquisition of 15% or more of our common stock or the issuance by PETCO of capital stock containing terms inconsistent with completion of the transactions contemplated by the merger agreement;

    - our adoption of a plan of liquidation, payment of an extraordinary dividend or repurchase of more than 15% of our common stock; or

    - our acquisition, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business such that our interest or investment in that business' annual revenues, net income or assets are equal to or greater than 15% of our annual revenues, net income or assets.

    However, the special committee or our Board of Directors may take and disclose to PETCO stockholders a position as required by Rules 14d-9 and 14e-2 with regard to any tender or exchange offer, but that disclosure must state that no action will be taken by the special committee or our Board of Directors which would violate the other restrictions described in this section. In addition, if the special committee or our Board of Directors receives a written unsolicited expression of interest from a person relating to the submission by that person of a superior proposal, the special committee or our Board of Directors may supply to and receive non-public information from that person as, and to the extent that, the special committee or our Board of Directors determines in its good faith judgment, after consultation with outside legal counsel, that such action is required in order to comply with its fiduciary duties under applicable law and there is a reasonable prospect that the expression of interest will result in a superior proposal from that person. Supplying non-public information under these circumstances must be subject to a customary confidentiality agreement which expressly permits us to fulfill our obligations to disclose the expression of interest to BD Recapitalization Corp. After consultation with outside legal counsel, the special committee or the Board of Directors also may conduct discussions and negotiations as the special committee or the Board of Directors believes are necessary in light of its fiduciary duties concerning the unsolicited third party acquisition proposal.

    By "superior proposal," we mean a bona fide written unsolicited proposal by which a third party, among other things, proposes to directly or indirectly acquire more than 50% of our outstanding common stock or all or substantially all of our and our subsidiaries' assets, taken as a whole. The proposal must have funding that is at least as committed as the funding commitments provided to us in connection with the merger and provide for consideration consisting of cash and/or securities with a value higher than $22.00 per share in cash. In addition, the proposal must be on terms and conditions that the special committee or our Board of Directors, as applicable, by a majority disinterested vote determines in its good faith judgment after receipt of written advice of a financial advisor of nationally recognized reputation consistent with that determination and consultation with outside legal counsel:

    - is reasonably likely to be completed in accordance with its terms;

    - that the required financing is reasonably likely to be obtained; and

    - would, if completed, provide a higher value to PETCO stockholders, excluding the continuing stockholders, from a financial point of view than the merger and any proposal submitted by BD Recapitalization Corp. in response to any such superior proposal.

    We have agreed to notify BD Recapitalization Corp. promptly of any such proposals or inquiries and to keep BD Recapitalization Corp. informed as to the status of any such proposals or inquiries.

    In addition, neither the special committee nor our Board of Directors will withdraw or modify its approval or recommendation of the merger agreement or the merger or approve or recommend or cause or allow PETCO to enter into any agreement with respect to a third party acquisition, unless the special committee or our Board of Directors, as applicable, determines in good faith by a majority disinterested vote, after consultation with outside legal counsel, that its fiduciary duties require that action and that action relates to a superior proposal. Before withdrawing or modifying its approval or recommendation of the merger agreement or approving or recommending or entering into an agreement with respect to a superior proposal, however, our Board of Directors must provide BD Recapitalization Corp. with five business days to make a counter-offer that is at least as favorable to PETCO stockholders, other than the continuing stockholders, as the superior proposal. The special committee or the Board of Directors may only approve or recommend a superior proposal if, by a majority disinterested vote, it determines in its good faith judgment, after receipt of written advice of a financial advisor of nationally recognized reputation and consultation with outside legal counsel, that any alternative transaction proposed by BD Recapitalization Corp. is not at least as favorable to our stockholders, other than the continuing stockholders, as the superior proposal. Our Board of Directors or the special committee may only withdraw its recommendation if the merger agreement is first terminated and if we have paid BD Recapitalization Corp. an $11 million termination fee. See "--Termination Fee."

    In addition, the special committee or our Board of Directors may disclose the fact that it has received a third party acquisition and the terms of such acquisition proposal if the special committee or our Board of Directors, as applicable, determines, after consultation with outside legal counsel, that it is compelled to make that disclosure in order to comply with its fiduciary duties under applicable law or with Federal securities laws.

ACCESS TO INFORMATION

    We have agreed to allow BD Recapitalization Corp., its affiliates, counsel, accountants, business consultants, financial advisors, financing sources and other representatives, during regular business hours, full access to our offices, properties, warehouses and other facilities and to all our contracts, internal reports and other books and records. We further agreed to furnish promptly to BD Recapitalization Corp. all additional documents and information with respect to our affairs relating to our businesses and access to our employees and to our accountants and counsel as BD Recapitalization Corp. may from time to time reasonably request.

REGULATORY AND OTHER CONSENTS AND APPROVALS

    Subject to the terms and conditions of the merger agreement, PETCO and BD Recapitalization Corp. have agreed to take all reasonable actions necessary to file as soon as practicable notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust

Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other governmental authority in connection with antitrust matters.

    We have agreed to cooperate with BD Recapitalization Corp. in promptly determining whether any additional filings are required to be made or additional consents, approvals, waivers, licenses, permits or authorizations are required to be obtained under any applicable law or regulation or from any governmental authorities or other persons, in connection with the transactions contemplated by the merger agreement. We also have agreed to take all reasonable action necessary to obtain any of these additional consents, approvals, waivers, licenses, permits or authorizations.

PETCO STOCKHOLDERS MEETING

    We have agreed that we will cause a meeting of our stockholders to be held as promptly as practicable for the purpose of voting on the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. We have agreed to use our best efforts to obtain the necessary vote for the approval and adoption by our stockholders of the merger agreement and the merger and will take all other action necessary or advisable to secure any required vote of our stockholders to effect the merger and will otherwise comply with all legal requirements applicable to the meeting. We have agreed that the special committee and the Board of Directors will recommend that our stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement, unless the special committee or the Board of Directors, as the case may be, determines in its good faith judgment, after receiving the advice of its outside legal counsel and otherwise in accordance with the merger agreement, that in order to comply with its fiduciary duties it must recommend a superior proposal, as described above under "No Solicitation."

LEASE CONSENTS

    We have agreed to use our reasonable best efforts to obtain the lease consents required by the merger agreement, including landlord consents from all of PETCO's distribution centers, stores representing 95% or more of PETCO's total annual gross revenue, and as required by the lenders in connection with obtaining the financing for the merger.

CONDITIONS TO THE MERGER

    The obligations of each party to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

    - stockholders who hold a majority of our outstanding common stock must approve and adopt the merger agreement and the transactions contemplated by the merger agreement;

    - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or terminated; and

    - no provision of applicable law and no judgment, order, decree or injunction prohibits or restrains the completion of the merger.

    Our obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

    - the representations and warranties made by BD Recapitalization Corp. in the merger agreement must be true and correct in all material respects at the effective time of the merger (provided that if a representation or warranty has a specific date, it need only be true as of that date);

    - BD Recapitalization Corp. must have performed in all material respects its obligations under the merger agreement at or before the effective time of the merger; and

    - an independent advisor must provide a solvency opinion.

    BD Recapitalization Corp.'s obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

    - the representations and warranties made by us in the merger agreement must be true and correct in all material respects at the effective time of the merger (provided that if a representation or warranty carries a specific date, it need only be true as of that date);

    - PETCO must have performed in all material respects its obligations contained in the merger agreement at or before the effective time of the merger;

    - there must be no pending action or proceeding by any governmental authority, or by any other person or entity before any court or governmental authority, that has a reasonable likelihood of materially restraining, delaying or prohibiting the completion of the merger or seeking material damages or materially affecting the ability of BD Recapitalization Corp. to control the operations of PETCO after the merger;


    - the financing necessary to complete the merger and the transactions contemplated by the merger agreement, including the retirement of PETCO's existing indebtedness and the payment of all related fees and expenses, has been obtained on terms acceptable to BD Recapitalization Corp., but the terms of the financing commitments already obtained are deemed to be acceptable. See "SPECIAL FACTORS--Financing for the Merger" on Page 36;


    - PETCO must have obtained the minimum lease consents as described under "--Lease Consents," and all third party consents, approvals, authorizations and permits required by the merger agreement;

    - the holders of no more than 10% of our outstanding shares of common stock can have exercised their dissenters' rights of appraisal;

    - accounting practices or policies must not change after May 17, 2000 in such a way that BD Recapitalization Corp. could reasonably conclude that the merger would not be recorded as a recapitalization for financial reporting purposes;

    - the Commission must not have objected (or if the Commission so objects, it must have withdrawn the objection) to the treatment of the transactions contemplated by the merger agreement as a recapitalization for accounting purposes; and

    - no change, event, occurrence, development or circumstance has occurred after the date of the merger agreement which, individually or as a whole, is reasonably likely to have a material adverse effect on PETCO and its subsidiaries, taken as a whole, on the legality or enforceability of the merger agreement, or on the ability of PETCO to perform its obligations and to complete the transactions contemplated by the merger agreement.

INDEMNIFICATION AND INSURANCE

    The merger agreement provides that PETCO will honor all of its obligations to indemnify and hold harmless its present and former officers and directors in respect of acts or omissions occurring before the effective time of the merger to the extent provided under the Delaware General Corporation Law and our certificate of incorporation and bylaws as in effect on the date of the merger agreement. Such obligations will survive the merger and will continue in full force and effect until six years after the effective time of the merger. In addition, PETCO is required to maintain its directors' and officers' liability insurance policies in effect for six years after the effective time of the merger, except that PETCO will not be required to pay insurance premiums in excess of 250% of the premiums it currently pays.

TERMINATION OF THE MERGER AGREEMENT

    TERMINATION BY EITHER PARTY. At any time before the effective time of the merger, PETCO and BD Recapitalization Corp. may terminate the merger agreement by mutual written consent. Either party may also terminate the merger agreement if:

    - the merger has not been completed on or before the earlier of:

       - November 1, 2000, or

       - the later of:

           - September 30, 2000, provided that such date shall be extended by one business day for each business day beyond 10 calendar weeks that pass between the date of the initial filing of this proxy statement with the Commission and the date the Commission advises PETCO that it has completed its review of the proxy statement such that PETCO may deliver definitive copies of the proxy statement to its stockholders or

           - the date that is 45 days after the Commission notifies PETCO that it has completed its review of the proxy statement such that PETCO may deliver definitive copies of the proxy statement to its stockholders;

    - the other party materially breached any of its representations, warranties, covenants or obligations under the merger agreement;

    - any court or other governmental entity has restrained, prohibited or enjoined the merger in a final and nonappealable order, decree or decision; or

    - our stockholders fail to approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special meeting.

    TERMINATION BY BD RECAPITALIZATION CORP. BD Recapitalization Corp. may terminate the merger agreement before the effective time of the merger if:

    - PETCO's special committee or its Board of Directors withdraws or adversely modifies its approval or recommendation of the merger agreement or the merger;

    - PETCO's special committee or its Board of Directors recommends or approves a third party acquisition, as described in the bullet points under "--No Solicitation," or, when required by applicable law, fails to take a position with respect to a third party acquisition;

    - a third party acquisition occurs or PETCO enters into an agreement to effect a third party acquisition;

    - PETCO, any of its affiliates, or any of their respective officers, directors, employees, representatives or agents, takes any of the prohibited actions described under "--No Solicitation;" or

    - PETCO materially breaches any obligations described under "--Access to Information" or "--PETCO Stockholders Meeting," materially fails to cooperate fully in obtaining the financing for the merger, materially fails to use its best reasonable efforts to cause the transactions contemplated by the merger agreement to be accounted for as a recapitalization and such accounting treatment to be accepted by PETCO's accountants and the Commission, or takes an action that would reasonably be likely to cause the merger not to be accounted for as a recapitalization.

    TERMINATION BY PETCO. PETCO may terminate the merger agreement before the effective time of the merger by providing written notice to BD Recapitalization Corp. that it has simultaneously entered into a superior proposal as described under "--No Solicitation."

    AMENDMENT AND WAIVER. Any provision of the merger agreement may be amended or waived before the effective time of the merger. After the adoption of the merger agreement by our stockholders, there can be no further amendment of the merger agreement if applicable law would require the further approval of PETCO stockholders.

TERMINATION FEE

    We must pay BD Recapitalization Corp. a termination fee of $11.0 million if:

    - BD Recapitalization Corp. terminates the merger agreement upon the occurrence of one of the events described in the first three bullet points under the heading "THE MERGER AGREEMENT--Termination of the Merger Agreement--Termination by BD Recapitalization Corp.;"

    - PETCO terminates the merger agreement upon the occurrence of the event described under the heading "THE MERGER AGREEMENT--Termination of the Merger Agreement--Termination by PETCO;"

    - BD Recapitalization Corp. terminates the merger agreement upon the occurrence of one of the events described in the fifth bullet point under the heading "--Termination of the Merger Agreement--Termination by BD Recapitalization Corp." or PETCO or BD Recapitalization Corp. terminates the merger agreement because the requisite stockholder vote approving and adopting the merger agreement is not obtained at the special meeting or any adjournment of the special meeting and a third party acquisition has occurred or a third party has made, proposed or communicated its intent to make a proposal with respect to a third party acquisition before the termination of the merger agreement; or

    - BD Recapitalization Corp. terminates the merger agreement upon the occurrence of one of the events described in the fourth bullet point under the heading "THE MERGER AGREEMENT--Termination of the Merger Agreement--Termination by BD Recapitalization Corp." and within 18 months after the termination of the merger agreement a third party acquisition occurs or we or one of our subsidiaries has entered into a definitive agreement with respect to a third party acquisition.

    We must reimburse BD Recapitalization Corp. for out-of-pocket costs, fees and expenses reasonably incurred in connection with the merger of up to $3 million if the merger agreement is terminated by BD Recapitalization Corp. due to a material breach of any of PETCO's representations, warranties, covenants or obligations under the merger agreement.

                                RIGHTS AGREEMENT

    On September 14, 1998, PETCO approved and adopted a rights agreement in which rights to purchase our Series A junior participating preferred stock were distributed to holders of its common stock on September 10, 1998, to ensure that any strategic transaction undertaken by PETCO will be one in which all stockholders can receive fair and equal treatment, and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unequal treatment of stockholders.

    Generally, the rights become exercisable only if a person or group acquires 15% or more of PETCO common stock or announces the commencement of, or an intention to make, a tender offer or exchange offer that may result in any person or group becoming the owner of 15% or more of PETCO common stock.

    Under the rights agreement, the PETCO Board of Directors may pre-approve a merger or other acquisition transaction which would otherwise trigger the rights agreement. If a person or group acquires a block of 15% or more of PETCO common stock other than in connection with an offer or transaction which has been pre-approved by the PETCO Board of Directors, each right will then entitle its holder to purchase a number of shares of PETCO common stock having a market value of twice the right's exercise price, except that the rights held by the person who acquired the 15% or greater block of stock will become void and will not be exercisable to purchase shares at the discounted purchase price.

    The rights have no voting privileges and the Board of Directors may terminate the rights agreement at any time or redeem outstanding rights at a price of $0.01 per right at any time prior to a person or group acquiring beneficial ownership of 15% or more of PETCO's outstanding common stock. The rights expire on September 22, 2008, subject to PETCO's right to extend such date, unless earlier redeemed or exchanged by PETCO or terminated.

    On May 17, 2000, PETCO entered into an amendment to its rights agreement. Among other things, the amendment provides that the rights will not become exercisable as a result of the merger agreement or the merger.

                               FEES AND EXPENSES

    Whether or not the merger is completed and except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that:
PETCO will pay for all costs and expenses relating to the printing and mailing of this proxy statement; and if the merger is terminated because of PETCO's material breach of its representations, warranties or covenants in the merger agreement, PETCO will reimburse BD Recapitalization Corp. for its out-of-pocket expenses not to exceed $3 million in connection with the transaction. See "THE MERGER AGREEMENT--Termination Fee." Estimated fees and expenses (rounded to the nearest thousand) to be incurred in connection with the merger, the financing and related transactions are as follows:


Financing fees and expenses.................................  $
Filing fees (Commission and HSR)............................      187,371
Legal, accounting and special committee's financial
  advisors' fees and expenses...............................
Printing and solicitation fees and expenses.................
Miscellaneous...............................................
                                                              -----------
  Total.....................................................  $30,000,000
                                                              ===========

                          PRICE RANGE OF COMMON STOCK

    The common stock is currently traded on The Nasdaq Stock Market under the symbol "PETC." PETCO's public trading of the common stock commenced on March 17, 1994. The following table sets forth the high and low closing sale prices for shares of the common stock, as reported on The Nasdaq Stock Market for the periods listed. The table reflects the three-for-two split of the common stock effected in the form of a stock dividend on April 15, 1996.


                                                                HIGH       LOW
                                                              --------   --------
YEAR ENDED JANUARY 29, 2001
  First quarter.............................................   $13.75     $10.50
  Second quarter............................................   $19.94     $11.31
  Third quarter (through August 4, 2000)....................   $19.81     $19.44

YEAR ENDED JANUARY 29, 2000
  First quarter.............................................   $13.50     $ 6.50
  Second quarter............................................   $18.38     $12.44
  Third quarter.............................................   $16.50     $ 9.63
  Fourth quarter............................................   $15.50     $ 9.38

YEAR ENDED JANUARY 31, 1999
  First quarter.............................................   $25.00     $13.13
  Second quarter............................................   $21.13     $ 9.75
  Third quarter.............................................   $10.63     $ 5.38
  Fourth quarter............................................   $11.25     $ 7.75



    On May 17, 2000, the last trading day before the public announcement of the merger agreement, the high and low sales prices for the common stock as reported on The Nasdaq Stock Market were $15.25 and $13.69 per share, respectively, and
the closing sale price on that date was $14.94 per share. On             ,
August   , 2000, the last trading day before the date of this proxy statement, the closing price for shares of the common stock, as reported on The Nasdaq
Stock Market, was $            . You are urged to obtain current market
quotations for PETCO common stock before making any decision with respect to the merger.


                                   DIVIDENDS

    PETCO has never declared or paid any dividends with respect to its common stock. Any determination to pay dividends in the future will be at the discretion of the Board of Directors and will be dependent upon PETCO's results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by PETCO's Board of Directors. PETCO does not anticipate that any cash dividends will be paid on its common stock in the foreseeable future if, for any reason, the merger is not completed.

                       COMMON STOCK PURCHASE INFORMATION


    None of PETCO, its directors or executive officers or the Holdings Parties has engaged in any transaction with respect to PETCO common stock within 60 days of the date of this proxy statement.


    PETCO did not purchase any PETCO common stock in 2000, 1999 or 1998.

                   DIRECTORS AND EXECUTIVE OFFICERS OF PETCO

    BRIAN K. DEVINE, Chairman, President and Chief Executive Officer, joined PETCO in August 1990 and has served as Chairman since January 1994. Before joining PETCO, Mr. Devine was President of Krause's Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From

1970 until 1988, Mr. Devine held various positions with Toys "R' Us, a retailer of children's toys, including Senior Vice President, Director of Stores and Senior Vice President, Growth, Development and Operations. Mr. Devine serves as a Director of Petopia.com, Inc. (1200 Folsom Street, San Francisco, California 94103), a privately held retailer of pet food and supplies that has filed an S-1 registration statement with the Commission for an initial public offering of shares of its common stock. Mr. Devine also serves as a Director of Wild Oats Markets, Inc. (3375 Mitchell Lane, Boulder, Colorado 80301), a publicly held retailer and distributor of natural foods, the National Retail Federation (325 7th Street, NW, Suite 1100, Washington, DC 20004), the International Mass Retail Association (1700 North Moore Street, Suite 2250, Arlington, VA 22209), Students in Free Enterprise (1959 East Kerr Street, Springfield, MO 65803-4775) and the Georgetown University College Board of Advisors (Washington, DC 20057-1002).
Mr. Devine graduated from Georgetown University with a degree in economics.
Mr. Devine's term of office as a director expires at the 2001 Annual Meeting of Stockholders.

    BRUCE C. HALL, Executive Vice President, Operations, joined PETCO in
April 1997. Mr. Hall spent 34 years from 1963 to 1997 with Toys "R' Us (461 From Road, Paramus, New Jersey 07652), a retailer of children's toys, where he progressively advanced from field operations through a number of positions, including Senior Vice President of Operations.

    JANET D. MITCHELL, Senior Vice President, Human Resources and Administration, joined PETCO in February 1989. From 1989 to 1998, Ms. Mitchell served as Vice President, Human Resources. From 1981 to 1989, Ms. Mitchell held various management positions in human resources with the Southland Corporation's 7-Eleven division. From 1978 to 1981, Ms. Mitchell held various positions with the El Torito Restaurant chain. Ms. Mitchell received a bachelor's degree from California State University, San Diego.

    JAMES M. MYERS, Senior Vice President and Chief Financial Officer, joined PETCO in May 1990. From 1996 to 1998, Mr. Myers served as Senior Vice President, Finance and before that as Vice President, Finance and as Vice President and Controller of PETCO. From 1980 to 1990, Mr. Myers held various positions at the accounting firm of KPMG LLP, including Senior Audit Manager. Mr. Myers is a CPA and received an accounting degree from John Carroll University.

    WILLIAM M. WOODARD, Senior Vice President, Business Development, joined PETCO in January 1991. From 1991 to 1999, Mr. Woodard served as Senior Vice President, Store Operations. From 1987 to 1990, Mr. Woodard was Vice President, Director of Marketing at J. M. Jones, Inc., a wholesale division of SuperValu Stores, Inc. From 1970 to 1987, Mr. Woodard was employed by Safeway
Stores, Inc., a grocery retailer, in a number of positions including Retail Operations Manager and Marketing Operations Manager. Mr. Woodard serves as a Director of Petopia.com, Inc. (1200 Folsom Street, San Francisco, California 94103). Mr. Woodard holds an administrative management degree from North Texas State University and an MBA in marketing from the University of Southern California.

    ANDREW G. GALEF has served as a Director since 1988 and was Chairman from 1988 to January 1994. Mr. Galef has been President of The Spectrum Group, Inc. (11050 Santa Monica Boulevard, 2nd Floor, Los Angeles, California 90025), a private investment and management firm, since its incorporation in 1978.
Mr. Galef has served as Chairman of MagneTek, Inc. (26 Century Boulevard, Suite 600, Nashville, Tennessee 37214), a publicly held electrical equipment company, since July 1984 and was Chief Executive Officer from 1984 to 1989, from 1993 to 1996, and from 1999 to present. Mr. Galef also serves as a Director of Warnaco, Inc. (90 Park Avenue, New York, New York 10016), a publicly held apparel company, and was Chairman of that company from April 1986 to August 1991. Mr. Galef served as Chairman of Exide Corporation from July 1982 to June 1989 and was Chairman of Aviall, Inc. and its predecessor company from 1979 to 1985. Mr. Galef is a graduate of Harvard

Business School and Amherst College. Mr. Galef's term of office expires at the 2002 Annual Meeting of Stockholders.

    RICHARD J. LYNCH, Jr. has served as a Director since May 1997. Since
May 2000, Mr. Lynch has served as the acting Chief Executive Officer of Sur La Table, Inc. (1765 Sixth Avenue South, Seattle, Washington 98134-1608), a private company in the retail, catalog and e-commerce business for table top cookware. From July 1999 to May 2000, Mr. Lynch served as Chief Executive Officer of Hechinger Investment Company of Delaware, Inc. (1801 McCormick Drive, Largo, Maryland 20774), a publicly held home improvement retailer currently being liquidated in bankruptcy. From 1988 to 1998, Mr. Lynch served as President and Chief Operating Officer and a Director of The Sports Authority (3383 North State Road 7, Ft. Lauderdale, Florida 33319), a publicly held retailer of sporting goods. Before joining The Sports Authority, Mr. Lynch was Executive Vice President and CFO of Sportsclub, Inc. Before that, he served as Senior Vice President and CFO of W.R. Grace's chain of 88 home improvement centers.
Mr. Lynch's other retail experience includes assignments with Gimbels' New York Division, Bloomingdale's and Abraham & Strauss. Mr. Lynch served as a Director of Thrifty Payless (Rite Aid, 30 Hunter Lane, Camp Hill, Pennsylvania 17011), a publicly held drugstore chain, from May 1995 to December 1996. Mr. Lynch holds an MBA degree from Harvard Business School and a bachelor's degree from Duke University. Mr. Lynch's term of office expires at the 2000 Annual Meeting of Stockholders.

    JAMES F. McCANN has served as a Director since May 1997. Mr. McCann is President of 1-800-FLOWERS.COM (1600 Stewart Ave., Westbury, New York 11590) where he has been employed since 1987. Mr. McCann also serves as a Director of Gateway 2000 (4545 Towne Centre Court, San Diego, California 92121), a publicly held maker and distributor of personal computers, Office Max (3605 Warrensville Center Rd., Shaker Heights, Ohio 44122), a publicly held retailer of office supplies, Hofstra University (1000 Fulton Ave., Hempstead, New York 11549) and Winthrop University Hospital (259 First Street, Mineola, New York, 11501-3957). In addition, Mr. McCann has previously been named Entrepreneur of the Year by Merrill Lynch and Retailer of the Year by Chain Store Executive Magazine.
Mr. McCann is a graduate of John Jay College at City University of New York. Mr. McCann's term of office expires at the 2000 Annual Meeting of Stockholders.

    PETER M. STARRETT has served as a Director since 1994. Mr. Starrett is President of Peter Starrett Associates (11100 Santa Monica Blvd., #1900, Los Angeles, California 90025), a retail advisory firm he founded in August 1998. Before that, Mr. Starrett was President of Warner Bros. Studio Stores Worldwide and was employed by Warner Bros. (75 Rockefeller Plaza, New York, New York 10019) from 1990 to 1998. Before joining Warner Bros., Mr. Starrett held various executive positions with May Department Stores and Federated Department Stores, including serving as Chairman and Chief Executive Officer of Federated's Specialty Store Division. Mr. Starrett also serves as an advisor/ consultant to Freeman Spogli & Company (11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025) and as a Director of Guitar Center, Inc. (95155 Clareton Drive, Agoura Hills, California 91301), a publicly held retailer of musical instruments, Advance Auto, Inc. (2501 University Avenue Green Bay, Wisconsin 54302), The Pantry, Inc. (1801 Douglas Dr, Sanford, North Carolina 27330), and AFC Enterprises, Inc. (Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352). Mr. Starrett is a graduate of Harvard Business School and the University of Denver. Mr. Starrett's term of office expires at the 2001 Annual Meeting of Stockholders.

      PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS



    The following table sets forth information regarding beneficial ownership of
the shares of common stock as of             , 2000 by each of PETCO's executive
officers and directors, PETCO's executive officers and directors as a group and all other stockholders known by PETCO to beneficially own more than five percent of the common stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121. None of the Holdings Parties beneficially owns shares of PETCO common stock.



                                                              AMOUNT AND NATURE     PERCENT
                                                                OF BENEFICIAL     BENEFICIALLY
NAME                                                            OWNERSHIP(1)         OWNED
----                                                          -----------------   ------------
David L. Babson and Company, Inc.(2)........................      2,320,400           11.0%
ICM Asset Management, Inc.(3)...............................      2,309,390           10.9
Massachusetts Financial Services Company(4).................      1,692,251            8.0
Brian K. Devine.............................................        477,616            2.2
Andrew G. Galef(5)..........................................        161,378              *
Bruce C. Hall...............................................        122,500              *
William M. Woodard..........................................        111,182              *
Peter M. Starrett...........................................         45,654              *
James M. Myers..............................................         35,027              *
Richard J. Lynch, Jr........................................         31,500              *
James F. McCann.............................................         31,030              *
Janet D. Mitchell...........................................         21,366              *
All directors and executive officers as a group (9
  persons)..................................................      1,037,253            4.7


------------------------

*   Less than one percent.

(1) Includes the following shares which are issuable upon the exercise of outstanding stock options which are exercisable within 60 days ("Option Shares"): Mr. Devine--416,421 Option Shares; Mr. Galef--33,673 Option Shares; Mr. Hall--87,500 Option Shares; Mr. Woodard--107,067 Option Shares; Mr. Starrett--34,621 Option Shares; Mr. Myers--31,827 Option Shares;
    Mr. McCann--30,585 Option Shares; Mr. Lynch--31,008 Option Shares; and
    Ms. Mitchell--21,366 Option Shares.

(2) The address for David L. Babson and Company, Inc. is One Memorial Drive, Cambridge, Massachusetts 02142-1300. The information is as of December 31, 1999 and is determined through Schedule 13G filings.

(3) The address for ICM Asset Management, Inc. is 601 W. Main Ave., Ste. 600, Spokane, Washington 99201. The information is as of December 31, 1999 and is determined through Schedule 13G filings.

(4) The address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116. The information is as of December 31, 1999 and is determined through Schedule 13G filings.


(5) Includes (i) 22,618 shares of Common Stock held by Andrew G. Galef Living Trust, (ii) 6,456 shares of Common Stock held by Bronya Galef, Mr. Galef's wife and (iii) 1,062 shares of Common Stock owned by the AGC Family Partnership. Mr. Galef disclaims beneficial ownership of the shares owned by Bronya Galef and the AGC Family Partnership.

                        INFORMATION ABOUT GREEN AND TPG

    Green is a Los Angeles-based private merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs, going private transactions and recapitalizations of established public and private companies. Green has significant investments in Liberty Group Publishing, Inc., a chain of 284 community newspapers; RiteAid, a national chain of 3,800 drug stores; Twinlabs Corporation, a leading manufacturer of vitamins and nutritional supplements; Leslie's Poolmart, Inc., the nation's leading retailer of pool supplies; Gart Sports Company, the nation's second largest sporting goods retailer; and White Cap Industries, Inc., a leading business-to-business retailer of specialty tools and materials to professional contractors in the Western United States. Green is the largest private equity fund in Southern California, managing in excess of $1.7 billion of private equity capital.

    TPG is a private investment firm that pursues public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. Together with its affiliated partnerships, TPG currently has committed equity capital of approximately $7 billion. TPG's principals include David Bonderman, James G. Coulter and William S. Price. TPG's affiliated partnerships have made significant investments in companies in a broad range of industries, including consumer products (Beringer Wine Estates, Del Monte Foods), luxury goods (Bally, Ducati Motor Holdings), technology (ON Semiconductor, Globespan Semiconductor, Gemplus), telecommunications (FirstWorld Communications, Advanced TelCom Group), airlines (Continental Airlines, America West Airlines) and healthcare services (Oxford Health Plans).


    BD Recapitalization Holdings LLC's members are Green Equity
Investors III, L.P. ("GEI III"), a Delaware limited partnership that is an affiliate of Green, and TPG-BD, LLC, a Delaware limited liability company that is controlled by TPG Partners III, L.P. ("TPG III"), a Delaware limited partnership.



    Leonard I. Green, Johnathan D. Sokoloff, John G. Danhakl, Gregory J. Annick, Peter J. Nolan and Jonathan A. Seiffer, either directly or indirectly, may be deemed to control Green. Mr. Danhakl is the sole Director and the President of BD Recapitalization Corp. and the President of BD Recapitalization
Holdings LLC. John M. Baumer, a Vice President of Green, is the Vice President and Secretary of BD Recapitalization Corp. and the Executive Vice President and Secretary of BD Recapitalization Holdings LLC. TPG III is managed by entities controlled by David Bonderman, James G. Coulter and William S. Price III. We refer to BD Recapitalization Corp., BD Recapitalization Holdings LLC, GEI III, Green, TPG-BD, TPG III, and the persons that may be deemed to control Green or TPG III as the "Holdings Parties."



                                    EXPERTS



    PETCO's audited consolidated financial statements as of January 29, 2000 and January 30, 1999, and for each of the years in the three-year period ended January 29, 2000, have been incorporated in this proxy statement by reference from PETCO's Annual Report on Form 10-K for the year ended January 29, 2000, as amended by Form 10-K/A filed on May 30, 2000, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated in this proxy statement by reference, and upon the authority of said firm as experts in accounting and auditing.



    Representatives of KPMG LLP are expected to be available at the special meeting to respond to appropriate questions of stockholders and to make a statement if they desire to do so.


                                 OTHER MATTERS

    The Board of Directors does not presently know of any matters to be presented for consideration at the special meeting other than matters described in the notice of special meeting mailed together with this proxy statement. If other matters are presented, the persons named in the accompanying proxy to vote on such matters will have discretionary authority to vote in accordance with their best judgment.

                          FUTURE STOCKHOLDER PROPOSALS

    If the merger is completed there will be no public participation in any future meetings of stockholders of PETCO. However, if the merger is not completed, PETCO stockholders will continue to be entitled to attend and participate in PETCO stockholders' meetings. If the merger is not completed, you will be informed, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

                      WHERE YOU CAN FIND MORE INFORMATION

    PETCO files annual, quarterly and special reports, proxy statements and other information with the Commission. In addition, because the merger is a "going private" transaction, PETCO has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3 and such reports, proxy statements and other information contain additional information about PETCO. You may read and copy any reports, statements or other information filed by PETCO at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. PETCO's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at: "http://www.sec.gov."

    The Commission allows PETCO to "incorporate by reference" information into this proxy statement. This means that PETCO can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the Commission will update and supersede the information in this proxy statement.

    PETCO incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. PETCO also incorporates by reference into this proxy statement the following documents filed by it with the Commission under the Exchange Act:

    - PETCO's Annual Report on Form 10-K for the year ended January 29, 2000, as amended by Form 10-K/A filed on May 30, 2000;

    - PETCO's Quarterly Report on Form 10-Q for the quarter ended April 29, 2000; and

    - PETCO's Current Report on Form 8-K, filed on May 19, 2000.

    PETCO undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attention: James M. Myers, Secretary (Telephone number:
(858) 453-7845).

    If you would like to request documents from PETCO, please do so by , 2000 in order to receive them before the special meeting.

    PETCO's Board of Directors does not intend to bring any other matters to the stockholders for consideration at the special meeting.

    The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement will not create an implication that there has been no change in the affairs of PETCO since the date of this proxy statement or that the information herein is correct as of any later date.


    You should rely on the information contained or incorporated by reference in this proxy statement. PETCO has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.
This proxy statement is dated August   , 2000. You should not assume that the
information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          PETCO ANIMAL SUPPLIES, INC.

                                      AND

                           BD RECAPITALIZATION CORP.

                                  DATED AS OF

                                  MAY 17, 2000

                               TABLE OF CONTENTS


ARTICLE I  DEFINITIONS.......................................................   A-1
  Section 1.1    Certain Definitions.........................................   A-1
  Section 1.2    Terms Generally.............................................   A-5

ARTICLE II  THE MERGER.......................................................   A-6
  Section 2.1    The Merger..................................................   A-6
  Section 2.2    Conversion (or Retention) of Shares.........................   A-6
  Section 2.3    Payment of Cash for Other Shares............................   A-7
  Section 2.4    Exchange of Stock Certificates..............................   A-9
  Section 2.5    Dissenting Shares...........................................   A-9
  Section 2.6    Stock Options...............................................  A-10

ARTICLE III  THE SURVIVING CORPORATION.......................................  A-10
  Section 3.1    Certificate of Incorporation................................  A-10
  Section 3.2    Bylaws......................................................  A-10
  Section 3.3    Directors and Officers......................................  A-11

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................  A-11
  Section 4.1    Corporate Existence and Power...............................  A-11
  Section 4.2    Corporate Authorization.....................................  A-11
  Section 4.3    Corporate Records...........................................  A-12
  Section 4.4    Consents and Approvals; No Violation........................  A-12
  Section 4.5    Capitalization..............................................  A-12
  Section 4.6    Company SEC Reports.........................................  A-13
  Section 4.7    Provided Information........................................  A-14
  Section 4.8    Absence of Certain Changes or Events........................  A-14
  Section 4.9    Accounts Payable and Inventory..............................  A-17
  Section 4.10   No Undisclosed Material Liabilities.........................  A-17
  Section 4.11   Litigation..................................................  A-17
  Section 4.12   Taxes.......................................................  A-17
  Section 4.13   Employee Benefit Plans; ERISA...............................  A-18
  Section 4.14   Labor Matters...............................................  A-21
  Section 4.15   Compliance with Laws and Court Orders.......................  A-22
  Section 4.16   Finders' Fees...............................................  A-22
  Section 4.17   Environmental Matters.......................................  A-22
  Section 4.18   Subsidiaries................................................  A-23
  Section 4.19   Year 2000 Matters...........................................  A-23
  Section 4.20   Insurance...................................................  A-24
  Section 4.21   Suppliers...................................................  A-24
  Section 4.22   Personnel, etc..............................................  A-24
  Section 4.23   Stockholders Rights Plan....................................  A-24
  Section 4.24   Contracts...................................................  A-25
  Section 4.25   Permits; Compliance with Applicable Laws and Material
                   Agreements................................................  A-26
  Section 4.26   Intellectual Property.......................................  A-26
  Section 4.27   Related Party Transactions..................................  A-27
  Section 4.28   Real Estate.................................................  A-28
  Section 4.29   Assets......................................................  A-30
  Section 4.30   Opinion of Financial Advisor................................  A-30
  Section 4.31   State Anti-takeover Statutes; Delaware Section 203..........  A-30
  Section 4.32   International Trade Laws and Regulations....................  A-30

  Section 4.33   Investments in Affiliated Entities..........................  A-31
  Section 4.34   Nasdaq Listing; Holders of Equity Securities as of Record
                   Date For Most Recent Meeting of Stockholders..............  A-31

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF MERGERSUB.......................  A-31
  Section 5.1    Corporate Existence and Power...............................  A-32
  Section 5.2    Corporate Authorization.....................................  A-32
  Section 5.3    Governmental Authorization..................................  A-32
  Section 5.4    Non-contravention...........................................  A-32
  Section 5.5    Disclosure Documents........................................  A-32
  Section 5.6    Finders' Fees...............................................  A-32
  Section 5.7    Financing...................................................  A-32

ARTICLE VI  COVENANTS OF THE COMPANY.........................................  A-33
  Section 6.1    Conduct of the Company......................................  A-33
  Section 6.2    Company Stockholders Meeting................................  A-35
  Section 6.3    Access to Information; Right of Inspection..................  A-35
  Section 6.4    Other Potential Acquirers...................................  A-36
  Section 6.5    Resignation of Directors....................................  A-38
  Section 6.6    WARN Act....................................................  A-38
  Section 6.7    Lease Consents..............................................  A-38

ARTICLE VII  COVENANTS OF MERGERSUB..........................................  A-38
  Section 7.1    Director and Officer Liability..............................  A-38

ARTICLE VIII  COVENANTS OF MERGERSUB AND THE COMPANY.........................  A-39
  Section 8.1    Reasonable Best Efforts.....................................  A-39
  Section 8.2    Consents and Approvals......................................  A-39
  Section 8.3    Certain Filings.............................................  A-39
  Section 8.4    HSR Act.....................................................  A-40
  Section 8.5    Advice of Changes...........................................  A-40
  Section 8.6    Financing...................................................  A-40
  Section 8.7    Recapitalization............................................  A-41
  Section 8.8    Public Announcements........................................  A-41
  Section 8.9    Further Assurances..........................................  A-41
  Section 8.10   Notices of Certain Events...................................  A-41

ARTICLE IX  CONDITIONS TO THE MERGER.........................................  A-41
  Section 9.1    Conditions to the Obligations of Each Party.................  A-41
  Section 9.2    Conditions to the Obligations of MergerSub..................  A-42
  Section 9.3    Conditions to the Obligations of the Company................  A-43

ARTICLE X  TERMINATION.......................................................  A-43
  Section 10.1   Termination.................................................  A-43
  Section 10.2   Termination Fee.............................................  A-44
  Section 10.3   Effect of Termination.......................................  A-45

ARTICLE XI  MISCELLANEOUS....................................................  A-45
  Section 11.1   Notices.....................................................  A-45
  Section 11.2   Survival of Representations and Warranties..................  A-46
  Section 11.3   Amendments and Waivers......................................  A-46
  Section 11.4   Expenses....................................................  A-47
  Section 11.5   Successors and Assigns; Assignment..........................  A-47
  Section 11.6   Governing Law...............................................  A-47
  Section 11.7   Counterparts; Effectiveness.................................  A-47

  Section 11.8   Severability................................................  A-47
  Section 11.9   Specific Performance........................................  A-47
  Section 11.10  Entire Agreement; No Third-party Beneficiaries..............  A-47
  Section 11.11  "Knowledge".................................................  A-47

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2000 (this "Agreement"), by and between Petco Animal Supplies, Inc., a Delaware corporation (the "Company"), and BD Recapitalization Corp., a Delaware corporation ("MergerSub").

    WHEREAS, it is the intention of the parties that MergerSub shall merge with and into the Company (the "Merger"), with the Company being the surviving corporation;

    WHEREAS, a Special Committee (the "Special Committee") of the Board of Directors of the Company (composed entirely of directors who have no direct or indirect interest in the transactions contemplated hereby) has unanimously determined, and the Board of Directors of the Company has unanimously determined, that the Merger and the other transactions contemplated by this Agreement, are fair to, advisable and in the best interests of the Company and its stockholders, and each of the Special Committee and the Board of Directors of the Company has approved this Agreement and recommended its adoption by the stockholders of the Company;

    WHEREAS, the Special Committee, the Board of Directors of the Company and the sole stockholder of MergerSub have each approved and adopted this Agreement and have approved the transactions contemplated hereby;

    WHEREAS, as of the date hereof, certain holders of outstanding capital stock of the Company have entered into a voting agreement (the "Voting Agreement") with respect to approximately 0.6% of the outstanding capital stock of the Company and certain employees of the Company have entered into employment agreements which are conditioned upon the consummation of the Merger and, following the date hereof, but on or prior to the consummation of the Merger, the stockholders who are parties to the Voting Agreement and certain additional stockholders will enter into a stockholders agreement in the form attached as an exhibit to the Voting Agreement;

    WHEREAS, MergerSub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined below) and also to prescribe certain conditions to the Merger; and

    WHEREAS, it is intended that the Merger be accounted for as a "Recapitalization" for financial reporting purposes.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I
                                  DEFINITIONS


    Section 1.1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

    "Affiliate" of a Person shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

    "Affiliated Entity" shall mean any corporation or other entity in which the Company or any Subsidiary owns capital stock, a limited partnership interest or other security which constitutes at least 10% of all of such outstanding securities or class of securities.

    "Aggregate Spread Amount" shall have the meaning given to it in
Section 2.2(d).

    "Balance Sheet" shall mean the consolidated balance sheet of the Company as of January 29, 2000 (and the notes thereto) set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000.

    "Balance Sheet Date" shall mean January 29, 2000.

    "Business Day" shall mean any day that is not a Saturday, Sunday or legal holiday in the State of New York.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Common Share Exchange Ratio" shall have the meaning set forth in
Section 2.2(d).

    "Common Shares" shall mean the shares of Common Stock.

    "Common Stock" shall mean the capital stock of the Company designated as common stock, $0.0001 par value per share.

    "Company" shall mean Petco Animal Supplies, Inc., a Delaware corporation.

    "Company Proxy Statement" shall have the meaning set forth in Section 4.4.

    "Company SEC Reports" shall have the meaning set forth in Section 4.6.

    "Company Securities" shall have the meaning set forth in Section 4.5(b).

    "Company Stockholders Meeting" shall have the meaning set forth in
Section 6.2.

    "Contracts" shall have the meaning set forth in Section 4.24.

    "Current Policies" shall have the meaning set forth in Section 7.1.

    "Delaware Corporate Law" shall mean the Delaware General Corporation Law, as amended.

    "Director Options" shall mean the outstanding options to acquire Shares granted to directors of the Company.

    "Disbursing Agent" shall have the meaning set forth in Section 2.3.

    "Disclosure Letter" shall have the meaning set forth in the preamble to
Article IV.

    "Dissenting Shares" shall have the meaning set forth in Section 2.5.

    "Effective Time" shall have the meaning set forth in Section 2.1(b).

    "Employee Options" shall mean the outstanding options to acquire Shares granted to employees or consultants of the Company.

    "Environmental Claims" shall have the meaning set forth in Section 4.17.

    "Environmental Laws" shall have the meaning set forth in Section 4.17.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "Expenses" shall have the meaning set forth in Section 10.2.

    "Financing" shall have the meaning set forth in Section 5.7.

    "Financing Letters" shall have the meaning set forth in Section 5.7.

    "GAAP" shall mean generally accepted accounting principles, as in effect in the United States, from time to time.

    "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, tribal, provincial, state, regional, local or municipal.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Insurance Policies" shall have the meaning set forth in Section 4.20.

    "Intellectual Property" shall mean all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, whether registered or unregistered, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"); patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); Software; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets"); rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; in each case used in or necessary for the conduct of Company's business as currently conducted or contemplated to be conducted.

    "Irrevocable Proxies" shall have the meaning set forth in the preamble to this Agreement.

    "IRS" shall mean the United States Internal Revenue Service.

    "Law" shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, agreements, settlements, governmental guidelines or interpretations, permits, rules and bylaws of a Governmental Authority.

    "Leased Real Property" shall have the meaning set forth in Section 4.28(b).

    "Leases" shall have the meaning set forth in Section 4.28(b).

    "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    "Material Adverse Effect" shall mean, with respect to any Person, any event, circumstance, change, condition, development or occurrence either individually or in the aggregate with all other events, circumstances, changes, conditions, developments or occurrences, resulting in or reasonably likely to result in a material adverse effect on (i) the business (as now conducted or as now proposed by such Person to be conducted), results of operations, condition (financial or otherwise), assets or liabilities (contingent or otherwise), or prospects of such Person and its Subsidiaries, taken as a whole, (ii) the legality or enforceability of this Agreement, or (iii) the ability of such Person to perform its obligations and to consummate the transactions under this Agreement.

    "Materials of Environmental Concern" shall have the meaning set forth in
Section 4.17.

    "Merger" shall have the meaning set forth in Section 2.1(a).

    "Merger Consideration" shall have the meaning set forth in Section 2.2(a).

    "MergerSub" shall mean BD Recapitalization Corp., a Delaware corporation.

    "MergerSub Common Shares" shall mean the common stock, $0.01 par value, of MergerSub.

    "MergerSub Securities" shall have the meaning set forth in Section 5.8.

    "MergerSub Series A Preferred Shares" shall mean the shares of 14% Series A Senior Redeemable Exchangeable Cumulative Preferred Stock of MergerSub.

    "MergerSub Series B Preferred Shares" shall mean the shares of 12% Series B Junior Redeemable Exchangeable Cumulative Preferred Stock of MergerSub.

    "Minimum Lease Consents" shall mean (i) any and all consents of landlords under the Leases for all Leased Real Property at which the distribution centers of the Company and its Subsidiaries are located, (ii) any and all consents of landlords under the Leases required by MergerSub's lender(s) in connection with the Financing, except with respect to leaseholds which the Agents (as defined in the Financing Letters) determine are immaterial to the collateral package (as contemplated by the Financing Letters) as a whole, and (iii) any and all consents of landlords under the Leases sufficient to ensure that, as of the Effective Time, the stores (on an annualized basis) occupied under the Leases for which the consents of the landlords thereunder were required under such Leases but have not been obtained do not account, in the aggregate, for more than five percent (5%) of the Company's total annual gross revenue for its fiscal year ended January 29, 2000 as indicated in the Company's accounting books and records.

    "New Series A Preferred Stock" shall have the meaning set forth in
Section 2.2(f).

    "New Series A Preferred Stock Exchange Ratio" shall have the meaning set forth in Section 2.2(e).

    "New Series B Preferred Stock" shall have the meaning set forth in
Section 2.2(g).

    "New Series B Preferred Stock Exchange Ratio" shall have the meaning set forth in Section 2.2(g).

    "Notice of Superior Proposal" shall have the meaning set forth in
Section 6.4(b).

    "Other Shares" shall have the meaning set forth in Section 2.2(a).

    "Options" shall mean Employee Options and Director Options.

    "Owned Real Property" shall have the meaning set forth in Section 4.28(a).

    "Permits" shall mean any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company.

    "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

    "Plans" shall have the meaning set forth in Section 4.13(a).

    "Proceeding" shall have the meaning set forth in Section 4.11.

    "Real Property" shall have the meaning set forth in Section 4.28(c).

    "Related Parties" shall have the meaning set forth in Section 4.27.

    "Replacement Policies" shall have the meaning set forth in Section 7.1.

    "Retained Shares" shall have the meaning set forth in Section 2.2(c).

    "Retaining Stockholders" shall have the meaning set forth in
Section 2.2(c).

    "Rights" shall mean the preferred share purchase rights issued with respect to each share of Common Stock pursuant to the Rights Agreement.

    "Rights Agreement" shall mean the Rights Agreement, dated September 14, 1998, between the Company and American Stock Transfer and Trust Company as Rights Agent.

    "Roll-over Schedule" shall have the meaning set forth in Section 2.2(d).

    "Roll-over Share Number" shall have the meaning set forth in
Section 2.2(d).

    "SEC" shall mean the Securities and Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Shares" shall mean the Common Stock of the Company, including the Rights.

    "Software" means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

    "Spread Amount" shall have the meaning set forth in section 2.6(b).

    "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

    "Superior Proposal" shall have the meaning set forth in Section 6.4(c).

    "Surviving Corporation" shall have the meaning set forth in Section 2.1(a).

    "System" shall have the meaning set forth in Section 4.19.

    "Tax or Taxes" shall mean (A) all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers' compensation, employer health tax or other taxes, fees, assessments or charges of any kind whatsoever, imposed by any Governmental Authority and shall include any interest, penalties or additions to any of the foregoing, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and
(C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or other agreement that includes indemnification for any tax liability.

    "Tax Return" shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority or any Person, in each case, in connection with any Taxes.

    "Terminal Date" shall have the meaning set forth in Section 10.1(b).

    "Third Party" shall have the meaning set forth in Section 6.4(c).

    "Third Party Acquisition" shall have the meaning set forth in
Section 6.4(c).

    "Voting Agreement" shall have the meaning set forth in the Recitals hereto.

    "WARN Act" shall have the meaning set forth in section 6.6.

    "Year 2000 Compliant" shall have the meaning set forth in Section 4.19.

    Section 1.2 TERMS GENERALLY. The definitions in Sections 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" even if not followed actually by such phrase unless the context expressly provides otherwise. All references herein to Sections, paragraphs and Exhibits shall be deemed references to Sections or paragraphs of or Exhibits to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit and terms defined in any Exhibit shall have the same meanings when used in this Agreement or in any other Exhibit. The words "herein," "hereof," "hereto" and "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II
                                   THE MERGER

    Section 2.1  THE MERGER.

        (a) At the Effective Time, MergerSub shall be merged with and into the Company in accordance with Delaware Corporate Law and the terms and conditions hereof (the "Merger"). Upon consummation of the Merger, the separate existence of MergerSub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation").

        (b) As soon as practicable after satisfaction (or, to the extent permitted hereunder, waiver) of all conditions to the Merger, the Company and MergerSub will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware Corporate Law and make all other filings or recordings required by Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is certified by the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (such date and time being referred to herein as the "Effective Time").

        (c) The Merger shall have the effects set forth in the Delaware Corporate Law.

    Section 2.2 CONVERSION (OR RETENTION) OF SHARES. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of MergerSub, the Company or the holders of any of the following securities:

        (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time other than: (i) any shares of Common Stock to be canceled pursuant to Section 2.2(b), (ii) each share of Common Stock to remain outstanding pursuant to Section 2.2(c) or 2.2(d), and (iii) each Dissenting Share complying with Section 2.5, shall be canceled, retired and shall cease to exist and shall be converted automatically into the right to receive an amount equal to $22 in cash, without interest (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such share of Common Stock in the manner provided in Section 2.3; and no other consideration shall be delivered or deliverable on or in exchange therefor (the shares of Common Stock being converted into the right to receive the Merger Consideration are hereinafter referred to as the "Other Shares.")

        (b) Each Share held in the treasury of the Company and each Share owned by any of the Company's Subsidiaries or by MergerSub, if any, immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

        (c) The shares of Common Stock registered in the names of the persons (the "Retaining Stockholders") listed and as set forth in Section 2.2(c) of the Disclosure Letter (collectively, the "Retained Shares") shall not be converted, exchanged or canceled as provided above but shall remain outstanding.

        (d) That number of shares of Common Stock registered in the names of the persons (which shall not include the Retained Shares) and as identified in a schedule prepared by the Company (the "Roll-over Schedule"), shall not be converted, exchanged or canceled as provided in Sections 2.2(a) or (b) above, but shall remain outstanding. The Roll-over Schedule shall be delivered by the Company to MergerSub prior to the consummation of the Merger, and shall identify a number of shares of Common Stock to remain outstanding (the "Rollover Share Number") and a number of Options to remain outstanding such that (x) the sum of (A) the product of $22 and the Rollover Share Number, and (B) the Aggregate Spread Amount (as defined in Section 2.6(b) hereof and subject to the adjustment provided in Section 2.6(c)) for all Options identified in the Roll-over Schedule (the "Aggregate Spread Amount") shall be less than or equal to (y) $1,735,927.

        (e) Each MergerSub Common Share that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable shares of Common Stock (the "Common Share Exchange Ratio").

        (f) Each MergerSub Series A Preferred Share that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of Series A Preferred Stock (the "New Series A Preferred Stock") of the Surviving Corporation (the "New Series A Preferred Stock Exchange Ratio"). The terms of the New
    Series A Preferred Stock shall be as provided in the Surviving Corporation's certificate of incorporation.

        (g) Each MergerSub Series B Preferred Share that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of Series B Preferred Stock (the "New Series B Preferred Stock") of the Surviving Corporation (the "New Series B Preferred Stock Exchange Ratio"). The terms of the New
    Series B Preferred Stock shall be as provided in the Surviving Corporation's certificate of incorporation.

        (h) If between the date of this Agreement and the Effective Time the number of outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the amount of the Merger Consideration, the Common Share Exchange Ratio, the New
    Series A Preferred Stock Exchange Ratio and the New Series B Preferred Stock Exchange Ratio and the Roll-over Share Number shall be correspondingly adjusted and, if and as appropriate, all other appropriate corresponding adjustments shall be made, including, without limitation, as necessary to properly adjust the numbers in Sections 2.2(c) and (d).

    Section 2.3  PAYMENT OF CASH FOR OTHER SHARES.

        (a) At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with a bank or trust company to be designated by the Surviving Corporation which is organized and doing business under the laws of the United States or any state thereof and has a combined capital and surplus of at least $100,000,000 (the "Disbursing Agent"), as agent for the holders of Other Shares, cash in the aggregate amount required to pay the Merger Consideration in respect of the Other Shares outstanding immediately prior to the Effective Time. Pending distribution pursuant to Section 2.3(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Other Shares and such cash shall not be used for any other purposes; PROVIDED, HOWEVER, that the Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments
    (i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively "Permitted Investments") or in money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 2.3(b) hereof. Each holder of a certificate or certificates representing Other Shares canceled and extinguished at the Effective

    Time pursuant to Section 2.2(a) hereof may thereafter in accordance with the provisions of Section 2.3(b) hereof, surrender such certificate or certificates to the Disbursing Agent, as agent for such holder of Other Shares, to effect the exchange of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time.

        (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each holder of record of Other Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing Other Shares shall pass, only upon delivery of such certificates to the Disbursing Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as the Surviving Corporation may specify) and (ii) instructions for use in effecting the surrender of certificates representing Other Shares in exchange for payment of the Merger Consideration. Upon surrender of a certificate or certificates representing Other Shares for cancellation to the Disbursing Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed, the holder of such certificate or certificates shall be entitled to receive in exchange therefor the Merger Consideration for each Other Share formerly represented by such certificate or certificates, and the certificate or certificates so surrendered shall forthwith be cancelled, less any amounts required to be withheld by applicable law. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash or other consideration or payment of any kind shall be paid to the holder of such outstanding certificate in respect thereof.

        (c) If payment is to be made to a Person other than the registered holder of the Other Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Other Shares or establish to the satisfaction of the Disbursing Agent that such Tax has been paid or is not payable.

        (d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Other Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Other Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

        (e) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for Other Shares remains unclaimed six months after the Effective Time, such cash; together with all interest and earnings thereon shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted his Other Shares into the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Other Shares for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Other Shares six (6) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

        (f) Any portion of the Merger Consideration; together with all interest and earnings thereon made available to the Disbursing Agent pursuant to
    Section 2.5(a) to pay for Other Shares for which dissenter's rights have been perfected shall be returned to the Surviving Corporation, upon demand.

        (g) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Other Shares.

        (h) From and after the Effective Time, the holders of Other Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Other Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

        (i) In the event that any certificate representing Other Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate representing Other Shares to be lost, stolen or destroyed and, if required by the Company, the posting by such holder of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such certificate representing Other Shares, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed certificate representing Other Shares the Merger Consideration, and unpaid dividends and distributions on Other Shares deliverable in respect thereof pursuant to this Agreement and the Merger.

    Section 2.4 EXCHANGE OF STOCK CERTIFICATES. Immediately after the Effective Time, the Surviving Corporation shall (i) deliver to the record holder of the certificates which immediately prior to the Effective Time represented all the outstanding shares of MergerSub Common Shares that were converted into the right to receive shares of Common Stock in accordance with Section 2.2(e), in exchange for such certificates, duly endorsed in blank, share certificates, registered in the name of such record holder, representing the number of shares of Common Stock to which such record holder is so entitled by virtue of
Section 2.2(e), (ii) deliver to the record holder of the certificates which immediately prior to the Effective Time represented all the outstanding MergerSub Series A Preferred Shares that were converted into the right to receive shares of New Series A Preferred Stock in accordance with
Section 2.2(f), in exchange for such certificates, duly endorsed in blank, share certificates, registered in the name of such record holder, representing the number of shares of New Series A Preferred Stock to which such record holder is so entitled by virtue of Section 2.2(f), and (iii) deliver to the record holder of the certificates which immediately prior to the Effective Time represented all the outstanding MergerSub Series B Preferred Shares that were converted into the right to receive shares of New Series B Preferred Stock in accordance with
Section 2.2(g), in exchange for such certificates, duly endorsed in blank, share certificates, registered in the name of such record holder, representing the number of shares of New Series B Preferred Stock to which such record holder is so entitled by virtue of Section 2.2(g). Such certificate will bear a legend restricting the transferability of such shares to the extent contemplated by the form of stockholders agreement attached as an exhibit to the Voting Agreement, which restrictions include restrictions designed to assure the Surviving Corporation that these shares will not be offered or sold in contravention of any federal or state securities laws.

    Section 2.5 DISSENTING SHARES. Notwithstanding Section 2.2, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such Shares in favor of the Merger and who has delivered a written demand for relief as a dissenting stockholder in the manner provided by Delaware Corporate Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders of such Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of Delaware

Corporate Law. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of Delaware Corporate Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Corporate Law; provided, however, that if any such holder of Dissenting Shares
(i) shall have failed to establish his entitlement to relief as a dissenting stockholder as provided in Section 262 of Delaware Corporate Law, (ii) shall have effectively withdrawn his demand for relief as a dissenting stockholder with respect to such Shares or lost his right to relief as a dissenting stockholder and payment for his Shares under Section 262 of Delaware Corporate Law, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Corporate Law, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Shares and each such Share shall be converted into the right to receive the appropriate Merger Consideration without interest thereon, from the Surviving Corporation as provided in Section 2.2. The Company shall give MergerSub prompt written notice of any demands received by the Company for relief as a dissenting stockholder and MergerSub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MergerSub, make any payment with respect to, or settle or offer to settle, any such demands.

    Section 2.6  STOCK OPTIONS.

        (a) Each Option, whether vested or unvested, that has an exercise price equal to or greater than $22 shall be canceled immediately prior to the Effective Time for no consideration.

        (b) Immediately prior to the Effective Time, all other outstanding and vested Options (other than Options being retained pursuant to Section 2.6(c) hereof) shall be canceled and, in lieu thereof, as soon as reasonably practicable as of or after the Effective Time, the holders of such Options shall receive a cash payment from the Company equal to the product of (i) the total number of Shares previously subject to such Option and (ii) the excess (x) of the Merger Consideration that would be paid with respect to the Share subject to such Option if the Option were exercised over (y) the exercise price per Share subject to such Option (such excess, the "Spread Amount"), as reduced by any required withholding of taxes. Immediately prior to the Effective Time, all unvested Options other than Options being retained pursuant to Section 2.6(c) hereof shall be vested.

        (c) Subject to the provisions of Section 2.2(d) hereof, at the Effective Time, those Options identified in the Roll-over Schedule shall not be converted, exchanged or canceled as provided above but shall remain outstanding, provided, however, that the exercise price of such Options shall be adjusted to $4.40 per Share and the number of Shares subject to such Options shall be adjusted such that the Aggregate Spread Amount for all such Options, after such adjustments, shall be equal to 80% of the Aggregate Spread Amount for all such Options immediately prior to such adjustments.

                                  ARTICLE III
                           THE SURVIVING CORPORATION

    Section 3.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Surviving Corporation shall be amended in the Merger to be the Certificate of Incorporation of MergerSub immediately prior to the Effective Time until amended in accordance therewith and with applicable law, except that Article First thereof shall continue to read, "The name of the Corporation (hereafter the "Corporation") is PETCO ANIMAL SUPPLIES, INC.".

    Section 3.2 BYLAWS. The bylaws of MergerSub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (with the name of the Surviving Corporation changed, as appropriate) until amended in accordance therewith and in accordance with the certificate of incorporation of the Surviving Corporation and applicable law.

    Section 3.3 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of MergerSub at the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to MergerSub that, except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to MergerSub by the Company concurrently with entering into this Agreement (the "Disclosure Letter"):

    Section 4.1 CORPORATE EXISTENCE AND POWER. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, the Company and it Subsidiaries are qualified to do business in the states shown on Section 4.1 of the Disclosure Letter. The Company has heretofore made available to MergerSub true and complete copies of the currently effective amended and restated certificate of incorporation and bylaws or similar organizational documents of the Company and each of its Subsidiaries (as the same may be amended and restated as of the date hereof).

    Section 4.2  CORPORATE AUTHORIZATION

        (a) The Company has the full corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the affirmative vote of a majority of the votes represented by the shares of Common Stock outstanding on the record date to be established for the Company Stockholders Meeting, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of the Company have been (i) duly and validly authorized and adopted by the unanimous vote of the Special Committee and by the unanimous vote of the Company's Board of Directors, and (ii) determined to be fair to, advisable and in the best interests of the stockholders of the Company (other than the Retaining Stockholders) by the Special Committee and the Company's Board of Directors. The Special Committee and the Board of Directors have each recommended that the Stockholders of the Company adopt this Agreement and approve the Merger. No corporate proceedings on the part of the Company are necessary, as a matter of law or otherwise, for the consummation of the transactions contemplated hereby, other than the approval of this Agreement by the Company's stockholders at the Company Stockholders Meeting. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by MergerSub, is a valid and binding agreement of the Company enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally,
    (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of the court before which any enforcement proceeding therefor may be brought.

    Section 4.3 CORPORATE RECORDS. The Company has made available to MergerSub a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of each of the Company and the Company's Subsidiaries. Each of the certificates of incorporation and bylaws so delivered is in full force and effect. The corporate records and minute books of the Company and the Company's Subsidiaries provided to MergerSub reflect all material action taken and authorizations made at meetings of such companies' Boards of Directors or any committees thereof and at any stockholders' meetings thereof.

    Section 4.4 CONSENTS AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby (including completion of the Financing on the terms set forth in the Financing Letters) and the performance by the Company of its obligations hereunder will not:

        (a) conflict with or result in any breach of any provision of the Company's Certificate of Incorporation or the Bylaws or other organizational documents;

        (b) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Authority or any private third party except for (i) the filing of a pre-merger notification and report form by the Company under the HSR Act, (ii) the filing with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the "Company Proxy Statement"), (B) a Rule 13e-3 transaction statement on Schedule 13E-3 (the "Schedule 13E-3"), and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) any registration, filing or notification required pursuant to state securities or Blue Sky laws, and
    (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger;

        (c) result in the creation or imposition of any material Lien on any asset of the Company or any of its Subsidiaries or Affiliated Entities;

        (d) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to, a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective Affiliates may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, losses or the imposition of liens as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or

        (e) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, in such a manner as could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

    Section 4.5  CAPITALIZATION.

        (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.0001 per share including the associated Rights and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof, (i) 21,107,329 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, and (ii) an aggregate of

    250,000 shares of preferred stock were designated as the company's Series A Junior Participating Preferred Stock, none of which are issued and outstanding. Section 4.5 of the Disclosure Letter contains a true, complete and correct list of all outstanding Options and all other options, warrants, rights or other securities convertible into or exercisable for shares of capital stock of the Company, the holders of such options, warrants, rights and other securities and the exercise price with respect to such securities.

        (b) Except as set forth in this Section 4.5 and except as may result from the exercise, prior to the consummation of the Merger, of Options outstanding on the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, (iii) options or other rights, other than the Rights, to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities of the Company, and (iv) no equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (b)(i), (ii), (iii) and (iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

        (c) Other than the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries will be required to redeem, repurchase or otherwise acquire any shares of capital stock of the Company (other than pursuant to the Merger in accordance with the terms of this Agreement) or any of its Subsidiaries, as a result of the transactions contemplated by this Agreement.

        (d) No agreement or other document grants or imposes on any shares of Common Stock any right, preference, privilege or restriction with respect to the transactions contemplated hereby (including, without limitation, any rights of first refusal). All of the outstanding shares of Common Stock are, and all shares of Common Stock that may be issued upon the exercise of outstanding Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any of its Subsidiaries or any other Person.

        (e) All of the issued and outstanding shares of capital stock of the Company's Subsidiaries are owned beneficially and of record by the Company, free and clear of all liens, charges, pledges, encumbrances, equities, voting restrictions, claims and options of any nature, and all such shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has not made, directly or indirectly, any material investment in, advance to or purchase or guaranty of any obligations of, any Person other than obligations of its Subsidiaries.

    Section 4.6  COMPANY SEC REPORTS.

        (a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 under the Securities Act or the Exchange Act (such documents, as supplemented or amended since the time of filing, collectively, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) complied, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements (the "Financial Statements") included or incorporated by reference in the Company SEC Reports (including any related notes and schedules) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods set forth therein, in each case in accordance with past practices and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments that would not be material in amount or effect).

        (b) The Company has heretofore made available or promptly will make available to MergerSub a complete and correct copy of any amendments or modifications to any Company SEC Reports filed prior to the date hereof which are required to be filed with the SEC but have not yet been filed with the SEC.

        (c) The Company will file with the SEC and promptly will make available to MergerSub true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other documents (including exhibits thereto) required to be filed with the SEC under the Securities Act or the Exchange Act.

    Section 4.7 PROVIDED INFORMATION. The information supplied or to be supplied by the Company, for inclusion in (a) offering documents (the "Offering Documents") in connection with the Financing; (b) the Schedule 13E-3; and
(c) the Company Proxy Statement will not, in the case of the Offering Documents and the Schedule 13E-3, as of the date thereof, of each amendment or supplement thereto and as of the Effective Time, and in the case of the Company Proxy Statement, either at the date mailed to the Company's Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Company Proxy Statement and the Schedule 13E-3, as to information supplied by the Company, will comply in all material respects with all applicable provisions of the Exchange Act.

    Section 4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

        (a) Except as expressly contemplated by this Agreement, since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and consistent with past practices, neither the Company nor any of its Subsidiaries has engaged in any transaction or series of related transactions material to the Company or its Subsidiaries other than in the ordinary course of business and consistent with past practices, and there has not been any event, occurrence or development, alone or taken together with all other existing facts, that, individually or in the aggregate, constitutes a Material Adverse Effect on the Company.

        (b) Without limiting the generality of the foregoing Section 4.8(a), since the Balance Sheet Date there has not been:

           (i) any damage, destruction or loss to any of the assets or properties of the Company or any of its Subsidiaries that, individually or in the aggregate, constitutes a Material Adverse Effect on the Company;

           (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) or capital return in respect of any shares of the Company's capital stock or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of the Company's capital stock or any repurchase, redemption or other purchase by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

          (iii) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any of its Subsidiaries or other than in the ordinary course of business consistent with past practices;

           (iv) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any of its Subsidiaries of any corporation, partnership or other business organization or division thereof or any equity interest therein for consideration, or any loans or advances to any Person;

           (v) any (a) incurrence of, (b) guarantee with respect to, or
       (c) provision of credit support for, any indebtedness by the Company or any of its Subsidiaries other than pursuant to the Company's existing credit facilities in the ordinary course of business or any creation or assumption by the Company or any of its Subsidiaries of any material Lien on any material asset;

           (vi) any material change in any method of accounting or accounting practice (whether for financial accounting or Tax purposes) used by the Company or any of its Subsidiaries;

          (vii) (A) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any of its Subsidiaries and any employee, in each case other than sales commission agreements and product promotional agreements entered into in the ordinary course of business consistent with past practices, (B) any increase in the compensation payable or to become payable by it to any of its directors or officers or generally applicable to all or any category of the Company's or any of its Subsidiaries' employees, (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors or officers of the Company or any of its Subsidiaries or generally applicable to all or any category of the Company's or any of its Subsidiaries' employees or (D) severance pay arrangements made to, for or with such directors, officers or employees other than, in the case of (B) and (C) above and only with respect to employees who are not officers or directors of the Company or any of its Subsidiaries, increases in the ordinary course of business consistent with past practices and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any of its Subsidiaries;

         (viii) any revaluing in any material respect any of the assets of the Company or any of its Subsidiaries, including without limitation writing down the value of any assets or inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practices;

           (ix) any loan, advance or capital contribution made by the Company or any of its Subsidiaries to, or investment in, any person other than loans, advances or capital contributions, or investments of the Company made in the ordinary course of business consistent with past practices;

           (x) any adoption or amendment of any Plan (as defined in Section 4.13);

           (xi) any waiver, direct or indirect, by the Company or any of its Subsidiaries of (A) any right or rights of material value or (B) any payment of any material debt, liability or other obligation, except for non-material waivers and payments made in the ordinary course of business consistent with past practice;

          (xii) any change in or amendment to the Company's or any of its Subsidiaries' Certificate of Incorporation, Bylaws or other organizational documents;

         (xiii) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement arrangement or transaction with or on behalf of, any officer, director, or employee of the Company, any of its Subsidiaries or any Affiliate of any of them, or any business or entity in which the Company, any Subsidiary or any Affiliate of any of them, or relative of any such Person, has any material, direct or indirect, interest, except for
       (i) directors' fees, (ii) compensation to the officers and employees of the Company in the ordinary course of business and consistent with past practices and (iii) advancement or reimbursement of expenses in the ordinary course of business and consistent with past practices;

          (xiv) any material modification or change that would result in a diminishment of coverage under any insurance policies; or

          (xv) any material reduction in any cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, generally consistent with past practices; sale, assignment, disposition, transfer, pledge, mortgage or lease of any Owned Real Estate or Leased Real Estate;

          (xvi) any issuance, sale or disposition of any capital stock or other equity interest in the Company, except upon the valid exercise of Options in accordance with the terms thereof, or issuance or grant of any options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interest or any other change in the issued and outstanding capitalization of the Company;

         (xvii) any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

         (xviii) any material changes in the business policies (including advertising, investment, marketing, pricing, purchasing, production, personnel, sales or budgeting) or organization of the Company, the Company's relationships with employees or the Company's relationships with suppliers, agents, servicers or customers that are material to the Company;

          (xix) any closure, shut down or other elimination of any of the Company's stores, offices, store franchises or any material change in the basic character of its business, properties or assets, other than those store closures effected or proposed to be effected as set forth in
       Section 4.8(b)(xix) of the Disclosure Letter and additional closures of stores which did not account in the aggregate for more than 1% of the Company's total annual gross revenue for the fiscal year ended
       January 29, 2000 as indicated in the Company's accounting books and records;

          (xx) any action which, if it had been taken after the date hereof, would have required the consent of MergerSub under Section 6.1 hereof.

          (xxi) any agreement to take any actions specified in this
       Section 4.8(b), except for this Agreement;

    Section 4.9 ACCOUNTS PAYABLE AND INVENTORY. Since the Balance Sheet Date to the date hereof, the Company has (i) discharged its material accounts payable and other material current liabilities and obligations in accordance with past practice, and (ii) purchased and maintained inventory in an amount which it reasonably believes to be appropriate for normal seasonal requirements of the Company's business and current business conditions and consistent with its past practices.

    Section 4.10 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto), other than:

           (i) liabilities disclosed in the Company SEC Reports filed prior to the date hereof;

           (ii) actual trade payables incurred in the ordinary course of business consistent with past practices;

          (iii) liabilities incurred to perform this Agreement and permitted pursuant to Section 6.1 hereof; and.

           (iv) liabilities incurred in the ordinary course of business consistent with past practices;

PROVIDED, HOWEVER, that, no liability listed in clauses (ii) and (iv) above, individually or in the aggregate, constitutes a Material Adverse Effect on the Company or any of its Subsidiaries, taken as a whole.

    Section 4.11  LITIGATION.

        (a) There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or their respective properties before any court or arbitrator or any Governmental Authority which, if determined adversely, would constitute a Material Adverse Effect on the Company (a "Proceeding") and (b) to the knowledge of the Company, there is no basis for any such Proceeding. All Proceedings disclosed in Section 4.11 of the Disclosure Letter have been timely reported to all applicable insurance carriers and no reservation of rights or denial of coverage has been issued by any such carrier. Neither the Company, any of its Subsidiaries nor any officer, director or employee of the Company or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any of its Subsidiaries nor, to the Company's and its Subsidiaries' knowledge, is the Company, any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries under investigation by any Governmental Authority related to the conduct of the Company's or any of its Subsidiaries' business. There is not in existence any order, judgment or decree of any court or other tribunal or other agency that is specifically applicable to the Company or any of its Subsidiaries enjoining or requiring the Company or any of its Subsidiaries' to take any action of any kind with respect to its business or assets.

    Section 4.12  TAXES.

        (a) The Company and each of its Subsidiaries and each of its Affiliated
    Entities:

           (i) have timely paid or caused to be paid all material Taxes required to be paid by it. The accruals for Taxes payable in Company's most recent consolidated financial statements are adequate to cover all material Taxes attributable to periods (or portions thereof) ending on the date of such financial statements, and no material Taxes attributable to periods following the date of such financial statements have been incurred other than in the ordinary course of business;

           (ii) have filed or caused to be filed in a timely and proper manner all material Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects; and

          (iii) have not requested or caused to be requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

        (b) The Company has made available to MergerSub true, correct and complete copies of all United States federal Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods ending on or after December 31, 1995.

        (c) Neither the Company nor any of its Subsidiaries has been notified in writing by the Internal Revenue Service or any other Governmental Authority of any issues relating to Taxes in connection with any Tax Return filed by or on behalf of the Company or any of its Subsidiaries.

        (d) There are no pending Tax audits relating to the Company or any of its Subsidiaries and no waivers of statutes of limitations have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

        (e) No Liens for Taxes have been filed against the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or payable for which adequate reserves have been provided for in the latest balance sheet of the Company.

        (f) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Company or any of its Subsidiaries.

        (g) Neither the Company nor any of its Subsidiaries has received notice within the last three years from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

        (h) Neither the Company nor any of its Subsidiaries is (i) a party to any Tax sharing, Tax allocation or similar agreement, or (ii) bound by any closing agreement, offer in compromise or other agreement with any Governmental Authority.

        (i) Neither the Company nor any of its Subsidiaries is required to include in its income any adjustment pursuant to Section 481 of the Code following the Effective Time.

        (j) The Company is not currently a "United States real property holding corporation" ("USRPHC") within the meaning of Section 897(c)(2) of the Code, and the Company will not have been a USRPHC at any time within the period beginning five (5) years prior to the Effective Time and ending as of the Effective Time.

        (k) As of the date of this Agreement, the Company has not undergone an "ownership change" within the meaning of Section 382(g) of the Code at any time during the period set forth in Section 382(i) of the Code. The Company will not undergo an "ownership change" (other than as a result of the Merger) at any time within the period beginning three (3) years prior to the Effective Time and ending as of the Effective Time.

    Section 4.13  EMPLOYEE BENEFIT PLANS; ERISA.

        (a) Section 4.13 of the Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the "PLANS"). Section 4.13(a) of the Disclosure Letter identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA PLANS"). None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

        (b) With respect to each of the Plans, the Company has heretofore delivered or made available to MergerSub true and complete copies of each of the following documents, as applicable:

           (i) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

           (ii) a copy of the annual report or Internal Revenue Service
       Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

          (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

           (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

           (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

           (vi) all contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

          (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under
       Section 401(a) of the Code.

        (c) No liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate since the Effective Date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, or any of its Subsidiaries or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six years.

        (d) The PBGC has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any of the ERISA Plans subject to Title IV of ERISA, and no condition exists that presents a material risk that such proceedings will be instituted by the PBGC.

        (e) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accumulated benefit obligations under such Plan, as determined by the Plan's actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accumulated benefit obligations.

        (f) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor, to the Company's knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to
    Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

        (g) All contributions and premiums which the Company, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries, and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any ERISA Plan.

        (h) With respect to any ERISA Plan that is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, (i) neither the Company, any of its Subsidiaries nor any ERISA Affiliate has, since September 26, 1980, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (ii) no event has occurred that presents a material risk of a complete or partial withdrawal, (iii) neither the Company, each of its Subsidiaries nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA,
    (iv) no circumstances exist that present a material risk that any such multi-employer plan will go into reorganization, and (v) the aggregate withdrawal liability of the Company, each of its Subsidiaries and the ERISA Affiliates, computed as if a complete withdrawal by the Company, each of its Subsidiaries and all of its ERISA Affiliates had occurred under each such multiemployer plan on the date hereof, would be zero.

        (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

        (j) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would affect such qualified status.

        (k) Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

        (l) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of
    Section 162(m) or Section 280G of the Code.

        (m) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA,
    (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, or
    (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

        (n) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

        (o) There are no pending or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

    Section 4.14  LABOR MATTERS.

        (a) (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company and the Subsidiaries, threatened against or affecting the Company or any Subsidiary and during the past five years there has not been any such action; (ii) to the knowledge of the Company and the Subsidiaries, no union claims to represent the employees of the Company or any Subsidiary; (iii) neither the Company nor any Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Subsidiary; (iv) none of the employees of the Company or any Subsidiary are represented by any labor organization and none of the Company or any Subsidiary have any knowledge of any current union organizing activities among the employees of the Company or any Subsidiary, nor does any question concerning representation exist concerning such employees;
    (v) Section 4.14 of the Disclosure Letter contains a true and complete list of each written personnel policy, rule or procedure applicable to employees of the Company or any of its Subsidiaries, true correct and complete copies of which have heretofore been made available to MergerSub; (vi) the Company and the Subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vii) there is no unfair labor practice charge or complaint against the Company or any Subsidiary pending or, to the knowledge of the Company and the Subsidiaries, threatened before the National Labor Relations Board or any similar state or foreign agency; (viii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any Subsidiary; (ix) to the knowledge of the Company and the Subsidiaries, no charges with respect to or relating to the Company or the Subsidiaries are pending before the Equal Employment Opportunity Commission or any other corresponding state agency, and the Company and the Subsidiaries have at all times been in material compliance with all federal and state laws and regulations prohibiting discrimination in the workplace including, without limitation, laws and regulations that prohibit discrimination and/or harassment on account of race, national origin, religion, gender, disability, age, workers compensation status or otherwise;
    (x) to the knowledge of the Company and the Subsidiaries, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company and the Subsidiaries and no such investigation is in progress; and (xi) there are no material lawsuits, complaints, controversies or other proceedings pending or, to the knowledge of the Company and the Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. There are no employment contracts or severance agreements with any employees of the Company and the Subsidiaries. The execution of this Agreement and the consummation of the transactions contemplated hereby shall not result in a breach or other violation of any collective bargaining agreement to which the Company or any Subsidiary is a party.

        (b) Since the enactment of Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), the Company and the Subsidiaries have not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary; nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of the Company and the Subsidiaries has suffered an"employment loss" (as defined in the WARN Act).

    Section 4.15  COMPLIANCE WITH LAWS AND COURT ORDERS.

        (a) Neither the Company nor its Subsidiaries is in violation of, nor has it since January 1, 1996 violated, and to the knowledge of the Company nothing is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable Law, except for possible violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. This Section does not relate to matters with respect to Taxes or Environmental Laws which are exclusively the subject of Sections 4.12 and 4.17, respectively.

        (b) None of the Company, any of its Subsidiaries or any directors, officers, agents or employees of the Company or any of its Subsidiaries has
    (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment. Neither the Company nor any of its Subsidiaries has participated in any boycotts.

    Section 4.16 FINDERS' FEES. There is no fee payable to any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any of its Subsidiaries by the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

    Section 4.17  ENVIRONMENTAL MATTERS.

        (a) The Company, its Subsidiaries and its Affiliated Entities are in compliance in all material respects with federal, state, local and foreign laws and regulations relating to pollution, protection or preservation of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials ("Materials of Environmental Concern"), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon (collectively, "Environmental Laws"), and including, but not limited to, compliance in all material respects with any Permits or the terms and conditions thereof; (b) neither the Company nor any of its Subsidiaries or its Affiliated Entities has received any communication or notice, whether from a Governmental Authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of the Company or its Subsidiaries or its Affiliated Entities or for which any of them is responsible, and there is no pending or, to the knowledge of the Company, threatened claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to
    (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or its Subsidiaries or its Affiliated Entities, now or in the past, or
    (ii) any violation, or alleged violation, of any Environmental Law (collectively, "Environmental Claims"); and (c) to the knowledge of the Company, there are no past or present facts or circumstances that could reasonably be expected to form the basis of any material Environmental Claim against the Company or its Subsidiaries or its Affiliated Entities or against any person or entity whose liability for any Environmental Claim the Company or its Subsidiaries or its Affiliated Entities have retained or assumed either contractually or by operation of law. All Permits currently held or required to be held by the Company, its Subsidiaries and Affiliated Entities pursuant to any Environmental Laws are identified in Section 4.17 of the Disclosure Letter. The Company has provided or made available to MergerSub all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company and its Subsidiaries and Affiliated Entities regarding environmental matters pertaining to, or the environmental condition of the business of the Company and its Subsidiaries and Affiliated Entities, or the compliance (or noncompliance) by the Company, its Subsidiaries or Affiliated Entities with any Environmental Laws.

    Section 4.18 SUBSIDIARIES. Section 4.18 of the Disclosure Letter lists each Subsidiary of the Company together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company. All the outstanding shares of capital stock of each Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Company, by another Subsidiary or by the Company and another such Subsidiary, free and clear of all Liens or any other limitation or restriction. Except for the capital stock of the Subsidiaries and ownership interests in the Affiliates described in Section 4.33, the Company does not own directly or indirectly, any capital stock or other ownership interest in any other Person.

    Section 4.19  YEAR 2000 MATTERS.

        (a) Except as disclosed in the Company SEC Reports, to the knowledge of the Company, the Company's central operating and accounting systems described in the Company's most recently filed Form 10-K (the "System") are Year 2000 Compliant.

        (b) "Year 2000 Compliant" means the System:

           (i) will accurately input, process and output all date and time data, whether from years in the same century or in different centuries, including by yielding correct results in arithmetic operations, comparisons, sequencing and sorting of date and time data and in leap year calculations; and

           (ii) will not operate abnormally or cease to operate, return an error message or otherwise fail due to date- or time-related processing relating to the then current date being on or after January 1, 2000 or any other date.

        (c) The Company has not received any notification from any supplier of critical information technology systems or material service provider of any Year 2000-related problem that affects the Company.

    Section 4.20 INSURANCE. Each of the Company and its Subsidiaries maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 4.20 of the Disclosure Letter contains a complete and accurate list of all Insurance Policies of the Company and its Subsidiaries. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. Since the Company's formation, there have been no historical gaps in insurance coverage of the Company and/or its Subsidiaries.

    Section 4.21 SUPPLIERS. Set forth in Section 4.21 of the Disclosure Letter is a list of the ten largest suppliers of the Company based on the dollar value of materials or products purchased by the Company for the fiscal year ended January 29, 2000. Since such date, there has not been, nor as a result of the Merger is there anticipated to be, any change in relations with any of the major suppliers of the Company and its Subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect. The existing suppliers of the Company and its Subsidiaries are adequate for the operation of the Company's business as operated on the date hereof.

    Section 4.22  PERSONNEL, ETC.

        (a) Set forth in Section 4.22 of the Disclosure Letter is a list setting forth:

           (i) the name of each officer of each of the Company and the Company's Subsidiaries, specifying the title of each such Person; and

           (ii) the name of each director of each of the Company and the Company's Subsidiaries.

        (b) The Company has heretofore provided MergerSub with a complete and accurate schedule of compensation which each of the officers referred to in clause (a) above is currently entitled to receive, and all payroll records relating to non-officer employees heretofore provided to MergerSub are accurate and complete.

    Section 4.23 STOCKHOLDERS RIGHTS PLAN. The Board of Directors of the Company has approved and adopted an amendment to the Rights Agreement, a copy of which has been previously delivered to MergerSub and which provides that neither the execution nor delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, including, without limitation, the Merger, shall be deemed to (i) cause MergerSub or any of its respective Affiliates to be deemed to be "Acquiring Persons" within the meaning of the Rights Agreement, (ii) constitute a "Triggering Event" within the meaning of the Rights Agreement, (iii) cause any Rights to become exercisable or to separate from the shares of Common Stock to which they are attached, or (iii) trigger any other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the

Rights Agreement), and such amendment shall remain in full force and effect at all times from and after the date hereof.

    Section 4.24  CONTRACTS.

        (a) Section 4.24 of the Disclosure Letter contains a complete and accurate list of all contracts (written or oral), undertakings, commitments or agreements (other than contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.13 of the Disclosure Letter and real property leases set forth in Section 4.28(b) of the Disclosure Letter) of the following categories to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, and together with the contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.13 of the Disclosure Letter and the real property leases set forth in Section 4.28(b) of the Disclosure Letter, the "Contracts"):

           (i) contracts requiring annual expenditures by or liabilities of the Company and its Subsidiaries in excess of One Million Dollars ($1,000,000) which have a remaining term in excess of one hundred eighty
       (180) days or are not cancellable (without material penalty, cost or other liability) within one hundred eighty (180) days;

           (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of One Million Dollars ($1,000,000).

          (iii) contracts containing covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business (other than prohibitions against engaging in business relating to specific product lines) or compete with any person, in any product line or line of business, or operate at any location;

           (iv) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party has been entitled or is reasonably expected to be entitled to share in profits or losses of the Company or its Subsidiaries;

           (v) contracts with any federal, state or local government which have a remaining term in excess of one year or are not cancellable (without material penalty, cost or other liability) within one year;

           (vi) other contract or commitment in which the Company or any of its Subsidiaries has granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory; and

          (vii) as of the date hereof any other contract the performance of which could be reasonably expected to require annual expenditures by the Company or any of its Subsidiaries in excess of One Million Dollars ($1,000,000), except for purchase orders received in the ordinary course of business consistent with past practices.

        (b) True and complete copies of the written Contracts and descriptions of verbal Contracts, if any, have been delivered or made available to MergerSub. Each of the Contracts is a valid and binding obligation of the Company and, to the Company's knowledge, the other parties thereto, enforceable against the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity. Except for the execution of this Agreement and the consummation of the transactions contemplated hereby and thereby, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Contract identified in Section 4.24 of the Disclosure Letter in response to paragraph (ii) above to accelerate, or which does accelerate, the maturity of any such indebtedness.

        (c) None of the Company or its Subsidiaries is in breach, default or violation (and no event has occurred or not occurred through the Company's action or inaction or, to the knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Contract to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    Section 4.25 PERMITS; COMPLIANCE WITH APPLICABLE LAWS AND MATERIAL AGREEMENTS. The Company and its Subsidiaries hold all material licenses, permits and authorizations necessary for the lawful conduct of its business, as now conducted, and such business is not being, and the Company and its Subsidiaries has not received any notice from any authority or person that such business has been or is being, conducted in material violation of any law, ordinance or regulation except to the extent that any such failure of conduct does not, individually or in the aggregate, constitute a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are not in conflict with, or in default or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company and its Subsidiaries or any of their respective properties is bound or affected, except to the extent that any such conflict, default or violation does not, constitute a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

    Section 4.26  INTELLECTUAL PROPERTY.

        (a) Section 4.26(a) of the Disclosure Letter sets forth, for the Intellectual Property owned by the Company, a complete and accurate list of all U.S. and foreign (i) patents and patent applications; (ii) trademark registrations (including Internet domain registrations), trademark applications, and material unregistered trademarks; (iii) copyright registrations, and material unregistered copyrights. Section 4.26(a) of the Disclosure Letter lists all Software (other than readily available commercial software programs having an acquisition price of less than $50,000) which are owned, licensed, leased, by Company, and identifies which Software is owned, licensed, or leased, as the case may be.

        (b) Section 4.26(b) of the Disclosure Letter sets forth a complete and accurate list of all agreements (whether oral or written) to which Company is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property other than (A) licenses entered into in connection with acquisitions by the Company pursuant to which the Company or any of its Subsidiaries was granted the right to use any trademark or service mark previously used in the conduct of the business of the acquired company prior to such acquisition which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (B) non-exclusive licenses to use Intellectual Property in connection with co-promotion or other marketing efforts which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) restricting the Company's rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, and including those licenses not set forth in Section 4.26(b) of the Disclosure Letter pursuant to Section 4.26(b)(i)(A) and (B) above, the "License Agreements"). The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such License Agreement. Company has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements. No royalties, honoraria or other fees are payable by Company to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

        (c) The Company owns, or has a valid right to use, free and clear of all Liens, all of the Intellectual Property. The Company is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on
    Section 4.26(b) of the Disclosure Letter.

        (d) The Intellectual Property owned by Company, to the best of Company's knowledge, and any Intellectual Property used by Company, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and, to the best of the Company's knowledge, is valid and enforceable.

        (e) There is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (i) involving the Intellectual Property owned by Company or licensed to Company, or (ii) alleging that the activities or the conduct of the Company infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party or challenging the Company's ownership, use, validity, enforceability or registrability of any Intellectual Property. There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations other than the License Agreements which (i) restrict the Company's rights to use any Intellectual Property, (ii) restrict Company's business in order to accommodate a third party's intellectual property rights, or (iii) permit third parties to use any Intellectual Property owned or controlled by the Company.

        (f) The conduct of Company's business as currently conducted or planned to be conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. No third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by Company, and no such claims, suits, arbitrations or other adversarial proceedings have been brought against any third party by the Company.

        (g) Company takes reasonable measures to protect the confidentiality of Trade Secrets, including requiring its employees and other parties having access thereto to execute written non-disclosure agreements. To the best of Company's knowledge, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement. To the best of Company's knowledge, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

        (h) No current or former partner, director, officer, or employee of Company (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property owned or used by the Company where such ownership or retention of rights would, individually or in the aggregate, constitute a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        (i) The consummation of the transaction contemplated hereby will not result in the loss or impairment of Company's right to own or use any of the Intellectual Property, nor will it require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

    Section 4.27 RELATED PARTY TRANSACTIONS. No (a) beneficial owner of 5% or more of the Company's outstanding capital stock, nor (b) officer or director of the Company or (c) any Person (other than the Company) in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) (collectively, "Related Parties") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, the Company or any of its Subsidiaries; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any of its Subsidiaries; or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any of its Subsidiaries, excluding any such contract, arrangement, understanding or agreement constituting a Plan. Following the Effective Time, except for obligations set forth in this Agreement, neither the Company nor any of its Subsidiaries will have any obligations to any Related Party except for
(i) accrued salary for the pay period commencing immediately prior to the Effective Time and (ii) the obligations set forth in the Company SEC Reports.

    Section 4.28  REAL ESTATE.

        (a) OWNED PROPERTIES. Section 4.28 of the Disclosure Letter sets forth a true, correct and complete list of all real property (including improvements thereon) owned by the Company (collectively, the "Owned Real Property"). With respect to each such parcel of Owned Real Property:
    (i) such parcel is free and clear of all encumbrances other than such encumbrances which do not materially interfere with the present use thereof;
    (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding actions, rights of first refusal or options to purchase such parcel.

        (b) LEASED PROPERTIES. Section 4.28(b) of the Disclosure Letter sets forth a true, correct and complete list of all of the leases and subleases ("Leases") and each leased and subleased parcel of real property in which the Company or any of its Subsidiaries is a tenant, subtenant, landlord or sublandlord (collectively, the "Leased Real Property") and for each Lease indicates whether or not the consent of the landlord thereunder will be required in connection with (i) the Merger, (ii) the assignment of the Leases as collateral in respect of the Financing (assuming it occurs on the terms set forth in the Financing Letters) or (iii) the other transactions contemplated by this Agreement. The Company (either directly or through a Subsidiary) holds a valid and existing leasehold or subleasehold interest or landlord or sublandlord interest as applicable, under each of the Leases described in Section 4.28(b) of the Disclosure Letter. The Company has delivered or made available to MergerSub true, correct, and complete copies of each of the Leases. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms and conditions following the Effective Time;
    (iii) neither the Company (or its applicable Subsidiary), nor to the knowledge of the Company, any other party to the Lease, is in breach or default under the Lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company (or such Subsidiary) or permit termination, modification or acceleration under the Lease by any other party thereto; (iv) the Company (or its applicable Subsidiary) has performed and will continue to perform all of its obligations under the Lease, (v) the Company has not, and to the knowledge of the Company, no third party has repudiated any provision of the Lease;
    (vi) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease other than (x) those arising in the ordinary course of business and (y) those which, individually or in the aggregate, do not constitute a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; (vii) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents previously delivered or made available to MergerSub; and (viii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

        (c) REAL PROPERTY DISCLOSURE. Except as disclosed on Section 4.28 of the Disclosure Letter, there is no Real Property leased or owned by the Company or any of its Subsidiaries that is used in their business. The Owned Real Property and Leased Real Property are referred to collectively herein as the "Real Property." To the knowledge of the Company, each parcel of Real Property is in material compliance with all existing Laws, including, without limitation, (a) the Americans with Disabilities Act, 42 U.S. C.
    Section 12102 et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, and (b) all Laws with respect to zoning, building, fire, life safety, health codes and sanitation. The Company and its Subsidiaries have received no notice of, and have no knowledge of, any condition currently or previously existing on the Real Property or any portion thereof which may give rise to any violation of any existing Law applicable to the Real Property if it were disclosed to the authorities having jurisdiction over such Real Property other than those
    (x) arising in the ordinary course of business or (y) which do not constitute, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        (d) NO PROCEEDINGS. There are no proceedings in eminent domain, condemnation or other similar proceedings pending or, to the knowledge of the Company, threatened, affecting any portion of the Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or, to the knowledge of the Company, THREATENED, relating to the ownership, lease, use, occupancy or operation by any person of the Real Property.

        (e) CURRENT USE. The current use of the Real Property does not violate in any material respect any instrument of record or agreement affecting such Real Property. There are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Governmental Authority having jurisdiction over any of the Real Property that affect such Real Property or the use or occupancy thereof other than those (x) arising in the ordinary course of business or (y) which do not, individually or in the aggregate, constitutes a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. No damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, has had or resulted in, or is reasonably likely to have or result in, a Material Adverse Effect on the Company or any of its Subsidiaries.

        (f) INSURANCE. There are currently in effect such insurance policies for the Real Property as are customarily maintained with respect to similar properties. True, correct and complete copies of all insurance policies maintained by the Company and its Subsidiaries with respect to the Real Property have been delivered or made available to MergerSub. All premiums due on such insurance policies have been paid by the Company and the Company will maintain such insurance policies from the date hereof through the Effective Time or earlier termination of this Agreement. The Company has not received and has no knowledge of any notice or request from any insurance company requesting the performance of any work or alteration with respect to the Real Property or any portion thereof. The Company has received no notice from any insurance company concerning, nor is the Company aware of, any defects or inadequacies in the Real Property, which, if not corrected, would result in the termination of insurance coverage or increase its cost.

        (g) CONDITION AND OPERATION OF IMPROVEMENTS. All buildings and other improvements included within the Real Property (the "Improvements") are, in all material respects, in good condition and repair and adequate to operate such facilities as currently used, and, to the Company's knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the current use, occupancy or operation thereof which interference would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

        (h) PERMITS. All required or appropriate certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all Governmental Authorities having jurisdiction over the Real Property, the absence of which constitute a Material Adverse Effect on the Company, have been issued to the Company to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect. The Company has delivered or made available to MergerSub true, correct and complete copies of the Real Property Permits to MergerSub. The Company has not received or been informed by a third party of the receipt by it of any notice which constitutes a Material Adverse Effect on the Company from any Governmental Authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any such action.

    Section 4.29 ASSETS. The assets and properties of the Company and its Subsidiaries, considered as a whole, constitute all of the material assets and properties which are reasonably required for the business and operations of the Company and its Subsidiaries as presently conducted. The Company and its Subsidiaries have good and marketable title to or a valid leasehold estate in, free and clear of any Liens, (i) all personal properties and assets reflected on the Company's Balance Sheet at the Balance Sheet Date (except for properties or assets subsequently sold in the ordinary course of business consistent with past practices), except as such, individually or in the aggregate, do not constitute a Material Adverse Effect on the Company.

    Section 4.30 OPINION OF FINANCIAL ADVISOR. The Special Committee and the Company have received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, the Special Committee's and the Company's financial advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the Company's stockholders (other than the Retaining Stockholders and the persons named in the Roll-over Schedule) is fair to such stockholders from a financial point of view. The written confirmation of such opinion has been provided to MergerSub.

    Section 4.31 STATE ANTI-TAKEOVER STATUTES; DELAWARE SECTION 203. The Company, the Special Committee and the Board of Directors of the Company have each taken all action required to be taken by it in order to exempt this Agreement (as it may be amended from time to time), the Voting Agreement and the transactions contemplated hereby and thereby from, and such agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of the provisions of Section 203 of the Delaware Corporate Law and other antitakeover laws and regulations of any state, including without limitation the State of Delaware. The Company has heretofore delivered to MergerSub complete and correct copies of (i) a resolution of the Special Committee and of the Board of Directors of the Company that Section 203 of Delaware Corporate Law and other antitakeover laws and regulations of any state, including without limitation the State of Delaware, are and shall be inapplicable to the Merger and the transactions contemplated by this Agreement and the Voting Agreement, as they may be amended from time to time, and (ii) the Company's certificate of incorporation, which provides that the Company elects not to be governed by
Section 203 of Delaware Corporate Law.

    Section 4.32  INTERNATIONAL TRADE LAWS AND REGULATIONS.

        (a) The Company and each of its Subsidiaries has complied and is in compliance with all Laws respecting international trade ("International Trade Laws") applicable in connection with the conduct of their respective businesses (including as the same relates to record keeping requirements), except for possible violations which do not, individually or in the aggregate, constitute a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        (b) Neither the Company nor any of its Subsidiaries is or has been the subject of any civil or criminal investigation, litigation, audit, penalty, proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, claim for additional customs duties or fees, denial orders, suspension of export privileges, governmental sanctions, or any other action, proceeding or claim by any foreign, federal, state, local or other Governmental Authority involving or otherwise relating to any alleged or actual violation of International Trade Laws or relating to any alleged or actual underpayment of customs duties, fees, taxes or other amounts owed pursuant to any International Trade Laws and, to the knowledge of the Company and its Subsidiaries, there is no basis for any of the foregoing, except for possible proceedings, claims or actions which do not, individually or in the aggregate, constitute a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        (c) Neither the Company nor any of its Subsidiaries has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

        (d) Set forth on Section 4.32 of the Disclosure Letter is a list of each foreign jurisdiction to which the Company or any of its Subsidiaries exports any products, equipment, services or technology, each foreign jurisdiction from which the Company or any of its Subsidiaries imports any products, equipment, services or technology and each foreign jurisdiction to which the Company's or any of its Subsidiaries' products, equipment, services or technology (or products of such technology) are reexported. The Company and each of its Subsidiaries has complied and is in compliance with all International Trade Laws applicable in connection with the conduct of their respective businesses (including as the same relates to recordkeeping requirements), except for possible violations which do not, individually or in the aggregate, constitute a Material Adverse Effect on the Company.

    Section 4.33 INVESTMENTS IN AFFILIATED ENTITIES. Section 4.33 of the Disclosure Letter contains a true, complete and correct schedule of all securities of Persons other than Subsidiaries ("Affiliated Entities") that are owned by the Company (or its Subsidiaries) (the "Affiliated Entity Securities"). The Affiliated Entity Securities have been validly issued, are fully paid and nonassessable and are owned by the Company (or its Subsidiaries, as the case may be) free and clear of all Liens or any other limitation or restriction (including limitations of transfer, rights of first refusal or similar rights).

    Section 4.34 NASDAQ LISTING; HOLDERS OF EQUITY SECURITIES AS OF RECORD DATE FOR MOST RECENT MEETING OF STOCKHOLDERS. As of the date hereof, all outstanding shares of the Common Stock are designated as qualified for trading as a national market security on the National Association of Securities Dealers Automatic Quotation System. As of May 7, 1999, the record date (the "Annual Meeting Record Date") for the most recent meeting of the Company's stockholders, the Company had more than 800 holders of its equity securities, within the meaning of California Corporations Code Section 2115 ("Section 2115"). The Company is not subject to the requirements of subdivision (b) of Section 2115 of the California Corporations Code.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF MERGERSUB

    MergerSub represents and warrants to the Company that:

    Section 5.1 CORPORATE EXISTENCE AND POWER. MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby (including, without limitation, the Voting Agreements). Since the date of its incorporation, MergerSub has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging any financing required to consummate the transactions contemplated hereby.

    Section 5.2 CORPORATE AUTHORIZATION. No corporate proceedings on the part of MergerSub are necessary, as a matter of law or otherwise, for the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MergerSub and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding agreement of MergerSub enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of the court before which any enforcement proceeding therefor may be brought.

    Section 5.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act;
(c) compliance with the applicable requirements of the Exchange Act;
(d) compliance with the applicable requirements of the Securities Act;
(e) compliance with any applicable Federal, foreign or state securities or Blue Sky laws; and (f) such other items the failure of which to be obtained will not constitute a Material Adverse Effect on MergerSub.

    Section 5.4 NON-CONTRAVENTION. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of MergerSub, (b) contravene, conflict with or constitute a violation of any provision of law, regulation, judgment, order or decree binding upon MergerSub, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of MergerSub or to a loss of any benefit to which MergerSub is entitled under any agreement, contract or other instrument binding upon MergerSub which constitutes a Material Adverse Effect on MergerSub.

    Section 5.5 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by MergerSub regarding MergerSub for inclusion in the Company Proxy Statement will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

    Section 5.6 FINDERS' FEES. Except for Credit Suisse First Boston and the parties providing the Financing, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of MergerSub who would be entitled to any fee or commission from MergerSub or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

    Section 5.7 FINANCING. MergerSub has delivered to the Company; (i) signed counterpart(s) of the commitment letter(s) of Goldman Sachs Credit Partners L.P., Wells Fargo Bank N.A. and Trust Company of the West, dated as of the date hereof, pursuant to which such persons have agreed, subject to the terms and conditions set forth therein, to provide up to an aggregate of $525,000,000 of debt financing to the Company in connection with the transactions contemplated hereby and for working capital of the Company; (ii) the signed commitment letter of Green Equity Investors III, LP, pursuant to which Green Equity
Investors III, LP has agreed, subject to the terms and conditions set forth in such letter, to make or cause to be made an equity investment in MergerSub of $92,500,000 and (iii) the signed commitment letter of TPG Partners III, L.P., pursuant to which TPG Partners III, L.P.

has agreed, subject to the terms and conditions set forth in such letter, to make or cause to be made an equity investment in MergerSub of $92,500,000. The foregoing commitment letters are referred to herein as the "Financing Letters". The Financing Letters are in full force and effect as of the date hereof. The funds contemplated to be provided by the Financing Letters would be sufficient to enable MergerSub and the Company to pay the full Merger Consideration as provided herein, to make all other necessary payments by it in connection with the Merger (including the repayment of certain outstanding indebtedness of the Surviving Corporation) and to pay all of the related fees and expenses (such amount of funds, the "Financing"). The Company shall use all reasonable efforts to cooperate with and assist MergerSub in obtaining the Financing.

                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

    Section 6.1 CONDUCT OF THE COMPANY. Except as otherwise specifically provided in this Agreement, without the prior written consent of MergerSub, from the date hereof to the Effective Time, the Company and each of its Subsidiaries shall carry on its business in the ordinary and usual course of business and consistent with past practices and shall use its best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material federal, state and local Permits that are required for the Company or any of its Subsidiaries to carry on its business, (iii) keep available the services of its present employees and consultants and (iv) preserve its present relationships with its employees, consultants, customers, lenders, suppliers, licensors, licensees, landlords and others having significant business relationships with it. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, without the prior written consent of MergerSub, prior to the Effective Time, the Company and each of its Subsidiaries shall not and shall not permit its Subsidiaries to:

        (a) propose or adopt any change in its certificate of incorporation or bylaws or comparable organizational documents;

        (b) (i) merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets in the ordinary course of business) or securities; (ii) waive, release, grant, or transfer any rights of value which are, individually or in the aggregate, material; (iii) modify or change in any respect any material Permit; (iv) incur, assume or prepay any indebtedness for borrowed money except in the ordinary course of business, consistent with past practices; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness of any other Person, except in the ordinary course of business consistent with past practices; (vi) mortgage, pledge or subject to any lien, charge or other encumbrance any of the Company's or its Subsidiaries' material assets, properties or business, whether tangible or intangible;
    (vii) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business, consistent with past practices; (viii) authorize any capital expenditure or expenditures not in the ordinary course of business; (ix) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; (x) enter into any contract or agreement other than in the ordinary course of business consistent with past practices that would be material to the Company and its Subsidiaries, taken as a whole; or
    (xi) amend, modify or waive in any material respects any right under any material contract of the Company or any of its Subsidiaries, except as permitted by Section 6.1(d);

        (c) enter into any new lease, sublease or other agreement in respect of the Real Property without MergerSub's prior written consent (which consent may be withheld in MergerSub's sole and absolute discretion), other than leases related to the opening of new stores entered into in the ordinary course of business consistent with past practices that are on terms consistent with the Company's past practices;

        (d) extend, renew, replace, amend, modify or alter any existing Lease (other than in the ordinary course of business and consistent with past practices in connection with new store openings and distribution center expansions) in respect of the Real Property without MergerSub's prior written consent (which consent may be withheld in MergerSub's sole and absolute discretion);

        (e) sell, contribute, assign or create any right, title or interest whatsoever in or to the Owned Real Property, or create or permit to exist thereon any lien, charge or encumbrance, or enter into any agreement to do any of the foregoing, without the prior written consent of MergerSub (which consent may be granted or withheld in MergerSub's sole and absolute discretion);

        (f) take any action that would result in any representation or warranty of the Company contained in this Agreement which are qualified as to materiality becoming untrue as of the Effective Time or any representation or warranty not so qualified becoming untrue in any material respect as of the Effective Time;

        (g) split, combine or reclassify any shares of, or declare, or set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of, Company Securities or any other securities of the Company or any of its Subsidiaries or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any other securities of the Company or any of its Subsidiaries;

        (h) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer, employee, agent, consultant or person providing management services or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements); make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether pursuant to a Plan or otherwise; or grant, issue, accelerate, pay, accrue or agree to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt or amend, any new or existing Plan; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Company shall be entitled to increase the compensation of employees and make minor modifications in personnel policies and procedures for non-officer employees, in each case in the ordinary course of business and consistent with past practices;

        (i) except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or write-off notes or accounts receivable in any material manner;

        (j) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices;

        (k) make any material Tax election or settle or compromise any material Tax liability;

        (l) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company;

        (m) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any other securities of the Company or any of its Subsidiaries or equity equivalents;

        (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

        (o) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of any Subsidiary;

        (p) permit to lapse any material Permits;

        (q) permit to lapse any registrations or applications for material Intellectual Property owned, licensed, or used by the Company; or

        (r) agree or commit to do any of the foregoing.

    Section 6.2 COMPANY STOCKHOLDERS MEETING. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called, noticed and held as promptly as practicable for the purpose of voting on the adoption of this Agreement and the Merger. In connection with the Company Stockholders Meeting, the Company will use its best efforts to obtain the necessary vote for adoption by its stockholders of this Agreement and the Merger and shall take all other action necessary or, in the reasonable opinion of MergerSub, advisable to secure any vote of stockholders required by Delaware Corporate Law to effect the Merger and will otherwise comply with all legal requirements applicable to such meeting. The Special Committee and the Board of Directors of the Company shall, unless the Special Committee or the Board of Directors of the Company, as the case may be, determines in its good faith judgment, after receiving the advice of its outside legal counsel and otherwise in accordance with the terms of this Agreement, that in order for the Special Committee or the Board of Directors of the Company, as the case may be, to comply with its fiduciary duties under applicable Law it must recommend a Superior Proposal, recommend that the stockholders of the Company approve this Agreement and the Merger.

    Section 6.3 ACCESS TO INFORMATION; RIGHT OF INSPECTION. From the date hereof until the Effective Time, the Company and each of its Subsidiaries will, during normal business hours, (i) give MergerSub, its Affiliates and their respective officers, employees, counsel, accountants, financial advisors, financing sources and other agents and representatives full access to the offices, properties, warehouses and other facilities and to all contracts, internal reports, data processing files, books and records, Federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Company, whether located on the premises of the Company, its Subsidiaries or at another location; (ii) furnish promptly to MergerSub or its Affiliates a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or regulations; (iii) permit MergerSub or its Affiliates to make such inspections as they may reasonably require; (iv) cause its officers to furnish MergerSub and its Affiliates such existing financial, operating and product data and other information with respect to the business and properties of the Company and its Subsidiaries as MergerSub or its Affiliates from time to time may reasonably request, including without limitation financial statements and schedules; (v) allow MergerSub and its Affiliates the opportunity to interview such employees and other personnel of the Company and its Subsidiaries; and (iv) otherwise instruct and cause the Company's and its Subsidiaries' employees, accountants, counsel and financial advisors to fully cooperate with MergerSub in its investigation of the business of the Company and its Subsidiaries; PROVIDED, HOWEVER, that no investigation pursuant to this

Section 6.3 or notice pursuant to Section 8.5 shall affect or be deemed to modify any representation or warranty made by the Company herein.

    Section 6.4  OTHER POTENTIAL ACQUIRERS.

        (a) Neither the Company, its Subsidiaries nor any of their respective Affiliates shall, nor shall the Company or its Subsidiaries or Affiliates authorize or permit any of their respective officers, directors, employees, representatives, legal counsel, financial advisors or other agents to, directly or indirectly, encourage, solicit, initiate, or engage in discussions or negotiations with or provide any non-public information to any person or group (other than MergerSub or its Affiliates or any designees of MergerSub or its Affiliates), or take any action designed to facilitate any inquiries or the making of any proposal with respect to, any Third Party Acquisition; and neither the Company nor any Subsidiary or Affiliated Entity shall enter into any agreement with respect to a Third Party Acquisition; PROVIDED, HOWEVER, that nothing contained in this Section 6.4(a) shall prevent the Special Committee or the Board of Directors of the Company from
    (i) taking and disclosing to the Company's stockholders a position as required by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer, PROVIDED, THAT such disclosure states that no action will be taken by the Special Committee or the Board of Directors of the Company or any other committee thereof, as applicable, in violation of this Section 6.4; and (ii) if it receives a written unsolicited expression of interest from a Person relating to the submission by such Person of a Superior Proposal, supplying to and receiving non-public information from such Person (subject to a customary confidentiality agreement which expressly permits the Company to fulfill its obligations set forth in the last sentence of this Section 6.4(a)), in response to such unsolicited Third Party Acquisition proposal as, and to the extent that, the Special Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment, after consultation with outside legal counsel, (A) such action is required in order to comply with its fiduciary duties under applicable Law, and (B) there is a reasonable prospect that such expression of interest will result in a Superior Proposal from such Person, PROVIDED, THAT, after consultation with outside legal counsel, the Company may conduct such discussions and negotiations as it believes are necessary in light of the fiduciary duties of the Special Committee and the Board of Directors of the Company concerning such unsolicited Third Party Acquisition proposal. The Company shall immediately terminate any pending discussion regarding any Third Party Acquisition (other than with MergerSub or its Affiliates or any designees of MergerSub or its Affiliates) and shall promptly notify MergerSub of (i) any inquiries or proposals received by, any non-public information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company or any of its Subsidiaries or Affiliated Entities, (ii) any inquiries or proposals known by the Company to have been received by, any non-public information known by the Company to have been requested from, or any negotiation or discussions known by the Company to have been sought to be initiated or continued with, the Company or any of its Affiliates or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than MergerSub and its representatives and Affiliates) with respect to a Third Party Acquisition, and (iii) the terms thereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Third Party Acquisition, and the Company agrees to promptly update MergerSub on an ongoing basis of the status thereof, including furnishing copies of any such written inquiries or offers.

        (b) Except as set forth in this Section 6.4(b), neither the Special Committee nor the Board of Directors of the Company shall withdraw or modify its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby or approve or recommend, or cause or allow the Company or any Subsidiary to enter into any agreement with respect to, any Third Party Acquisition. If the Special Committee or the Board of Directors of the Company, by a majority disinterested vote determines in its good faith judgment after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable Law, the Special Committee or the Board of Directors of the Company, as applicable, may, in the event that it receives a Superior Proposal and in response thereto, (x) withdraw its recommendation of the transactions contemplated hereby or (y) approve or recommend such Superior Proposal but in each case only (i) after providing written notice to MergerSub (a "Notice of Superior Proposal") advising MergerSub that the Special Committee or the Board of Directors of the Company, as applicable, has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) the Special Committee or the Board of Directors of the Company, as applicable, by a majority disinterested vote determines in its good faith judgment (after receipt of written advice of a financial adviser of nationally recognized reputation consistent with such determination and consultation with outside legal counsel) that any transaction proposed by MergerSub is not at least as favorable to the Company's stockholders (other than the Retaining Stockholders) as the Superior Proposal; PROVIDED, HOWEVER, that (I) no action specified in clause (x) or (y) above shall be taken until the sixth Business Day after receipt of a Notice of Superior Proposal by MergerSub and (II) the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 10.1 and the Company has paid all amounts due to MergerSub pursuant to Section 10.2. Nothing contained in this Section 6.4(b) shall prevent the Special Committee or the Board of Directors of the Company from
    (i) taking and disclosing to the Company's stockholders a position as required by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer, PROVIDED, THAT such disclosure states that no action will be taken by the Special Committee or the Board of Directors of the Company in violation of this Section 6.4, or
    (ii) disclosing the fact that the Special Committee or the Board of Directors, as applicable, has received a proposal for a Third Party Acquisition and the terms of such proposal, if the Special Committee or the Board of Directors of the Company, as applicable, determines, after consultation with outside legal counsel, that it is compelled to make such disclosure in order to comply with its fiduciary duties under applicable law or with federal securities laws.

        (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "PERSON" as such term is defined in Section 13(d)(3) of the Exchange Act) other than MergerSub (a "Third Party"); (ii) the acquisition by a Third Party of any material portion of the assets of the Company and its Subsidiaries taken as a whole; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Common Stock or the issuance by the Company of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by this Agreement; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its Subsidiaries of more than fifteen percent (15%) of the outstanding Shares; or (vi) the acquisition by the Company or any of its Subsidiaries by merger, joint venture or otherwise of any person, or any purchase of stock or assets or acquisition of any direct or indirect ownership interest or investment in any business such that, after such acquisition, the Company and its Subsidiaries' interest or investment in such business's annual revenues, net income or assets is greater than or equal to fifteen percent (15%) of the annual revenues, net income or assets of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide written unsolicited proposal to acquire, by merger or otherwise, directly or indirectly for consideration consisting of cash and/or securities more than fifty percent (50%) of the Shares then outstanding or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole (in either case, with funding that is at least as committed as the funding commitments in the Financing Letters), and otherwise for a consideration with a value higher than the Merger Consideration and on terms and conditions that the Special Committee or the Board of Directors of the Company, as applicable, by a majority disinterested vote determines in its good faith judgment (after receipt of written advice of a financial advisor of nationally recognized reputation consistent with such determination and consultation with outside legal counsel) (i) is capable of being so funded, and (ii) would, if consummated provide a higher value to the Company's stockholders (excluding the Retaining Stockholders) from a financial point of view than the transactions contemplated hereby and by any alternative transaction proposal made by MergerSub pursuant to
    Section 6.4(b) hereof; PROVIDED, HOWEVER, that such proposal or offer shall not be deemed to be a "Superior Proposal" unless the Special Committee or the Board of Directors of the Company, as applicable, reasonably determines that such proposal is reasonably likely to be consummated in accordance with its terms and that the financing required to consummate the transaction contemplated by such proposal or offer is capable of being, and is reasonably likely to be, obtained.

    Section 6.5 RESIGNATION OF DIRECTORS. Prior to the Effective Time, the Company shall deliver to MergerSub evidence satisfactory to MergerSub of the resignation of all directors of the Company effective as of the Effective Time.

    Section 6.6 WARN ACT. The Company shall not, at any time prior to the Effective Time, without the written consent of MergerSub and without complying fully with the notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), effectuate (1) a "plant closing" as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company; or (2) a "mass layoff" as defined in the WARN Act affecting any site of employment of the Company; or any similar action under applicable state or foreign law requiring notice to employees in the event of a plant closing or layoff.

    Section 6.7 LEASE CONSENTS. Notwithstanding the provisions of Section 8.2 below, the Company hereby covenants and agrees to use its reasonable best efforts to obtain the Minimum Lease Consents.

                                  ARTICLE VII
                             COVENANTS OF MERGERSUB

    Section 7.1 DIRECTOR AND OFFICER LIABILITY. The Surviving Corporation shall honor all of the Company's obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Delaware General Corporate Law and the Company's certificate of incorporation and bylaws in effect on the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect from the Effective Time until six
(6) years after the Effective Time; PROVIDED, HOWEVER, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained the current policies of officers' and directors' liability insurance maintained by the Company (the "Current Policies") (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable (the "Replacement Policies")) in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by such Current Policies; PROVIDED, HOWEVER, that in no event will the Surviving Corporation be required to expend, per annum, in excess of 250% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 250% of such annual premium); PROVIDED, FURTHER, that if the annual premium required to provide the foregoing insurance exceeds 250% of the annual premium currently paid by the Company, the Company shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director of the Company who desires to be covered by the Current Policies may so elect and shall be covered by the Current Policies so long as such former officer or director pays the portion of the premium for such Current Policies in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this
Section 7.1.

                                  ARTICLE VIII
                     COVENANTS OF MERGERSUB AND THE COMPANY

    The parties hereto agree that:

    Section 8.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each party shall also refrain from taking, directly or indirectly, any action which would impair such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company shall use its reasonable best efforts to (i) take all action necessary or desirable so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Each of the Company and MergerSub will use their reasonable best efforts to exempt the Company, the Surviving Corporation, this Agreement and the transactions contemplated hereby from the applicability and provisions of Section 2115 of the California Corporations Code. The Company shall deliver to MergerSub, within ten Business Days of the date hereof, a complete list of the Company's Leases as of the date hereof, and any amendments to such Leases.

    Section 8.2 CONSENTS AND APPROVALS. The Company and MergerSub shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement. Each of the Company and MergerSub will, and will cause its respective Subsidiaries, if any, to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, approval, waiver, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by the Company, MergerSub, or any of their respective Subsidiaries, if any, in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

    Section 8.3  CERTAIN FILINGS.

        (a) SECURITIES LAWS. The Company and MergerSub shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities laws, and under any applicable state securities or Blue Sky Laws in connection with the Merger and the other transactions contemplated hereby, including, without limitation, the Company Proxy Statement, the Schedule 13E-3 and any other filings that may be required in connection with the Financing and the Offering Documents.

        (b) COMPANY PROXY STATEMENT; SCHEDULE 13E-3. In connection with the Merger and the Company Stockholders Meeting, the Company shall prepare and file with the SEC the Company Proxy Statement and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the Merger and the other transactions contemplated by this Agreement and shall use its best efforts to respond to the comments of the SEC and to cause the Company Proxy Statement to be mailed to the Company's stockholders, all as promptly as practicable; PROVIDED, HOWEVER, that prior to the filing of the Company Proxy Statement and the Schedule 13E-3, the Company shall consult with MergerSub with respect to such filings and shall afford MergerSub reasonable opportunity to comment thereon. MergerSub shall provide the Company with any information for inclusion in the Company Proxy Statement and the
    Schedule 13E-3 which may be required under applicable law and which is reasonably requested by the Company. The Company shall promptly notify MergerSub of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or the
    Schedule 13E-3 or for additional information, and will promptly supply MergerSub with copies of all correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Company Proxy Statement, the
    Schedule 13E-3 or the Merger. If at any time prior to the Company Stockholder Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement or the Schedule 13E-3, the Company will promptly inform MergerSub. In such case, the Company, with the cooperation of MergerSub, will, upon learning of such event, promptly prepare and mail such amendment or supplement; PROVIDED, HOWEVER, that prior to such mailing, the Company shall consult with MergerSub with respect to such amendment or supplement and shall afford MergerSub reasonable opportunity to comment thereon. The Company will notify MergerSub at least 48 hours prior to the mailing of the Company Proxy Statement, or 24 hours prior to the mailing of any amendment or supplement thereto, to the stockholders of the Company.

        (c) PROVIDED INFORMATION. The information supplied by each of the Company and MergerSub for inclusion in any filing with the SEC, including, but not limited to, the Company Proxy Statement and the Schedule 13E-3, shall not, in the case of the Schedule 13E-3 as of the date thereof, the date of any amendment thereto, and as of the Effective Time, and in the case of the Company Proxy Statement, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, as of the time of the Company Stockholders Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in circumstances when made, or necessary in order to make the statements therein not misleading.

    Section 8.4 HSR ACT. The Company and MergerSub shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with antitrust matters.

    Section 8.5 ADVICE OF CHANGES. The Company and MergerSub shall promptly give notice to the other party upon becoming aware of any representation or warranty of the Company or MergerSub contained in this Agreement which is qualified as to materiality becoming untrue or inaccurate or, which is not qualified as to materiality, becoming untrue or inaccurate in any material respect or the failure by the Company or MergerSub to timely comply with or satisfy any material covenant or agreement to be complied with or satisfied by it under this Agreement and shall use its reasonable best efforts to prevent or promptly remedy same. No notice given hereunder shall affect or be deemed to modify any representation or warranty made by the Company or MergerSub herein.

    Section 8.6 FINANCING. MergerSub shall use commercially reasonable efforts to obtain the Financing, on terms reasonably acceptable to MergerSub, prior to the Terminal Date, PROVIDED, HOWEVER, that the terms of the Financing Letters as of the date hereof shall be deemed to be acceptable to MergerSub. The Company agrees to provide, and will use commercially reasonable efforts to cause its Subsidiaries, its officers, employees, representatives and advisors, including legal and accounting, to provide, all necessary cooperation reasonably requested by MergerSub in connection with the

Financing, including, without limitation, using commercially reasonable efforts to cause (a) appropriate officers and employees to be available on a customary basis for "road show" appearances and the preparation of disclosure documents in connection therewith and (b) its independent accountants and counsel to provide assistance to MergerSub for fees consistent with the Company's existing arrangements with such accountants and counsel.

    Section 8.7 RECAPITALIZATION. Each of the Company and MergerSub shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including but not limited to the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and the SEC, and each of the Company and MergerSub agrees that it shall take no action that would reasonably be likely to cause such accounting treatment not to be obtained.

    Section 8.8 PUBLIC ANNOUNCEMENTS. MergerSub and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation.

    Section 8.9 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    Section 8.10 NOTICES OF CERTAIN EVENTS. Each of the parties hereto shall promptly notify the other party of:

        (i) the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (ii) the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

        (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of such party's knowledge threatened against, or affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

    Section 9.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company and MergerSub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

        (a) This Agreement shall have been approved and adopted in accordance with the Delaware Corporation Law by the affirmative vote of the holders of a majority of the outstanding Common Shares;

        (b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

        (c) No provision of any applicable Law and no judgment, order, decree or injunction shall prohibit or restrain the consummation of the Merger; provided, however, that the Company and MergerSub shall each use their reasonable best efforts to have any such judgment, order, decree or injunction vacated.

    Section 9.2 CONDITIONS TO THE OBLIGATIONS OF MERGERSUB. The obligations of MergerSub to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

        (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement which are qualified as to materiality shall be true and all representations and warranties not so qualified shall be true in all material respects on the date hereof and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time and MergerSub shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect;

        (b) There shall not be pending (i) any action or proceeding by any Governmental Authority or (ii) any action or proceeding by any other Person, in any case referred to in clauses (i) and (ii), before any court or Governmental Authority that has reasonable likelihood of success seeking
    (w) to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages, (x) to restrain or prohibit MergerSub's (including its Affiliates) ownership or operation of all or any material portion of the business or assets of the Surviving Corporation or the Company or any of their Subsidiaries or Affiliated Entities, or to compel MergerSub or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation or the Company or any of their Subsidiaries, (y) to impose or confirm material limitations on the ability of MergerSub or any of its Affiliates to effectively control the business or operations of the Surviving Corporation or the Company or any of their Subsidiaries or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by MergerSub or any of its Affiliates on all matters properly presented to the Company's stockholders, or (z) to require divestiture by MergerSub or any of its Affiliates of any material amount of Shares, and no court, arbitrator or Governmental Authority shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the sole judgment of MergerSub is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (w) through (z); PROVIDED, HOWEVER, that MergerSub shall use its reasonable efforts to have any such judgment, order, decree or injunction vacated;

        (c) The Company shall have obtained the Minimum Lease Consents and all consents, approvals, authorizations and permits required to be obtained prior to the consummation of the Merger from any third party in connection with this Agreement, the Merger and the other transactions contemplated hereby including, without limitation, the Financing (assuming it occurs on the terms set forth in the Financing Letters).

        (d) The Financing and the retirement of all of the Company's and its Subsidiaries' indebtedness and the release of any related Liens shall have been consummated on terms acceptable to MergerSub, PROVIDED, HOWEVER, that the terms of the Financing Letters as of the date hereof shall be deemed to be acceptable to MergerSub.

        (e) The aggregate number of Shares of the Company at the Effective Time, the holders of which have demanded purchase of their shares from the Company in accordance with the provisions of Section 262 of the Delaware Corporate Law, shall not equal 10% or more of the Shares of the Company outstanding as of the record date for the Company Stockholder Meeting;

        (f) No change in accounting practices or policies after the date hereof shall cause MergerSub (after consultation with its accountants) to conclude that the Merger will not be recorded as a recapitalization for financial reporting purposes;

        (g) The SEC shall not object (or, if the SEC so objects, shall not have withdrawn such objection) to the treatment of the transactions contemplated hereby as a recapitalization for accounting purposes.

        (h) Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes a Material Adverse Effect on the Company.

    Section 9.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following further condition:

        (a) MergerSub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of MergerSub contained in this Agreement which are qualified as to materiality shall be true and all representations and warranties not so qualified shall be true in all material respects on the date hereof and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time and the Company shall have received a certificate signed by the President or any Vice President of MergerSub to the foregoing effect.

        (b) The Company shall have received the opinion of a firm of nationally recognized reputation in such area to the effect that as of the Closing Date, after giving effect to the transactions contemplated hereby, including the Financing, the Company will not be insolvent or unable to pay its debts as they mature, and will not have unreasonably small capital. Such opinion shall be in form and substance similar to the opinion to such effect provided by a firm of nationally recognized reputation in such area to the lenders referred to in the Financing Letters, and otherwise as reasonably acceptable to the Company.

                                   ARTICLE X
                                  TERMINATION

    Section 10.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

        (a) By mutual written consent of the Company on the one hand and MergerSub on the other hand;

        (b) By either the Company or MergerSub, if the Merger has not been consummated on or prior to (the "Terminal Date") the earlier of
    (x) November 1, 2000, and (y) the later of (i) September 30, 2000, provided that such date shall be extended by one Business Day for each Business Day beyond 10 calendar weeks that pass between the date of the initial filing with the SEC of the Company Proxy Statement and the date the SEC advises the Company that it has completed its review of the Company Proxy Statement such that the Company may deliver definitive copies of the Company Proxy Statement to its stockholders; and (ii) the date 45 days after the SEC notifies the Company that it has completed its review of the Company Proxy Statement such that the Company may deliver definitive copies of the Company Proxy Statement to its stockholders; PROVIDED, HOWEVER, that neither party shall have the right to terminate this Agreement if such party seeking to terminate this Agreement pursuant to this Section 10.1(b) is then in breach of any of its representations, warranties or obligations which are qualified as to materiality, or is then in breach in any material respect of any of its representations, warranties or obligations which are not so qualified;

        (c) By either the Company or MergerSub, if MergerSub (in the case of termination by the Company) or the Company (in the case of termination by MergerSub) shall have breached any of its covenants or obligations under this Agreement which are qualified as to materiality, or breached in any material respect any of its covenants or obligations under this Agreement which are not so qualified, or any representation or warranty of MergerSub (in the case of termination by the Company) or of the Company (in the case of termination by MergerSub) shall have been incorrect as to those which are qualified as to materiality or incorrect in any material respect as to those which are not so qualified, when made or at the Effective Time, PROVIDED, HOWEVER, that the party terminating pursuant to this Section 10.1 (c) shall not be, at the time of such termination, in material breach of any of its covenants or obligations hereunder;

        (d) By either the Company or MergerSub, if any court of competent jurisdiction in the United States or other United States federal or state Governmental Authority shall have issued a final order, decree or ruling, or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; PROVIDED, THAT, the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such order, decree, ruling or other action.

        (e) By MergerSub (i) if prior to the consummation of the Merger, the Special Committee or the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to MergerSub its approval or recommendation of this Agreement or the Merger or shall have recommended or approved a Third Party Acquisition or, when required by applicable law, failed to take a position with respect thereto; or (ii) if there shall have occurred a Third Party Acquisition or the Company shall have entered into an agreement to effect a Third Party Acquisition; or
    (iii) if the Company, or any of the Company's Affiliates, or any of their respective officers, directors, employees, representatives, legal counsel, financial advisors or other agents, shall have breached any of the provisions of Section 6.4 hereof; or (iv) if prior to the consummation of the Merger, the Company shall have breached any of its obligations under Sections 6.2, 8.6 or 8.7 hereof or breached any of its obligations under
    Section 6.3 hereof in any material respect;

        (f) By the Company if the Company simultaneously enters into a definitive agreement for a Superior Proposal in accordance with, and has otherwise complied with the terms of, Section 6.4 hereof, provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it makes payment of the Termination Fee; or

        (g) By either the Company or MergerSub if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement is voted upon, the requisite stockholder vote in favor of the adoption of this Agreement shall not have been obtained.

    The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (g) shall give written notice of such termination to the other party in accordance with Section 11.1 hereof.

    Section 10.2  TERMINATION FEE.

        (a) Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to either of Sections 10.1(e)(i), (ii) or 10.l(f), then the Company shall immediately pay to MergerSub a break-up fee of $11,000,000 (the "Termination Fee"). In addition, (i) if this Agreement is terminated pursuant to Section 10.1(e)(iv) or 10.1(g) then in the event that, after the date hereof and prior to such termination, either (A) a Third Party Acquisition occurs, or (B) any Third Party shall have made, proposed, communicated or disclosed an intention to make a proposal with respect to a Third Party Acquisition then the Company shall immediately pay to

    MergerSub the Termination Fee; or (ii) if this Agreement is terminated pursuant to Section 10.1(e)(iii) and within eighteen (18) months following the termination of this Agreement (A) a Third Party Acquisition occurs or
    (B) the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to a Third Party Acquisition, then the Company shall immediately pay to MergerSub the Termination Fee upon the first to occur of any of the events specified in clause (A) or (B) of this clause (ii).

        (b) The Company shall pay, or reimburse MergerSub, within two Business Days of submission of one or more statements therefor, accompanied by reasonable supporting documentation, for the amount of all out of pocket costs, fees and expenses reasonably incurred by any of them or on their behalf arising out of, in connection with, or related to this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, HSR Act and other filing fees, fees and expenses of printers, accountants, financial advisors, attorneys, consultants and appraisers, or any Person providing or proposing to provide any portion of the Financing, as well as commitment and other fees, charges and expenses of any such Person) (the "Expenses"); if this Agreement is terminated by MergerSub pursuant to Section 10.1(c), PROVIDED, THAT, the Company's aggregate payments and reimbursements pursuant to this
    Section 10.2(b) shall in no event exceed $3,000,000.

    Section 10.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant contained in this Agreement and except that the agreements contained in Sections 10.2, 10.3, 11.1, 11.4 and 11.7 shall survive the termination hereof.

                                   ARTICLE XI
                                 MISCELLANEOUS

    Section 11.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to MergerSub, to:

       BD Recapitalization Corp.
       c/o Leonard Green & Partners, L.P.
       11111 Santa Monica Blvd., Suite 2000
       Los Angeles, CA 90025
       Attention: Mr. John G. Danhakl
       Telephone: (310) 954-0444
       Facsimile: (310) 954-0404

       and

       c/o Texas Pacific Group
       345 California Street, Suite 3300
       San Francisco, CA 94104
       Attention: Jonathan Coslet
       Telephone: (415) 743-1500
       Facsimile: (415) 743-1501
       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       300 South Grand Avenue, Suite 3400
       Los Angeles, California 90071-3144
       Attention: Nicholas P. Saggese, Esq.
       Telephone: (213) 687-5000
       Facsimile:   (213) 687-5600

       and

       Cleary, Gottlieb, Steen & Hamilton
       One Liberty Plaza
       New York, New York 10006
       Attention: David Leinwand, Esq.
       Telephone: (212) 225-2000
       Facsimile: (212) 225-3999

       if to the Company, to:

       Petco Animal Supplies, Inc.
       9125 Rehco Road
       San Diego, CA 92121-2270
       Attention: Mr. Brian Devine
       Telephone: (858) 453-7845
       Facsimile: (858) 638-2197

       with a copy to:

       Gibson, Dunn & Crutcher LLP
       333 South Grand Avenue
       Los Angeles, California 90071
       Attention: Andrew E. Bogen, Esq.
       Telephone: (213) 229-7000
       Facsimile: (213) 229-7520

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (ii) if given by any other means when delivered at the address specified in this Section 11.1.

    Section 11.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive until (but not beyond) the Effective Time. This Section 11.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    Section 11.3  AMENDMENTS AND WAIVERS.

        (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by each party, in the case of an amendment by the Company and MergerSub, or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED, HOWEVER, that after the adoption of this Agreement by the stockholders of the Company, there shall be no amendment that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

        (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

    Section 11.4 EXPENSES. Except as provided in Sections 6.4 and 10.2 all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    Section 11.5 SUCCESSORS AND ASSIGNS; ASSIGNMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that MergerSub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Green Equity Investors III, LP, or TPG Partners III, L.P., or to any, direct or indirect, wholly owned subsidiary of either of them.

    Section 11.6 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

    Section 11.7 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    Section 11.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    Section 11.9 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

    Section 11.10 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Section 7.1, is not intended to confer upon any Person other than the parties any rights or remedies.

    Section 11.11 "KNOWLEDGE". As used in Article IV hereof, all references to the knowledge of the Company shall refer to the actual knowledge of the officers and directors, regional managers and other employees with relevant compliance responsibility, of the Company.

                                   SIGNATURES

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          PETCO ANIMAL SUPPLIES, INC.

                                          By: /s/ BRIAN K. DEVINE
                                          --------------------------------------
                                          Name: Brian K. Devine
                                          Title: Chief Executive Officer

                                          BD Recapitalization Corp.

                                          By: /s/ JOHN G. DANHAKI
                                          --------------------------------------
                                          Name: John G. Danhakl
                                          Title: President

                                                                      APPENDIX B

                  [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE]

                                              May 17, 2000

Special Committee of Independent Directors
PETCO Animal Supplies, Inc.
9125 Rehco Road
San Diego, CA 92121-2270

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the public stockholders of PETCO Animal Supplies, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of May 17, 2000 (the "Agreement"), by and between BD Recapitalization Corp. ("MergerSub") and the Company, pursuant to which MergerSub will be merged (the "Merger") with and into the Company.

    Pursuant to the Agreement, each share of common stock of the Company, except shares held by the Retaining Stockholders (as defined in the Agreement) and persons named in the Roll-over Schedule in the Agreement as described in the Agreement, will be converted into the right to receive $22.00 per share in cash.

    In arriving at our opinion, we have reviewed the draft dated May 15, 2000 of the Agreement and certain financing commitment letters. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning January 30, 2000 and ending January 2005 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood

Special Committee of Independent Directors
PETCO Animal Supplies, Inc.
Page 2                                                              May 17, 2000

that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for Leonard Green & Partners and Texas Pacific Group, who are each beneficial owners of MergerSub, in the past and has been compensated for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the holders, other than Retaining Stockholders and holders of shares listed in the Roll-over Schedule, of the Company's common stock pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                                       Very truly yours,

                                                       DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION

                                                       By:              /s/ JEFFREY RAICH
                                                            -----------------------------------------
                                                                          Jeffrey Raich
                                                                        MANAGING DIRECTOR

                                                                      APPENDIX C

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

    262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (OR DEPOSITORY RECEIPTS IN RESPECT THEREOF) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX A
                          PETCO ANIMAL SUPPLIES, INC.
                                9125 REHCO ROAD
                          SAN DIEGO, CALIFORNIA 92121

                        SPECIAL MEETING OF STOCKHOLDERS
                 PETCO ANIMAL SUPPLIES, INC.            , 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Brian K. Devine and James M. Myers, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of PETCO Animal Supplies, Inc. which the undersigned is entitled to vote at the special meeting
of stockholders to be held on             , 2000 at   :00 a.m. local time or any
adjournment or postponement thereof, upon the matter set forth in the Notice of
Special Meeting dated             , 2000, and the related proxy statement,
copies of which have been received by the undersigned, and in their discretion upon any adjournment or postponement of the meeting.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

        PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD AS SOON AS POSSIBLE.
                Please Detach and Mail in the Envelope Provided

/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

1. To approve and adopt the Agreement and Plan of Merger, dated as of May 17, 2000, by and between PETCO and BD Recapitalization Corp., and the transactions contemplated by the merger agreement, pursuant to which BD Recapitalization Corp. will be merged into PETCO.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

THIS PROXY WILL BE CONSIDERED A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID REPLY ENVELOPE.

                                             ___________________________________
                                                 SIGNATURE OF STOCKHOLDER

                                           DATE ________________________________

                                           _____________________________________
                                                 SIGNATURE IF HELD JOINTLY

                                           DATE ________________________________

                                           NOTE: (Please sign exactly as name(s)
                                           appear(s) hereon. Joint tenants
                                           should each sign. Persons signing as
                                           executor, administrator, trustee,
                                           guardian, etc. will please so
                                           indicate when signing.)